Exhibit 2.1

[***] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) is the type that the registrant customarily and actually treats as private or confidential.

TRANSACTION AGREEMENT

dated as of October 22, 2025

among

Alkermes plc

and

Avadel Pharmaceuticals plc

TABLE OF CONTENTS

i

ii

Section 10.13	Governing Law and Jurisdiction	96
Section 10.14	Third-Party Beneficiaries	97
Section 10.15	Waiver of Claims Against Financing Sources	98
Section 10.16	Non Survival of Representations and Warranties	98

Exhibits

Exhibit A            Form of CVR Agreement

iii

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of October 21, 2025, is by and among Alkermes plc, an Irish public limited company with registered number 498284 having its registered office at Connaught House, 1 Burlington Road, Dublin 4, Ireland D04 C5Y6 (“Parent”) and Avadel Pharmaceuticals plc, an Irish public limited company with registered number 572535 having its registered office at 10 Earslfort Terrace, Dublin 2, Ireland (the “Company”).

WHEREAS, Parent has agreed to make a proposal to acquire the Company on the terms set out in the Rule 2.7 Announcement;

WHEREAS, this Agreement sets out certain matters relating to the conduct of the Acquisition that have been agreed by the Parties; and

WHEREAS, the Parties intend that the Acquisition will be implemented by way of the Scheme, although this may, subject to the consent (where required) of the Panel, be switched to a Takeover Offer in accordance with the terms set out in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

Article I

INTERPRETATION

Section 1.1            Definitions.

As used in this Agreement the following words and expressions have the following meanings:

“Acquisition” means the proposed acquisition by Parent of the entire issued, and to be issued, ordinary share capital of the Company in accordance with the terms of this Agreement, to be effected by means of the Scheme or, should Parent elect, subject to the terms of this Agreement and the consent of the Panel (if required), a Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time, subject to the consent of the Panel and the High Court (if required)), including the settlement by Parent of the aggregate Scheme Consideration payable pursuant to the Scheme or the Takeover Offer, in each case, as described in the Rule 2.7 Announcement and provided for in this Agreement.

“Act” means the Companies Act 2014 of Ireland, all enactments which are to be read as one with, or construed or read together as one with, the Act and every statutory modification and reenactment thereof for the time being in force.

“Acting in Concert” shall have the meaning given to that term in the Takeover Panel Act.

“Actions” means any civil, criminal or administrative actions, litigations, arbitrations, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlement or enforcement actions by, from or before any Governmental Entity.

“Affiliate” means, in relation to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise and the terms “controlled” and “controlling” shall have correlative meanings).

“Alternative Financing” has the meaning ascribed to it in Section 7.6(b).

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or the substantial lessening of competition.

“Bribery Legislation” means all and any of the following: the FCPA; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant Law in England and Wales relating to bribery or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the United Kingdom Bribery Act of 2010; the Proceeds of Crime Act 2002; the relevant Laws in Ireland relating to bribery or corruption including the Criminal Justice (Corruption Offences) Act 2018 of Ireland; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws or anti-bribery, anti-corruption or anti-money laundering Laws of any jurisdiction in which the Company Group operates.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks in Dublin, Ireland or in New York, USA are authorized or required by applicable Law to be closed.

“Cap” means an amount equal to one percent (1%) of the aggregate value of the total Cash Consideration payable with respect to the Company Shares in connection with the Acquisition (excluding, for clarity, any interest in such share capital of the Company held by Parent or any Concert Parties of Parent) as ascribed by the terms of the Acquisition as set out in the Rule 2.7 Announcement.

“Cash Consideration” means $18.50 in cash per Company Share.

“Clearance Date” means the Business Day next succeeding the date upon which the later occurring of (i) the Panel confirming that (x) it has no comments on the Proxy Statement or the Scheme Document or (y) its comments on the Proxy Statement or the Scheme Document have been adequately responded to or resolved and (ii) in respect of the SEC, (x) the SEC review period has expired with no comments or (y) the SEC confirming that its comments on the Proxy Statement have been adequately responded to or resolved.

“Clearances” means all consents, clearances, approvals, permissions, licenses, variances, exemptions, authorizations, acknowledgements, permits, nonactions, Orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Governmental Entity in connection with the implementation of the Scheme or the Acquisition.

“Code” means the United States Internal Revenue Code of 1986.

“Company Alternative Proposal” means any indication of interest, proposal or offer (including non-binding proposals or offers) from any Person or Group, other than Parent and its Subsidiaries or any of its Concert Parties, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or any of its Subsidiaries (including equity securities of Subsidiaries) equal to twenty percent (20%) or more of the consolidated assets of the Company, or to which twenty percent (20%) or more of the revenues or earnings of the Company on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, (ii) direct or indirect acquisition (including by scheme of arrangement or takeover offer) or issuance (whether in a single transaction or a series of related transactions) of twenty percent (20%) or more of any class of equity or voting securities of the Company, (iii) scheme of arrangement, tender offer, takeover offer or exchange offer that, if consummated, would result in a Person or Group beneficially owning twenty percent (20%) or more of any class of equity or voting securities of the Company or (iv) scheme of arrangement, merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization or similar transaction involving the Company or any of its Subsidiaries, under which a Person or Group or, in the case of clause (B) below, the shareholders or equityholders of any Person or Group would, directly or indirectly, (A) acquire assets equal to twenty percent (20%) or more of the consolidated assets of the Company, or to which twenty percent (20%) or more of the revenues or earnings of the Company on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available or (B) immediately after giving effect to such transactions, beneficially own twenty percent (20%) or more of any class of equity or voting securities of the Company or the surviving or resulting Person (including any parent Person) in such transaction.

“Company Benefit Plan” means each employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), each employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and each employment, individual consulting, compensation, salary contribution, change-in-control, bonus, incentive, equity or equity-based, phantom equity, deferred compensation, vacation, paid time off, stock purchase, stock or stock-based, severance, termination pay or indemnity, retention, employment, change of control or fringe benefit or other material benefit or compensation plan, program, policy, scheme, arrangement or agreement, whether or not written, that in each case, is sponsored, maintained or contributed to by any member of the Company Group or to which any member of the Company Group has or would reasonably be expected to have any material liability (whether current or contingent), excluding any arrangements maintained by any Governmental Entity or otherwise required by applicable Law.

“Company Board” means the board of directors of the Company.

“Company Directors” means the members of the board of directors of the Company.

“Company Employees” means the employees of the Company or any Subsidiary of the Company as of immediately prior to the Effective Time.

“Company Equity Awards” means the Company Options, Company Performance Options, Company Restricted Stock Awards, Company RSU Awards and any other Company equity-based awards granted under a Company Share Plan or otherwise.

“Company Equity Award Holder Proposal” means the proposal of Parent to the Company Equity Award Holders to be made in accordance with this Agreement (including Article IV), Rule 15 of the Takeover Rules and the terms of the Company Share Plans.

“Company Equity Award Holders” means the holders of Company Equity Awards.

“Company Equity Compensation Plans” means, collectively, the Company Share Plans and the Company ESPP.

“Company ESPP” means the Avadel Pharmaceuticals plc 2017 Employee Share Purchase Plan.

“Company Group” means the Company and its Subsidiaries.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Intervening Event” means any material event, fact, change, effect, development or occurrence arising or occurring after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Company Board as of or prior to the date of this Agreement, (ii) does not relate to any Company Alternative Proposal, (iii) does not relate to Parent or any of its Subsidiaries and (iv) does not relate to the achievement of, or failure to achieve, a Milestone (as defined in the CVR Agreement).

“Company Material Adverse Effect” means any event, change, effect, development or occurrence that, individually or together with any other event, change, effect, development or occurrence, (a) would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby (including the Acquisition) prior to the End Date or (b) has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that, solely for the purposes of clause (b), no event, change, effect, development or occurrence to the extent resulting from or arising out of any of the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (i) any changes in conditions generally affecting the industry in which the Company or any of its Subsidiaries operate, (ii) any decline, in and of itself, in the market price or change in trading volume of Company Shares (it being understood and agreed that the facts, events, developments or occurrences giving rise to or contributing to such decline or change that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (iii) any general changes in political conditions (including the imposition of new or increased trade restrictions, tariffs or trade policies) or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, including any disruption thereof, due to a Government Shutdown or otherwise, (iv) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts, events, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (v) the execution and delivery of this Agreement, the public announcement of this Agreement or the consummation of the transactions contemplated hereby, including the Acquisition, or the identity of Parent (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby (including the Acquisition)), (vi) any adoption, implementation, promulgation, repeal, modification, amendment or change of any applicable Law of or by any Governmental Entity (it being understood and agreed that any changes to the regulatory treatment of any Company Product may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (vii) any changes or prospective changes in GAAP, (viii) any outbreak or escalation of hostilities, acts of war, sabotage, terrorism or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (ix) any action taken by the Company or any of its Subsidiaries which is expressly required by this Agreement or the taking of any action at the written direction of Parent (except for any obligation to operate in the ordinary course of business), (x) any event, change, effect, development or occurrence resulting from the Company’s entry into the Settlement and License Agreement, by and between Jazz Pharmaceuticals, Inc. and Jazz Pharmaceuticals Ireland Limited, on the one hand, and Avadel CNS Pharmaceuticals and Flamel Ireland Limited, on the other hand, dated October 21, 2025 (the “Settlement Agreement”) or the performance of the Company’s or its Affiliates’ obligations required thereunder, or (xi) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions, except in the case of each of clauses (i), (iii), (vi), (vii), (viii) or (xii), to the extent that any such event, change, effect, development or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the industries in which the Company and its Subsidiaries operate, then only the incremental disproportionate adverse effect of such effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Options” means all options to purchase Company Shares, whether granted pursuant to the Company Share Plans or otherwise, other than the Company Performance Options and an option granted under the Company ESPP.

“Company Performance Options” means all options to purchase Company Shares, for which vesting is based all or partially on performance conditions that have not been achieved prior to the Effective Time, whether granted pursuant to the Company Share Plans or otherwise.

“Company Preferred Shares” means the preferred shares of the Company, nominal value $0.01.

“Company Product” means all products or product candidates that are being researched, tested, developed, labeled, handled, packaged, stored, supplied, promoted, imported, exported, commercialized, manufactured, sold, distributed, licensed, sublicensed or held for license or sublicense by any member of the Company Group and all products or product candidates, if any, with respect to which any member of the Company Group has royalty rights, including the Company’s proprietary formulations of sodium oxybate known as (i) LUMRYZ® (sodium oxybate) for extended-release oral suspension and (ii) valiloxybate, an investigational, once-at-bedtime, salt-free and artificial sweetener-free, extended-release oxybate, as licensed pursuant to a license agreement between the Company and XWPharma Ltd. as disclosed in Section 6.1(A)(t)(i)(I) of the Company Disclosure Schedule.

“Company Regulatory Agency” means any Governmental Entity with jurisdiction related to the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, labeling, storage, distribution, marketing, sale, pricing, import or export of any of the Company Products.

“Company Regulatory Permits” means authorizations, permits, approvals, clearances, licenses, certifications, and registrations (i) under the FDCA or the Public Health Service Act, (ii) under the CSA, and (iii) of any applicable Company Regulatory Agency necessary for the lawful operation of the businesses of the Company or any of its Subsidiaries.

“Company Restricted Stock Awards” means all awards of Company Shares subject to vesting restrictions or forfeiture back to the Company, whether granted pursuant to the Company Share Plans or otherwise.

“Company RSU Award” means an award of restricted share units representing the right to receive one or more Company Shares or the cash value thereof upon vesting and settlement, whether granted pursuant to the Company Share Plans or otherwise.

“Company Share Award” means an award denominated in Company Shares (including Company Restricted Stock Awards and Company RSU Awards), other than a Company Option and a Company Performance Option.

“Company Share Plans” means, collectively, the Avadel Pharmaceuticals plc 2017 Omnibus Incentive Compensation Plan, as amended, the Avadel Pharmaceuticals plc 2020 Omnibus Incentive Compensation Plan, the Avadel Pharmaceuticals plc 2021 Inducement Plan, as amended, and any other equity-based incentive plan maintained by the Company or assumed by the Company in connection with prior acquisitions.

“Company Shareholder Approval” means (i) the approval of the Scheme by a majority in number of members of each class of Company Shareholders (including as may be directed by the High Court pursuant to Section 450(5) of the Act) representing, at the relevant voting record time, at least seventy-five percent (75%) in value of the Company Shares of that class held by Company Shareholders who are members of that class and that are present and voting either in person or by proxy, at the Court Meeting (or at any adjournment or postponement of such meeting) and (ii) each of the Required EGM Resolutions being duly passed by the requisite majorities of Company Shareholders at the EGM (or at any adjournment or postponement of such meeting).

“Company Shares” means the ordinary shares of the Company, nominal value $0.01 per share.

“Company Shareholders” means the holders of Company Shares.

“Company Superior Proposal” means any bona fide, written Company Alternative Proposal (other than a Company Alternative Proposal which has resulted from a breach of Section 5.2) (with all references to “twenty percent (20%)” in the definition of Company Alternative Proposal being deemed to be references to “fifty percent (50%)”) on terms that the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, and taking into account all the terms and conditions of the Company Alternative Proposal that the Company Board reasonably considers to be appropriate (including the financial terms of the proposal, the identity of the Person making the Company Alternative Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), would result in a transaction that (i) if consummated, is more favorable to the Company Shareholders (in their capacity as such) from a financial point of view than the Acquisition (taking into account any proposal by Parent to amend the terms of this Agreement) and (ii) is reasonably capable of being completed on the terms proposed on a timely basis and (iii) for which financing, if a cash transaction (whether in whole or in part) is reasonably determined to be available by the Company Board.

“Completion” means the completion of the Acquisition.

“Concert Parties” means such Persons as are deemed to be Acting in Concert with Parent pursuant to Rule 3.3 of Part A of the Takeover Rules.

“Conditions” means the conditions to the Scheme and the Acquisition set out in paragraphs 1 through 5 of Appendix III of the Rule 2.7 Announcement, and “Condition” means any one of the Conditions.

“Confidentiality Agreement” means the letter agreement by and between the Company and Parent dated as of August 24, 2025.

“Contract” means any legally binding contract, agreement, obligation, understanding or instrument, lease, license or other legally binding commitment or undertaking of any nature.

“CSA” means the United States Controlled Substances Act, 21 U.S.C. §§ 801 et seq., and all regulations promulgated thereunder.

“Court Hearing” means the hearing by the High Court of the Petition to sanction the Scheme under Section 453 of the Act.

“Court Meeting” means the meeting or meetings of the Company Shareholders or, if applicable, the meeting or meetings of any class or classes of Company Shareholders (and, in each case, any adjournment or postponement thereof) convened by (i) resolution of the Company Board or (ii) order of the High Court, in either case, pursuant to Section 450 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment).

“Court Meeting Resolution” means the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme.

“Court Order” means the Order or Orders of the High Court sanctioning the Scheme under Section 453 of the Act.

“CVR Agreement” means that certain Contingent Value Rights Agreement by and between Parent and the Rights Agent, substantially in the form attached hereto as Exhibit A (subject to changes permitted by Section 7.10).

“CVR Consideration” means one (1) contractual contingent value right per Company Share which shall represent the right to receive certain payments pursuant to the CVR Agreement.

“Data Privacy Requirements” means, to the extent applicable to the Company or any Subsidiary, any and all: (i) Laws in any jurisdiction regulating the Processing of Personal Data by or on behalf of the Company Group, including any predecessor, successor or implementing legislation of the foregoing, and any amendments or re-enactments of the foregoing; (ii) binding obligations of any member of the Company Group concerning its Processing of Personal Data under any Contract; (iii) current and published privacy notices and privacy policies of any member of the Company Group; and (iv) binding industry standards relevant to any member of the Company Group’s Processing of Personal Data.

“DEA” means the United States Drug Enforcement Administration.

“Debt Agreement” means that certain Bridge Term Loan Credit Agreement, dated as of the date hereof, among Parent, as the TopCo Borrower, Alkermes, Inc., as the U.S. Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Sole Lead Arranger and Sole Bookrunner, and the lenders party thereto, an executed copy of which has been provided to the Company on the date of this Agreement.

“Effective Date” means the date on which the Scheme becomes effective in accordance with its terms or, if the Acquisition is implemented by way of a Takeover Offer, the date on which the Takeover Offer has become (or has been declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Documents and the Takeover Rules.

“Effective Time” means the time on the Effective Date at which the Court Order is delivered to the Registrar of Companies or, if the Acquisition is implemented by way of a Takeover Offer, the time on the Effective Date at which the Takeover Offer becomes (or is declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Documents and the Takeover Rules.

“EGM” means the extraordinary general meeting of the Company Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Scheme, expected to be held as soon as the preceding Court Meeting shall have been concluded (it being understood that if the Court Meeting is adjourned or postponed, the EGM shall be correspondingly adjourned or postponed).

“EGM Resolutions” means, collectively, the following resolutions to be proposed at the EGM: (i) an ordinary resolution to approve the Scheme and to authorize the Company Board to take all such action as it considers necessary or appropriate to implement the Scheme; (ii) a special resolution amending the Company Memorandum and Articles of Association in accordance with Section 4.4 of this Agreement (the resolutions described in the foregoing clauses (i) and (ii), the “Required EGM Resolutions”); (iii) an ordinary resolution that any motion by the Chairperson of the Company Board to adjourn or postpone the EGM, or any adjournments or postponements thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the EGM to approve the Scheme or any of the Required EGM Resolutions to be approved; and (iv) any other resolutions as the Company reasonably determines to be (A) required under applicable Laws or (B) otherwise necessary or desirable for the purposes of implementing the Acquisition as have been approved by Parent (such approval not to be unreasonably withheld, conditioned or delayed).

“End Date” means the date that is nine (9) months from the date of this Agreement, provided, that if the Completion shall not have occurred as of the End Date and all the conditions to Completion, other than Conditions 1, 2.3, 2.4 and 3.1 (including as a result of a Government Shutdown), would be satisfied if the Completion were to occur on such date, the End Date shall be automatically extended to the date that is twelve months (12) from the date of this Agreement, and such date shall be the End Date.

“Environmental Law” means each applicable Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances.

“Environmental Permits” means all consents, clearances, approvals, permissions, licenses, variances, exemptions, authorizations, acknowledgements, approvals, permits and orders of Governmental Entities required by Environmental Law for the operation of the business of the Company or any of its Subsidiaries.

“Equitable Exceptions” means (i) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general equitable principles, whether considered in a proceeding at law or equity.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock (including any ordinary shares) or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries or (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any member of the Company Group, is (or at any relevant time has or would be) treated as a single employer under Section 414 of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the United States Federal Food, Drug and Cosmetic Act of 1938, 21 U.S.C. §§ 301 et seq., and all regulations promulgated thereunder.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Financing” means debt financing provided by the Debt Agreement and any other debt financing provided by any Third Party that is necessary, or that is otherwise incurred or intended to be incurred by Parent or any of the Subsidiaries of Parent, to refinance, replace or refund the Debt Agreement and/or any existing indebtedness for borrowed money of the Company, Parent or any of their respective Subsidiaries, in each case in connection with the transactions contemplated hereby, or to fund the Cash Consideration payable by Parent in the Scheme or (as the case may be) the Takeover Offer, including the offering or private placement of debt securities or the incurrence of credit facilities.

“Financing Amounts” has the meaning ascribed to it in Section 6.2(A)(e)(i).

“Financing Information” has the meaning ascribed to it in Section 7.7(a)(ii).

“Financing Sources” means (i) the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, including the parties to any joinder agreements, commitment and engagement letters, indentures or credit agreements entered into pursuant thereto or relating thereto, and any initial purchasers, underwriters, or syndication agents in connection with any notes offering contemplated by any engagement letter, but excluding in each case, for clarity, the Parties and their Subsidiaries, (ii) the Affiliates of the Persons set forth in clause (i) above and (iii) the Representatives and the respective successors and assigns of the Persons set forth in clauses (i) and (ii) above.

“GAAP” means U.S. generally accepted accounting principles.

“Government Official” means (i) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, party official or candidate for political office or (iii) any company, business, enterprise or other entity owned or controlled by any Person described in the foregoing clause (i) or (ii) of this definition.

“Government Shutdown” means any shutdown resulting from the lack of Congressional budget appropriations, prior to the End Date, of certain United States federal government services provided by the Federal Trade Commission and Department of Justice to review the transactions contemplated by this Agreement under the HSR Act.

“Governmental Entity” means any United States, Irish or other foreign or supranational, federal, state or local government or any commission, board, body, division, political subdivision, bureau or other regulatory authority or agency thereof, and including courts and other judicial bodies, or any competition, antitrust, national security, foreign investment or supervisory body, central bank, public international organization or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, and including the Panel, the High Court, the SEC and each Company Regulatory Agency.

“Governmental Healthcare Program” means any federal healthcare program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, the United States Department of Veterans Affairs and any other healthcare reimbursement programs funded or regulated by a Governmental Entity.

“Group” means a “group” as defined in Section 13(d) of the Exchange Act.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or that is otherwise regulated by any Governmental Entity with jurisdiction over protection of the environment or natural resources, including petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

“Healthcare Laws” means any healthcare Law, including (a) the FDCA; (b) the CSA; (c) the federal Medicare statute and federal and state Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); (d) the Physician Payments Sunshine Act (42 U.S.C. § 1320a–7h); (e) the federal Anti-Kickback Statute (42 U.S.C.A § 1320a7b(b)), Stark Law (42 U.S.C.A § 1395nn), False Claims Act (31 U.S.C.A § 3729 et seq.) and state analogues and civil monetary penalties law (42 U.S.C. §§ 1320a-7a and 1320a-7b); (f) state licensing, disclosure and reporting regulatory requirements; (g) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act; (h) all applicable Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the VA Federal Supply Schedule (38 U.S.C. §8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (i) regulations regarding any advertising, marketing and promotional activities; (j) all other applicable Laws administered by the FDA and other applicable Company Regulatory Agencies, including those governing or relating to good clinical practices, good laboratory practices, good manufacturing practices, development, manufacture, approval, processing, and use of any Company Product; (k) regulations promulgated pursuant to any of the statutes in subclauses (a) through (j); and (l) any comparable non-U.S. Laws.

“High Court” means the High Court of Ireland.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any and all rights in or associated with any of the following, whether or not registered, including all rights therein and associated therewith, arising in the United States or any other jurisdiction throughout the world: (i) trademarks, service marks, brand names, certification marks, collective marks, trade names, trade dress, logos, symbols, slogans, Internet domain names, Internet account names (including social networking and media names) and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (ii) patents and pending patent applications, and all divisions, continuations, continuations-in-part, renewals, reissues and reexaminations, and any extensions thereof; (iii) works of authorship (whether or not copyrightable), registered and unregistered copyrights (including those in Software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof, including moral rights of authors, and database rights; (iv) trade secrets, rights in technology, confidential or proprietary information and other know-how, including inventions (whether or not patentable or reduced to practice), concepts, methods, processes, protocols, assays, formulations, formulae, technical, research, clinical and other data, databases, compilations, prototypes, designs, specifications, techniques, schematics, drawings, algorithms, models and methodologies (collectively, “Trade Secrets”); (v) rights in Software; and (vi) other similar types of proprietary rights or other intellectual property.

“Ireland” means Ireland, excluding Northern Ireland, and the word “Irish” shall be construed accordingly.

“Irrecoverable VAT” means in relation to any Person, any amount in respect of VAT which that Person (or a member of the same VAT Group as that Person) has incurred and in respect of which neither that Person nor any other member of the same VAT Group as that Person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with applicable VAT Laws.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation, owned by, licensed or leased to, or otherwise used by any member of the Company Group.

“knowledge” means (i) in relation to the Company, the actual knowledge, after due inquiry, of the Persons listed in Section 1.1(a)(i) of the Company Disclosure Schedule and (ii) in relation to Parent, the actual knowledge, after due inquiry of the Persons listed in Section 1.1(a)(ii) of the Company Disclosure Schedule. None of the individuals set forth in Section 1.1(a) of the Company Disclosure Schedule shall have any personal liability or obligations regarding such knowledge.

“Law” means any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, executive order or agency requirement of any Governmental Entity.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party to which any member of the Company Group receives a license, covenant not to sue or other similar rights with respect to such Intellectual Property.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset (including in each case any license to, or covenant not to sue in respect of, Intellectual Property).

“Lookback Date” means January 1, 2023.

“Nasdaq” means the Nasdaq Global Market, any successor stock exchange operated by the Nasdaq Global Market, or any successor thereto.

“Northern Ireland” means the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent).

“Organizational Documents” means memorandum of association, articles of association, articles of incorporation, certificate of incorporation, constitution, by-laws, limited liability company agreement, operating agreement or other equivalent organizational document, as appropriate.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned, whether solely or jointly, by any member of the Company Group.

“Panel” means the Irish Takeover Panel.

“Parent Board” means the board of directors of Parent.

“Parent Group” means Parent and all of its Subsidiaries.

“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that, individually or together with any other event, change, effect, development or occurrence, would be reasonably expected to prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated hereby (including the Acquisition) prior to the End Date.

“Parties” means the Company and Parent and “Party” shall mean either the Company, on the one hand, or Parent (whether individually or collectively), on the other hand (as the context requires).

“Permitted Lien” means (i) any Liens for Taxes that are either (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) any purchase money security interests, equipment leases or similar financing arrangements, (viii) any Liens which are disclosed on the Company Balance Sheet, or the notes thereto, (ix) any Liens that are not material to the Company and its Subsidiaries, taken as a whole, and (x) Liens listed and described in Section 1.1(a)(iii) of the Company Disclosure Schedule.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

“Personal Data” means any data or information relating directly or indirectly to an identified or identifiable natural person or household that constitutes ‘personal data,’ ‘personally identifiable information’ or any other such equivalent or similar defined term under relevant Laws applicable to the Company.

“Process” means the creation, collection, use, storage, recording, maintenance, distribution, transfer, transmission, receipt, import, export, access, disposal, disclosure and any other processing of Personal Data (whether electronically or in any other form or medium), and “processing” and “processed” shall be construed accordingly.

“Petition” means the petition to the High Court seeking the Court Order.

“Proxy Statement” has the meaning ascribed to it in Section 3.1(a).

“Registrar of Companies” means the Registrar of Companies in Dublin, Ireland.

“Regulatory Information Service” means a regulatory information service as defined in the Takeover Rules.

“Reimbursement Amount” means an amount equal to the documented, specific, quantifiable Third Party costs and expenses incurred, directly or indirectly, by Parent or its Subsidiaries, or on their behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including Third Party costs and expenses incurred in connection with exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, the arrangement of financing and the engagement of Third Party Representatives to assist in the process together with any Irrecoverable VAT thereon.

“Representatives” means, in relation to any Person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or other representatives of such Person.

“Resolutions” means the EGM Resolutions and the Court Meeting Resolution, which will be set out in the Scheme Document.

“Rule 2.7 Announcement” means the announcement to be made by the Parties pursuant to Rule 2.7 of the Takeover Rules in respect of the Acquisition, in the form agreed to by or on behalf of the Parties.

“Sanctioned Country” means any country or territory that currently is or in the last five (5) years has been the target of comprehensive sanctions pursuant to Sanctions Laws, including the Crimea region, Cuba, Iran, North Korea, Syria, the so-called Donetsk or Luhansk People’s Republics, or the Kherson or Zaporizhzhia regions of Ukraine.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (B) His Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council or (D) the European Union, (ii) any Person located, organized, or ordinarily resident in, organized in, or a Governmental Entity of, any Sanctioned Country and (iii) any Person which is directly or indirectly fifty percent (50%) or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).

“Sanctions Laws” means all applicable Laws concerning economic sanctions, including embargoes, export/import controls and other restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, and any applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior, including, without limitation, the Sanctions Laws of the United States, the United Kingdom, the European Union and the United Nations.

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act to effect the Acquisition pursuant to this Agreement, on such terms and in such form as is consistent with the terms agreed to by the Parties as set out in the Rule 2.7 Announcement, including any revision thereof as may be agreed between the Parties in writing, and, if required, by the High Court.

“Scheme Consideration” means (i) the Cash Consideration and (ii) the CVR Consideration.

“Scheme Document” means a document (or relevant sections of the Proxy Statement comprising the Scheme Document) (including any amendments or supplements thereto) to be distributed to Company Shareholders and, for information only, to Company Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 452 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act, the Exchange Act or the Takeover Rules and (v) such other information as the Company and Parent shall agree.

“Scheme Recommendation” means the recommendation of the Company Board that Company Shareholders vote in favor of the Resolutions.

“Scheme Record Time” shall have the meaning given to it in the Scheme.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Software” means all (i) computer programs and other software including any and all software implementations of algorithms, models, methodologies, assemblers, applets, compilers, development tools, design tools and user interfaces, whether in source code or object code form, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise and (iii) updates, upgrades, modifications, improvements, enhancements, derivative works, new versions, new releases and corrections to or based on any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person if such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to applicable Law) of such Subsidiary.

“Takeover Offer” means an offer in accordance with Section 3.6 for the entire issued share capital of the Company (other than any Company Shares beneficially owned by Parent or any member of the Parent Group (if any) and any Company Shares held by any member of the Company Group) including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Document or (as the case may be) any revised offer documents.

“Takeover Offer Document” means, if, following the date of this Agreement, Parent elects to implement the Acquisition by way of the Takeover Offer in accordance with Section 3.6, the document to be sent to Company Shareholders and others by Parent containing, among other things, the Takeover Offer, the Conditions (except as Parent determines pursuant to and in accordance with Section 3.6 not to be appropriate in the case of a Takeover Offer) and certain information about Parent and the Company and, where the context so requires, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer.

“Takeover Panel Act” means the Irish Takeover Panel Act 1997.

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules, 2022.

“Third Party” means any Person or Group, other than the Company or any of its Affiliates, in the case of Parent, or other than Parent or any of its Affiliates, in the case of the Company, and the Representatives of such Persons, in each case, acting in such capacity.

“Treasury Regulations” mean the United States Treasury regulations promulgated under the Code.

“U.S.” or “United States” means the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction.

“VAT” means any tax imposed by any member state of the European Union in conformity with the directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and any tax similar to or replacing the same.

“VAT Group” means a group as defined in Section 15 of the Value Added Tax Consolidation Act 2010 and any similar VAT grouping arrangement in any other jurisdiction.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a breaching party with the actual knowledge that the taking of such act or such omission to take action would be a material breach of this Agreement.

Section 1.2            Construction. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified; (iv) all schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any schedule annexed to this Agreement, including the Company Disclosure Schedule, but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (viii) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed on any schedule annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule, all such amendments, modifications or supplements must also be listed in the appropriate schedule; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively; (xiii) references to “dollars” and “$” means U.S. dollars; (xiv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) except as set forth in Section 1.2(xiv) of the Company Disclosure Schedule, posted and made available to Parent on the Company virtual data room at least forty-eight (48) hours prior to the date hereof; or (B) filed or furnished to the SEC at least two (2) Business Days prior to the date hereof and not subject to any redactions or omissions; (xv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (xvi) any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term; (xvii) references to times are to New York City times unless otherwise specified; (xviii) unless otherwise indicated, the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”); and (xix) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II

RULE 2.7 ANNOUNCEMENT, SCHEME DOCUMENT AND COMPANY EQUITY AWARD HOLDER PROPOSAL

Section 2.1            Rule 2.7 Announcement.

(a)            Each Party confirms that its respective board of directors (or a duly authorized committee thereof) has approved the contents and release of the Rule 2.7 Announcement.

(b)            Following the execution of this Agreement, the Company and Parent shall jointly, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Rule 2.7 Announcement to a Regulatory Information Service by no later than 5:00 pm, New York City time, on October 22, 2025, or such later time as may be agreed between the Parties in writing.

(c)            The obligations of the Company and Parent under this Agreement, other than the obligations under Section 2.1(b), shall be conditional on the release of the Rule 2.7 Announcement to a Regulatory Information Service.

(d)            The Company confirms that, as of the date hereof, the Company Board unanimously considers that the terms of the Scheme as contemplated by this Agreement are fair and reasonable and that the Company Board has unanimously resolved to recommend to the Company Shareholders that they vote in favor of the Resolutions. The recommendation of the Company Board that the Company Shareholders vote in favor of the Resolutions, and the related opinions of the financial advisors to the Company Board, are set out in the Rule 2.7 Announcement and, subject to Section 5.2, shall be incorporated in the Scheme Document and, to the extent required by applicable Laws, any other document sent to the Company Shareholders in connection with the Acquisition.

(e)            The Conditions are hereby incorporated in and shall constitute a part of this Agreement.

Section 2.2            Scheme. Subject to Section 3.6:

(a)            the Company agrees that, unless this Agreement has been terminated in accordance with Article IX, it will propose the Scheme to the Company Shareholders in the manner set out in Article III and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where permissible under the provisions of the Rule 2.7 Announcement or the Scheme Document) of the Conditions (with the exception of Conditions 2.3 and 2.4 and any other Conditions that by their nature are to be satisfied on the Sanction Date (as defined in Appendix III of the Rule 2.7 Announcement), but subject to the satisfaction or waiver (where permissible under the provisions of the Rule 2.7 Announcement or the Scheme Document) of such Conditions), will, in the manner set out in Article III, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition;

(b)            Parent agrees that it will participate in the Scheme and agrees to be bound by its terms, as proposed by the Company to the Company Shareholders, and that it shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where permissible under the provisions of the Rule 2.7 Announcement or the Scheme Document) of the Conditions, effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme; and

(c)            each of the Parties agrees that it will perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement or the Scheme, and each will, subject to the terms and conditions of this Agreement, including Section 7.2, use its reasonable best efforts to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to this Agreement in connection with the Completion.

Section 2.3             Change in Shares. Notwithstanding anything in this Agreement to the contrary, if at any time during the period between the date of this Agreement and the earlier of (i) the Effective Time and (ii) the valid termination of this Agreement pursuant to and in accordance with Article IX, the number of outstanding Company Shares or securities convertible or exchangeable into or exercisable for Company Shares shall have been changed into a different number of Company Shares or securities, or a different class, by reason of any subdivision, reclassification, reorganization, stock split (including a reverse stock split), stock dividend, combination or distribution, recapitalization or other similar transaction, the Scheme Consideration and any payments to be made under Article IV shall be equitably adjusted to provide the holders of Company Shares and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.3 shall be construed to permit the Company or any of its Subsidiaries to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.4            Company Equity Award Holder Proposal.

(a)            Subject to the posting of the Scheme Document to the Company Shareholders in accordance with Section 3.1, the Parties agree that the Company Equity Award Holder Proposal will be made to Company Equity Award Holders in respect of their respective holdings of Company Options, Company Performance Options or Company Share Awards in accordance with Rule 15 of the Takeover Rules and the terms of the Company Share Plans.

(b)            The Company Equity Award Holder Proposal shall be sent to the Company Equity Award Holders as a joint letter from the Company and Parent, and the Parties shall reasonably agree to the final form of the letter to be issued in respect of the Company Equity Award Holder Proposal and all other documentation necessary to effect the Company Equity Award Holder Proposal.

(c)            Except as required by applicable Law, the High Court or the Panel, no Party shall amend the Company Equity Award Holder Proposal after it has been sent to the Company Equity Award Holders without the consent of each other Party (such consent not to be unreasonably withheld, conditioned or delayed).

Article III

IMPLEMENTATION OF THE SCHEME

Section 3.1            Responsibilities of the Company in Respect of the Scheme. The Company shall:

(a)            (i) be responsible for the preparation of a proxy statement to be sent to the Company Shareholders in connection with the matters to be submitted at the Court Meeting and the EGM (such proxy statement, as amended or supplemented, the “Proxy Statement”) and the Scheme Document and all other documentation necessary to effect the Scheme and to convene the EGM and Court Meeting, including any materials required to be filed with the SEC in connection with the foregoing, (ii) provide Parent with drafts of the Proxy Statement and the Scheme Document and afford Parent reasonable opportunity to review and comment on the Proxy Statement and the Scheme Document and such other documents and shall consider such comments in good faith and (iii) subject to the foregoing clauses (i) and (ii), as promptly as reasonably practicable after the date hereof (but in no event later than November 12, 2025), cause the preliminary Proxy Statement and the Scheme Document to be filed with the SEC and the Panel (to the extent required by Rule 41.1(b) of the Takeover Rules);

(b)            for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and provide Parent and its Representatives with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the Scheme and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of the Company or their responsibilities under the Takeover Rules, a Company Alternative Proposal or the termination of this Agreement pursuant to and in accordance with Article IX);

(c)            as promptly as reasonably practicable, notify Parent upon the receipt of any comments from the Panel or the SEC on, or any request from the Panel or the SEC for amendments or supplements to, the Proxy Statement, the Scheme Document, the Company Equity Award Holder Proposal and the related forms of proxy and provide Parent with copies of all material written correspondence between it and its Representatives and the Panel or the SEC relating to such documents;

(d)            use its reasonable best efforts to respond to and resolve all Panel and SEC comments with respect to the Proxy Statement and the Scheme Document as promptly as reasonably practicable after receipt thereof;

(e)            as promptly as reasonably practicable, notify Parent of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Proxy Statement or the Scheme Document with the SEC and the Panel, as applicable, or implementation of the Scheme as the case may be;

(f)             prior to filing or sending any amendment or supplement to the Proxy Statement or the Scheme Document requested by the Panel or the SEC, or responding in writing to any comments of the Panel or the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and consider in good faith such comments;

(g)            subject to sub-paragraph (j) below, cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the latter of (i) the date on which the SEC confirms that it will not review the Proxy Statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company on or prior to the tenth (10th) calendar day after filing the Proxy Statement) or that it has no further comments on the Proxy Statement and (ii) the date on which the Panel confirms that it has no further comments on the Proxy Statement and Scheme Document;

(h)            to the extent that clearance of the Proxy Statement or the Scheme Document by the Panel might require that waivers or derogations in respect of the Takeover Rules be sought and obtained from the Panel in relation to matters that relate to the Company and/or any of its Concert Parties, make a submission for (and use reasonable best efforts to have approved) such waiver or derogation as promptly as reasonably practicable after having provided Parent with a reasonable opportunity to review and comment on such submission and considering in good faith such comments and support any submissions to the Panel made by Parent pursuant to Section 3.2(h);

(i)             provide Parent with drafts of any and all pleadings, affidavits, orders, originating notices of motion or other originating pleadings or notices of motion, petitions and other filings prepared by the Company for submission to the High Court in connection with the Scheme prior to their filing, and afford Parent reasonable opportunities to review and comment on all such documents and consider in good faith such comments;

(j)             as promptly as is reasonably practicable following the Clearance Date, as promptly as reasonably practicable (taking into account any requirements of the Panel with respect to the Scheme Document and the SEC review (if any) with respect to the Proxy Statement, that must be satisfied prior to the release of the Scheme Document), the Company shall file the originating notice of motion, the notice of motion for entry to the commercial division of the Irish High Court and any ancillary court papers with the Central Office of the Irish High Court for the purpose of commencing the court application to seek directions under Section 450(5) of the Act as to the appropriate meetings to be held and to order that the Court Meeting be convened as promptly as is reasonably practicable following the Clearance Date and seek such directions of the High Court as it considers necessary or desirable in connection with the Court Meeting and thereafter comply with such directions; provided that if (x) the Company Board determines to convene the Court Meeting directly pursuant to Section 450(1) of the Act and (y) Parent has provided its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such action, this Section 3.1(j) shall not apply and the Company Board shall convene the Court Meeting;

(k)            if the Company Board determines, to convene the Court Meeting directly pursuant to Section 450(1) of the Act and Parent has provided its prior written consent to such action in accordance with Section 3.1(j), the Company shall make all necessary applications to the High Court in connection with the implementation of the Scheme following the Court Meeting, and use its reasonable best efforts to ensure that the hearing of such proceedings occurs as promptly as is reasonably practicable and seek such directions of the High Court as it considers necessary or desirable in connection with the implementation of the Scheme and thereafter comply with such directions;

(l)             procure the publication of the requisite advertisements and sending the Scheme Document (in a form acceptable to the Panel), Proxy Statement and the related forms of proxy for the use at the Court Meeting and the EGM (the form of which shall be agreed between the Parties, acting reasonably) (i) to Company Shareholders on the register of members of the Company on the record date, as promptly as reasonably practicable after the Clearance Date and (ii) to the holders of the Company Options, Company Performance Options and the Company Share Awards as of such date, for information only, as promptly as reasonably practicable after the Clearance Date, and thereafter shall publish or post such other documents and information (the form of which shall be agreed between the Parties, acting reasonably) as may be required by applicable Law or as the High Court or the Panel may approve or direct from time to time;

(m)           unless the Company Board has effected a Company Board Change of Recommendation pursuant to and in accordance with Section 5.2, and subject to the obligations of the Company Board under the Takeover Rules, procure that the Proxy Statement and the Scheme Document include the Scheme Recommendation;

(n)            include in the Proxy Statement a notice convening the EGM to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions;

(o)            prior to the Court Meeting, keep Parent reasonably informed on a reasonably current basis of the number of proxy votes received in respect of resolutions to be proposed at the Court Meeting or the EGM, and in any event provide such number promptly upon the request of Parent or its Representatives and, unless the Company Board has effected a Company Board Change of Recommendation pursuant to and in accordance with Section 5.2, use reasonable best efforts to solicit proxies as may be necessary to pass the Resolutions at the Court Meeting or the EGM;

(p)            notwithstanding any Company Board Change of Recommendation, unless this Agreement has been validly terminated pursuant to and in accordance with Article IX, hold the Court Meeting and the EGM on the dates set out in the notices of the Court Meeting and the EGM respectively, or such later date as may be agreed in writing by the Parties, and in such a manner as shall be approved, if necessary by the High Court or the Panel, and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing by Parent, such agreement by Parent not to be unreasonably withheld, conditioned or delayed;

(q)            subject to the terms of this Agreement, afford all such cooperation and assistance as may reasonably be requested of it by Parent in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to Parent in a timely manner of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Parent may reasonably request;

(r)             assume responsibility for the information relating to it or any of its Subsidiaries contained in the Scheme Document, the Proxy Statement or any other document sent to Company Shareholders (or Company Equity Award Holders, as applicable) or filed with the High Court or in any announcement issued in connection with the Acquisition, other than statements made by Parent in relation to their intentions with respect to the Company and its Subsidiaries;

(s)            review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it by Parent;

(t)             following the Court Meeting and EGM, assuming the Resolutions are duly passed (including by the requisite majorities required under Section 453 of the Act in the case of the Court Meeting) and all other Conditions are satisfied or, in the sole discretion of the applicable Party, waived (where permissible under the terms of the Rule 2.7 Announcement or the Scheme Document) (with the exception of Conditions 2.3 and 2.4 and any other Conditions that are by their nature to be satisfied on the Sanction Date, but subject to the satisfaction or waiver (where permissible under the provisions of the Rule 2.7 Announcement or the Scheme Document) of such Conditions), take all necessary steps on the part of the Company to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter;

(u)            give such undertakings as are required by the High Court in connection with the Scheme as are reasonably necessary or desirable to implement the Scheme;

(v)            keep Parent reasonably informed as to the performance of the obligations and responsibilities required of the Company pursuant to the Scheme; and

(w)           use its reasonable best efforts to ensure the Proxy Statement and Scheme Document comply in all material respects with applicable Law and do not, at the time mailed and at the time of the Court Meeting and EGM, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement and Scheme Document based on information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation by reference therein.

Section 3.2            Responsibilities of Parent in Respect of the Scheme. Parent shall:

(a)            either (i) instruct counsel to appear on its behalf at the Court Hearing and undertake to the High Court to be bound by the terms of the Scheme insofar as it relates to Parent or (ii) provide a written undertaking to the High Court to be bound by the terms of the Scheme insofar as it relates to Parent;

(b)            if, and to the extent that, it or any of its Concert Parties owns or is interested in Company Shares, exercise all of its rights and, insofar as lies within its powers, procure that each of its Concert Parties shall exercise all of their respective rights, in respect of such Company Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in the Company held via contracts for difference or other derivative instruments, insofar as lies within its powers, procuring that instructions are given to the holder of the underlying Company Shares to vote) in favor of the Resolutions or, if required by Law, the High Court or the Takeover Rules, refraining from voting, at any Court Meeting or EGM as the case may be;

(c)            provide the Company in a reasonably prompt manner with such information regarding Parent and/or its Concert Parties as is reasonably required for inclusion in the Scheme Document, the Proxy Statement, the Company Equity Award Holder Proposal and any necessary court application, paper, filing or other document;

(d)            keep the Company reasonably informed as to the performance of the obligations and responsibilities required of Parent pursuant to the Scheme;

(e)            subject to the terms of this Agreement (including Section 7.2 hereof) and the Scheme, afford all such cooperation and assistance as may reasonably be requested of it by the Company in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to the Company in a reasonably timely manner of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as the Company may reasonably request (including for the purposes of preparing the Scheme Document);

(f)            assume responsibility for the information relating to it or any of its Subsidiaries, or any statements made by it or any of its Subsidiaries with respect to the Company and its Subsidiaries, contained in the Scheme Document, the Proxy Statement or any other document sent to Company Shareholders or filed with the High Court or in any announcement issued in connection with the Acquisition;

(g)            review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it by the Company;

(h)            to the extent that clearance of the Proxy Statement or the Scheme Document by the Panel might require that waivers or derogations in respect of the Takeover Rules be sought and obtained from the Panel in relation to matters that relate to Parent and/or any of its Concert Parties, make a submission for (and use reasonable best efforts to have approved) such waiver or derogation as promptly as reasonably practicable after having provided the Company with a reasonable opportunity to review and comment on such submission and considering in good faith such comments and support any submissions to the Panel made by the Company pursuant to Section 3.1(h);

(i)             as promptly as reasonably practicable, notify the Company of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Proxy Statement or the Scheme Document with the SEC and the Panel, as applicable, or implementation of the Scheme, as the case may be.

Section 3.3            Mutual Responsibilities of the Parties.

(a)            If any of the Parties becomes aware of any information that, pursuant to the Takeover Rules, the Act, the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Scheme Document or the Proxy Statement, then such Party shall promptly inform the other Party thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Panel, the SEC or the High Court, as applicable, and, if required, in mailing such amendment or supplement to the Company Shareholders and, for information only, if required, to the holders of the Company Options, Company Performance Options or Company Share Awards. Each of the Parties agrees to promptly (i) correct any information provided by it for use in the Scheme Document or the Proxy Statement, as applicable, if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Scheme Document or the Proxy Statement, as applicable, to include any information that shall become necessary in order to make the statements in the Scheme Document or the Proxy Statement, as applicable, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Scheme Document or the Proxy Statement, as applicable, as so corrected or supplemented promptly to be filed with the Panel and the SEC and to be sent to its shareholders and, for information only, if required, to the holders of the Company Options, Company Performance Options or Company Share Awards in each case as and to the extent required by applicable Law. For purposes of this Section 3.3(a), any information concerning the Company Group will be deemed to have been provided by the Company, and any information concerning the Parent Group will be deemed to have been provided by Parent.

(b)            Each Party shall provide the other Party with reasonable prior notice of any proposed material oral communication with the SEC or the High Court and, except to the extent prohibited by the SEC or the High Court, afford the other Party reasonable opportunity to participate therein, other than with respect to any such communication to the extent related to a Company Alternative Proposal or the termination of this Agreement pursuant to and in accordance with Article IX.

Section 3.4            Dealings with the Panel.

(a)            Each of the Parties will (i) give the other reasonable prior notice of any proposed meeting or material substantive discussion, communication or correspondence between it or its Representatives with the Panel, or any amendment to be proposed to the Acquisition or the Scheme in connection therewith, and, except to the extent any such meeting, discussion, communication or correspondence relates to a Company Alternative Proposal or the valid termination of this Agreement pursuant to and in accordance with Article IX, afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and consider in good faith such comments and suggestions and (ii) except to the extent any such meeting, discussion, communication correspondence or submission relates to a Company Alternative Proposal or the valid termination of this Agreement pursuant to and in accordance with Article IX, keep the other reasonably informed of all such meetings, discussions, communications or correspondence that it or its Representative(s) have with the Panel and not participate in any meeting or discussion with the Panel concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by the Panel, gives such other Party the opportunity to attend and provide copies of all written submissions it makes to the Panel and copies (or, where verbal, a verbal or written summary of the substance) of the Panel responses thereto provided always that any correspondence or other information required to be provided under this Section 3.4 may be redacted:

(i)            to remove references concerning the valuation of the businesses of the Company;

(ii)           to prevent the exchange of confidential information as required by applicable Law (provided, that the redacting Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such confidentiality concerns); and

(iii)          as necessary to address reasonable privilege concerns (provided, that the redacting Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such privilege concerns).

(b)            The Company undertakes, if so reasonably requested by Parent to, as promptly as practicable, provide its written consent to Parent and to the Panel in respect of any application made by Parent to the Panel:

(i)            to redact any commercially sensitive or confidential information specific to Parent’s financing arrangements for the Acquisition (“Parent Financing Information”) from any documents that Parent is required to display pursuant to Rule 26.3(v) of the Takeover Rules;

(ii)           for a derogation from the requirement under the Takeover Rules to disclose Parent Financing Information in the Scheme Document, any supplemental document or other document sent to Company Shareholders or the holders of the Company Options, Company Performance Options or Company Share Awards pursuant to the Takeover Rules;

(iii)          for a derogation from Rule 16.1 or Rule 20.1 of the Takeover Rules to permit Parent to implement, and to pay fees to lenders in connection with, its Financing and syndication arrangements with respect to its Financing, and to provide information to lenders and prospective lenders on such terms as the Panel may permit; and

(iv)          for a derogation from the disclosure requirements of Rule 24.4 of the Takeover Rules, seeking consent to the aggregation of dealings for purposes of disclosure in the Scheme Document.

(c)            Parent undertakes, if so requested by the Company to, as promptly as practicable, provide its written consent to the Company and to the Panel in respect of any application made by the Company to the Panel:

(i)            to permit entering into and effecting the retention, bonus or benefit arrangements contemplated by Section 5.1(b)(xii) of the Company Disclosure Schedule;

(ii)           for a derogation from the disclosure requirements of Rule 25.4 of the Takeover Rules, seeking consent to the aggregation of dealings for purposes of disclosure in the Scheme Document;

(iii)          to the extent applicable, requesting consent or, as the case may be, a derogation from, Rule 16.1 and/or 16.2 of the Takeover Rules in respect of any matter which Parent and the Company have agreed to on the date hereof or Parent otherwise consents to; and

(d)            Parent and the Company undertake, if so requested by the other Party to, as promptly as reasonably practicable, issue its written consent to the other Party and to the Panel in respect of any application reasonably requesting any derogation, permission or consent from the Panel in connection with the Takeover Rules (other than any derogation, permission or consent relating to the termination of this Agreement or the invoking of any Condition to the Acquisition).

(e)            Notwithstanding the foregoing provisions of this Section 3.4, neither the Company nor Parent shall be required to take any action pursuant to the foregoing provisions (a) through (d) if such action is prohibited by the Panel (unless the Panel decision is successfully appealed by either the Company or Parent).

(f)             Nothing in this Agreement shall in any way limit the Parties’ obligations under the Takeover Rules.

Section 3.5            No Scheme Amendment by the Company. Except as required by applicable Law, the High Court or the Panel, the Company shall not take any of the following actions after sending the Scheme Document to the Company Shareholders, in each case, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a)            amend the Scheme;

(b)            adjourn or postpone (or propose an adjournment or postponement of) the Court Meeting or the EGM; provided, however, that the Company may, without the consent of, but after consultation with, Parent, and shall, upon the written request of Parent, adjourn or postpone (or propose to adjourn or postpone) the Court Meeting or EGM if (i) in the case of adjournment, such adjournment was requested by the Company Shareholders (but only to the extent the proposal for such adjournment was not proposed by the Company or any of its Affiliates or their respective Representatives), (ii) reasonably necessary to ensure that any required supplement or amendment to the Scheme Document or Proxy Statement is provided to the Company Shareholders or to permit dissemination of information which is material to the Company Shareholders voting at the Court Meeting or the EGM (but only for so long as the Company Board determines in good faith, after having consulted with outside counsel, as is reasonably necessary or advisable to give the Company Shareholders sufficient time to evaluate any such disclosure or information) or (iii) as of the time the Court Meeting or EGM is scheduled (as set forth in the Scheme Document or Proxy Statement), there are insufficient Company Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Court Meeting or the EGM (but only until a meeting can be held at which there are a sufficient number of Company Shares represented to constitute a quorum) or (B) voting for the approval of the Court Meeting Resolutions or the EGM Resolutions, as applicable (but only until a meeting can be held at which there are a sufficient number of votes of Company Shareholders to approve the Court Meeting Resolutions or the EGM Resolutions, as applicable); provided, further, that, notwithstanding the foregoing, (x) other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Proxy Statement is provided or made available to Company Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meeting and EGM and to give the Company Shareholders sufficient time to evaluate any such supplement or amendment or other information, no such adjournment or postponement pursuant to clause (i) or (iii) shall, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), be for a period exceeding fifteen (15) Business Days and the Company shall not adjourn or postpone the Court Meeting or the EGM pursuant to clause (i) or (iii) more than two (2) times and (y) without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent may not require any adjournments or postponements of the EGM or Court Meeting that in the aggregate with all other such adjournments and postponements required by Parent would exceed fifteen (15) Business Days; or

(c)            amend the Resolutions (in each case, in the form set out in the Scheme Document).

Section 3.6            Switching to a Takeover Offer.

(a)            Subject to the terms of this Section 3.6, in the event that Parent reasonably determines that a competitive situation (as that term is defined in the Takeover Rules) exists or, based on facts known at the time, may reasonably be expected to arise in connection with the Acquisition, Parent may elect (subject to receiving the Panel’s consent, if required) to implement the Acquisition by way of the Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted.

(b)           Except in the event the Company Board has made a Company Board Change of Recommendation pursuant to and in accordance with Section 5.2, if Parent elects to implement the Acquisition by way of the Takeover Offer, the Company undertakes to provide Parent and its Representatives as promptly as reasonably practicable with all such information about the Company Group (including directors and their connected persons) as may reasonably be required for inclusion in the Takeover Offer Document and to provide all such other assistance as may reasonably be required by the Takeover Rules in connection with the preparation of the Takeover Offer Document, including reasonable access to, and ensuring the provision of reasonable assistance by, its management and Representatives.

(c)            If Parent elects to implement the Acquisition by way of a Takeover Offer:

(i)            Parent and the Company agree that the Takeover Offer Document will contain provisions consistent with the terms and conditions set out in the Rule 2.7 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between Parent and the Panel; provided, however, that the terms and conditions of the Takeover Offer shall be at least as favorable to the Company Shareholders and the holders of Company Options, Company Performance Options and Company Share Awards as those which would apply in relation to the Scheme (except for the 80% acceptance condition contemplated by paragraph 9 of Appendix III of the Rule 2.7 Announcement, which acceptance condition shall not be reduced or waived without the prior written consent of the Company);

(ii)           except in the event the Company Board has made a Company Board Change of Recommendation pursuant to and in accordance with Section 5.2, the Company agrees to reasonably co-operate and consult with Parent in the preparation of the Takeover Offer Document or any other document or filing which is required for the purposes of implementing the Acquisition; and

(iii)          that, subject to the obligations of the Company Board under the Takeover Rules and the compliance of Parent with Section 3.6(c)(i), and unless the Company Board has made a Company Board Change of Recommendation pursuant to and in accordance with Section 5.2, the Takeover Offer shall incorporate a recommendation to the Company Shareholders from the Company Board to accept the Takeover Offer and such recommendation shall not subsequently be withdrawn, adversely modified or qualified except as contemplated by Section 5.2.

(d)            If Parent elects to implement the Acquisition by way of the Takeover Offer in accordance with Section 3.6(a), the Parties mutually agree:

(i)            to prepare and file with, or submit to, the SEC, the Panel and the High Court, all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Takeover Rules, the Securities Act, the Exchange Act or otherwise by applicable Law in connection with the Takeover Offer and to make any applications or initiate any appearances as may be required by or desirable to the High Court for the purpose of discontinuing, cancelling or terminating the High Court proceedings initiated in connection with the Scheme and, unless the Company Board has made a Company Board Change of Recommendation, each Party shall have reasonable opportunities to review and make comments on all such documents, amendments and supplements and, following good faith consideration of such comments by the other Party and approval of such documents, amendments and supplements by the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, file or submit, as the case may be, such documents, amendments and supplements with or to the SEC, the Panel and the High Court (as applicable);

(ii)           to provide the other Party with any comments received from the SEC, the Panel or the High Court on any documents filed by it with the SEC, the Panel or the High Court promptly after receipt thereof, other than with respect to any such documents to the extent related to a Company Alternative Proposal; and

(iii)          to provide the other Party with reasonable prior notice of any proposed material oral communication with the SEC, the Panel or the High Court and, except to the extent prohibited by the SEC, the Panel or the High Court, afford the other Party reasonable opportunity to participate therein, other than with respect to any such communication to the extent related to a Company Alternative Proposal.

(e)            If the Takeover Offer is consummated, Parent shall (or cause its respective designees) to effect as promptly as reasonably practicable, following it becoming entitled under the Act to do so, a compulsory acquisition of any Company Shares under Section 457 of the Act not acquired in the Takeover Offer for the same consideration per share as provided for in the Takeover Offer.

(f)             For clarity and except as may be required by the Takeover Rules (and without limiting any other provision of this Agreement), nothing in this Section 3.6 shall require the Company to provide Parent with any information with respect to, or to otherwise take or fail to take any action in connection with the Company’s consideration of or response to, any actual or potential Company Alternative Proposal.

Article IV

EQUITY AWARDS

Section 4.1            Treatment of Company Equity Awards.

(a)            At the Effective Time, each Company Option having an exercise price less than the Cash Consideration (a “Company Cash-Out Option”), whether or not vested, will be cancelled, and, in exchange therefor, the holder of such cancelled Company Cash-Out Option will be entitled to receive (without interest), in consideration of the cancellation of such Company Cash-Out Option, (A) an amount in cash (less applicable Tax and any other mandatory withholdings) equal to the product of (1) the total number of Company Shares subject to such Company Cash-Out Option immediately prior to the Effective Time multiplied by (2) the excess of the Cash Consideration over the applicable exercise price per Company Share under such Company Cash-Out Option (the “Option Cash Consideration”) and (B) the CVR Consideration for each Company Share subject to such Company Cash-Out Option immediately prior to the Effective Time (without regard to vesting).

(b)            At the Effective Time, each Company Option that is not a Company Cash-Out Option and any Company Option with an exercise price equal to or greater than the Cash Consideration, whether or not vested, shall be cancelled for no consideration.

(c)            At the Effective Time, each Company Performance Option (x) having an exercise price less than the Cash Consideration and (y) that is outstanding immediately prior to the Effective Time (a “Company Cash-Out Performance Option”), whether or not vested, will be cancelled, and, in exchange therefor, the holder of such cancelled Company Cash-Out Performance Option will be entitled to receive (without interest), in consideration of the cancellation of such Company Cash-Out Performance Option, (A) an amount in cash (less applicable Tax and any other mandatory withholdings) equal to the product of (1) the total number of Company Shares subject to such Company Cash-Out Performance Option immediately prior to the Effective Time multiplied by (2) the excess of the Cash Consideration over the applicable exercise price per Company Share under such Company Cash-Out Performance Option (the “Performance Option Cash Consideration”) and (B) the CVR Consideration for each Company Share subject to such Company Cash-Out Performance Option immediately prior to the Effective Time (without regard to vesting).

(d)            At the Effective Time, each Company RSU Award that is outstanding will be cancelled and, in exchange therefor, the holder of such cancelled Company RSU Award will be entitled to receive (without interest), in consideration of the cancellation of such Company RSU Award, (A) an amount in cash (less applicable Tax and any other mandatory withholdings) equal to the product of (1) the total number of Company Shares subject to such Company RSU Award immediately prior to the Effective Time multiplied by (2) the Cash Consideration and (B) the CVR Consideration for each Company Share subject to such Company RSU Award immediately prior to the Effective Time (without regard to vesting).

(e)            At the Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time will vest in full as of immediately prior to the Effective Time and will be treated in the same manner as all other Company Shares in accordance with Section 8.1(c)(i).

(f)             Each Company Equity Compensation Plan shall be terminated effective as of the Effective Time.

(g)            The actions contemplated by this Section 4.1 shall be taken in accordance with Section 409A of the Code and, if applicable, Section 422 of the Code.

(h)            The Company shall take all actions prior to the Effective Time necessary to effectuate the terms of this Section 4.1 and to ensure that no Company Equity Awards are outstanding following the Effective Time.

Section 4.2            Treatment of Company ESPP. Prior to the Effective Time, the Company or the Company Board (or the appropriate committee thereof) shall take all actions necessary to effect the following: (i) the Company ESPP shall be frozen and suspended during the offering period that is in progress as of the date of this Agreement and no new offering periods shall commence under the Company ESPP at any time on or after the date hereof, (ii) no new participants shall be permitted into the Company ESPP after the date hereof, (iii) no current participants in the Company ESPP shall be permitted to increase their payroll deduction elections or rate of contributions under the Company ESPP from those in effect on the date of this Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (iv) the then-current offering period that is in progress as of the Effective Time under the Company ESPP will be accelerated to a date on or prior to the Completion Date, and each participant’s accumulated payroll deductions shall be used to purchase Company Shares in accordance with the terms of the Company ESPP, (v) any accumulated payroll deductions that are not used to purchase Company Shares shall be promptly refunded (without interest, to the extent permitted by applicable Law) to the applicable participant and (vi) the Company ESPP shall terminate immediately prior to, and contingent upon, the Effective Time. At the Effective Time, each outstanding Company Share issued under the Company ESPP shall be treated the same as all other Company Shares in accordance with Section 8.1(c)(i).

Section 4.3            Reasonable Best Efforts. Each of the Parties shall use its reasonable best efforts to take all actions reasonably necessary to effectuate the transactions contemplated by this Article IV, including having the applicable board or committee administering the plans governing the affected awards, adopt resolutions necessary to effect the foregoing.

Section 4.4            Amendment of Articles. The Company shall procure that a special resolution be proposed to the Company Shareholders at the EGM proposing that the Company Memorandum and Articles of Association be amended so that any Company Shares allotted following the EGM will either be subject to the terms of the Scheme or acquired by Parent for the same consideration per Company Share as shall be payable to the Company Shareholders under the Scheme (depending upon the timing of such allotment); provided, however, that nothing in such amendment to the Company Memorandum and Articles of Association shall prohibit the sale (whether on a stock exchange or otherwise) of any Company Shares issued on the exercise of Company Options or Company Performance Options or vesting or settlement of Company Share Awards or in settlement of participant rights under the Company ESPP, as applicable, following the EGM but prior to the sanction of the Scheme by the High Court, it being always acknowledged that each and every Company Share will be bound by the terms of the Scheme.

Article V

COMPANY CONDUCT

Section 5.1            Conduct of Business by the Company.

(a)            From the date of this Agreement until the earlier of the Completion and valid termination of this Agreement pursuant to and in accordance with Article IX, except (x) as prohibited or required by applicable Law, (y) as set forth in Section 5.1(a) of the Company Disclosure Schedule or (z) as otherwise required or expressly contemplated by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice in all material respects and in compliance in all material respects with all applicable Laws and (ii) use commercially reasonable efforts to preserve intact its business organization and relationships with customers, suppliers, licensors, licensees, Governmental Entities and other Third Parties, keep available the services of its present officers and employees, and timely file all reports, schedules, forms, statements and other documents required to be filed with the SEC and Securities Act, and none of the Company SEC Documents filed after the date hereof shall, at the time filed (or, if amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

(b)            Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Completion and termination of this Agreement pursuant to and in accordance with Article IX, except (A) as prohibited or required by applicable Law, (B) as set forth in Section 5.1 of the Company Disclosure Schedule or (C) as otherwise required or expressly contemplated by this Agreement, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(i)            Adopt or propose any change to its Organizational Documents (whether by merger, consolidation or otherwise);

(ii)           (A) merge or consolidate with any other Person, or acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division or business thereof or any assets, securities or property, other than (1) transactions (x) solely among the Company and one or more of its wholly owned Subsidiaries or (y) solely among the Company’s wholly owned Subsidiaries or (2) acquisitions of inventory or equipment in the ordinary course of business consistent with past practice or (B) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(iii)           (A) split, combine or reclassify any shares of its capital stock, (B) amend any term or alter any rights of any of its outstanding Equity Securities, (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any Equity Securities, other than dividends or distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, or (D) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its Equity Securities or any Equity Securities of any Subsidiary of the Company, other than repurchases or withholding of Company Shares in connection with the exercise of Company Options or Company Performance Options or the vesting or settlement of Company Share Awards (including in satisfaction of any amounts required to be deducted or withheld under applicable Law) in accordance with the terms of such Company Equity Awards outstanding as of the date of this Agreement;

(iv)          issue, deliver or sell, or authorize the issuance, delivery or sale of, any Equity Securities, other than (A) the issuance of any Company Shares upon the exercise of Company Options, Company Performance Options or any Company Shares in connection with any offering period in existence under the Company ESPP, the accrual of any dividend equivalents under any dividend equivalent rights applicable to any Company Equity Awards, or the vesting or settlement of the Company Share Awards or the withholding of Company Shares to satisfy Tax (or other mandatory withholding) obligations pertaining to the exercise of Company Options or Company Performance Options or the vesting or settlement of Company Equity Awards or to satisfy the exercise price with respect to Company Options or Company Performance Options or to effectuate an optionee direction upon exercise of Company Options or Company Performance Options that, in each case, are outstanding as of the date of this Agreement (in accordance with their existing terms as of the date hereof), (B) transactions with respect to Equity Securities of any Subsidiary of the Company or (C) in connection with transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries;

(v)           make any capital expenditures or incur any obligations or liabilities in connection therewith in an aggregate amount in excess of $650,000;

(vi)          sell, lease, license, transfer or otherwise dispose of any Subsidiary of the Company or any division, assets, securities or properties of the Company Group, other than (A) sales or dispositions of inventory, goods, services, tangible personal property (including equipment), in each case in the ordinary course of business consistent with past practice, (B) transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries or (C) any non-exclusive license of Intellectual Property expressly permitted under Section 5.1(b)(vii);

(vii)         sell, assign, license (including sublicense), fail to diligently prosecute or maintain, waive, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien (other than a Permitted Lien) on, any Intellectual Property, other than (A) non-exclusive licenses granted in the ordinary course of business consistent with past practice to (1) customers, (2) distributors and (3) service providers solely in connection with the performance of services or manufacture of products for the Company Group or (B) for the purpose of abandoning, allowing to lapse or otherwise disposing of immaterial, obsolete or worthless assets;

(viii)        (A) make any loans, advances or capital contributions to, or investments in, any other Person, other than (1) loans, advances, capital contributions or investments (a) by the Company to or in, as applicable, one or more of its wholly owned Subsidiaries or (b) by any Subsidiary of the Company to or in, as applicable, the Company or any wholly owned Subsidiary of the Company or (2) capital contributions required under the terms of Contracts in effect as of the date hereof or (B) incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or any options, warrants or other rights to acquire debt securities (in each case, whether, directly or indirectly, on a contingent basis or otherwise) or enter into any interest rate or currency swaps, forward currency or interest rate contracts or other interest rate or currency hedging arrangements, other than (1) borrowings under the Company’s or its Subsidiaries’ existing credit facilities (as in effect as of the date hereof) in accordance with the terms thereof, provided that any such activities incurred in accordance with this Section 5.1(b)(viii) do not have a material adverse Tax consequence, individually or in the aggregate, with respect to the Company or any of its Subsidiaries;

(ix)          create or incur any Lien (other than a Permitted Lien) on any material assets or properties, other than Liens that may be discharged at or prior to the Completion that are not material in amount or effect on the business of the Company or its Subsidiaries;

(x)            (A) enter into any Company Material Contract (including by amendment of any Contract or agreement that is not a Company Material Contract such that such Contract or agreement becomes a Company Material Contract), other than in the ordinary course of business consistent with past practice (except that no Company Material Contract of the type described in Section 6.1(A)(t)(i)(A), Section 6.1(A)(t)(i)(C), or Section 6.1(A)(t)(i)(F) shall be entered into) or (B) terminate, renew, extend or in any material respect modify or amend (including waiving, releasing or assigning any material right or claim thereunder) any Company Material Contract, other than in the ordinary course of business consistent with past practice or any termination, renewal, extension, modification or amendment that occurs automatically in accordance with the terms of any such Company Material Contract without any action by the Company or its Subsidiaries;

(xi)           terminate, fail to renew, suspend, abrogate, amend or modify any material Company Permit in a manner material and adverse to the Company and its Subsidiaries, taken as a whole;

(xii)         except as required by the terms of an Company Benefit Plan as in effect on the date hereof, (A) grant (or increase the value of) any change in control, equity or equity-based awards, or severance, termination or similar pay, to (or amend any existing arrangement with) any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries (each, a “Covered Individual”), (B) enter into any employment, deferred compensation, severance or other similar agreement (or any elective extension of, or amendment to, any such existing agreement) with any Covered Individual, other than employment agreements with newly hired employees reviewed and approved by Parent; provided, that such approval shall not be unreasonably withheld, (C) establish, adopt, enter into, amend or terminate any Company Benefit Plan (or any plan, program, policy, scheme, trust, fund, practice, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof) (including any union or works council agreement), provided that, notwithstanding this clause (C), the Company and its Subsidiaries may renew any Company health and welfare plans in the ordinary course of business consistent with past practice, so long as such renewals will not materially increase the cost of administering or maintaining such Company Benefit Plan, (D) increase or accelerate the payment, vesting or funding of, the incentive, equity or equity-based awards, bonus opportunity or other compensation payable under any Company Benefit Plan or otherwise, (E)  terminate (other than for “cause”) any individual who is at the time of termination above the level of Executive Director or (F) increase the wages, salary or other compensation or benefits with respect to any Covered Individual;

(xiii)         make any material change in any method of financial accounting or financial accounting principles or practices, except for any such change required by reason of (or, in the reasonable good-faith judgment of the Company, advisable under) a change in GAAP or applicable Law or SEC policy;

(xiv)        (A) make, change or revoke any material Tax election; (B) file any amended Tax Return; (C) waive or extend any statute of limitations with respect to any assessment or determination of material Taxes; (D) adopt or change (or request to change) any material method of Tax accounting or Tax accounting period; (E) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or other binding written agreement with any Tax Authority or any Tax sharing, allocation or similar agreement; (F) apply for any material Tax ruling; or (G) settle, compromise or surrender any material Tax claim, liability, audit, assessment or refund for an amount in excess of reserves therefor on the financial statements of the Company and its Subsidiaries; provided that no term of such settlement, compromise or surrender would increase the Tax liability of Parent, the Company or their respective Subsidiaries following the closing;

(xv)         settle or compromise, or propose to settle or compromise, any Action involving or against the Company or any of its Subsidiaries (including any Action involving or against any officer or director of the Company or any of its Subsidiaries in their capacities as such);

(xvi)        commence any Action, other than in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xvii)       make any material change in any method of financial accounting or financial accounting principles or practices, except for any such change required by reason of a change in GAAP or applicable Laws;

(xviii)      fail to maintain in full force and effect the Company Insurance Policies or replacement or successor policies providing coverage in at least such amounts and against such risks as are currently in effect; or

(xix)         enter into any collective bargaining agreement or other agreement with any labor organization or recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of any member of the Company Group; or

(xx)          agree, commit or propose to do any of the foregoing.

(c)            The Company shall use commercially reasonable efforts to conduct clinical site audits as promptly as reasonably practicable following the date hereof, and in any event prior to the unblinding of any clinical data. For the avoidance of doubt completion of the clinical site audits shall not be deemed a condition to closing and none of the representations, warranties or covenants of the Company or Subsidiaries of the Company shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 5.1(c).

Section 5.2            Non-Solicitation.

(a)            No Solicitation or Negotiation. Subject to any actions which the Company is required to take so as to comply with the requirements of the Takeover Rules, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to and in accordance with Article IX, except as otherwise set forth in this Section 5.2, the Company shall not, and it shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and it shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly:

(i)            initiate or solicit any inquiry, proposal or offer with respect to, or take any action to knowingly facilitate or knowingly encourage (including by way of furnishing information to any Person in connection with) the submission or announcement of any Company Alternative Proposal or any indication, proposal or inquiry that would reasonably be expected to lead to a Company Alternative Proposal;

(ii)           enter into, continue or otherwise participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that would reasonably be expected to seek to make, or has made, a Company Alternative Proposal (except to notify such Person as to the existence of the provisions of this Section 5.2);

(iii)          (A) fail to make or withdraw or qualify, amend or modify in any manner adverse to Parent, the Scheme Recommendation or the recommendation contemplated by Section 3.6(c)(iii), if applicable, (B) fail to include the Scheme Recommendation in the Scheme Document or the Proxy Statement, (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Company Alternative Proposal or (D) fail to reaffirm the Scheme Recommendation in a statement complying with Rule 14e-2(a) under the Exchange Act with regard to a Company Alternative Proposal or in connection with such action by the close of business on the tenth (10th) Business Day after the commencement of such Company Alternative Proposal under Rule 14e-2(a) (any of the foregoing in this clause (iii), a “Company Board Change of Recommendation”);

(iv)          take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations under applicable Law inapplicable to any Third Party or any Company Alternative Proposal;

(v)           waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person with respect to the Company or any of its Subsidiaries; or

(vi)          enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other agreement providing for or relating to a Company Alternative Proposal or any indication, proposal or inquiry that would reasonably be expected to lead to a Company Alternative Proposal (other than a Company Alternative Proposal NDA).

Nothing contained herein shall prevent the Company Board from (x) complying with Rule 14e-2(a) under the Exchange Act with regard to a Company Alternative Proposal, so long as any action taken or statement made to so comply is consistent with this Section 5.2(a) or (y) making any required disclosure to the Company Shareholders if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with applicable Law; provided, that any Company Board Change of Recommendation involving or relating to a Company Alternative Proposal may only be made in accordance with the provisions of Section 5.2(b), Section 5.2(c), Section 5.2(d) and Section 5.2(e). For clarity, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute a Company Board Change of Recommendation. Additionally, the Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to, and shall use reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Company Alternative Proposal or with respect to any indication, proposal or inquiry that would reasonably be expected to lead to a Company Alternative Proposal. The Company will promptly (and in each case within twenty-four (24) hours from the date of this Agreement) request from each Person (and such Person’s Representatives) that has executed a confidentiality agreement in connection with its consideration of making a Company Alternative Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and shall promptly (and in each case within twenty-four (24) hours from the date of this Agreement) terminate all physical and electronic data access previously granted to each such Person.

(b)            Responding to Company Alternative Proposals. Notwithstanding Section 5.2(a), if at any time prior to the receipt of the Company Shareholder Approval (the “Company Approval Time”) (and in no event after the Company Approval Time), the Company Board receives a bona fide written Company Alternative Proposal made after the date hereof which has not resulted from a material breach of this Section 5.2, the Company Board, directly or indirectly through its Representatives, may (i) contact the Third Party that has made such Company Alternative Proposal solely to (A) inform the Third Party of the provisions of this Section 5.2 and (B) clarify the terms of such Company Alternative Proposal for the sole purpose of the Company Board informing itself about such Company Alternative Proposal and (ii) subject to the proviso at the end of this clause (ii), (x) engage in negotiations or discussions with any such Third Party that has made such an unsolicited bona fide written Company Alternative Proposal, and (y) furnish to such Third Party and its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to Parent for informational purposes (such confidentiality agreement, the “Company Alternative Proposal NDA”); provided, that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party; provided, further, that prior to and as a condition of taking any actions described in this clause (ii), the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that (A) the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (B) such Company Alternative Proposal either constitutes or would reasonably be expected to result in a Company Superior Proposal.

(c)            Notice. The Company shall notify Parent promptly (but in any event within twenty-four (24) hours) if (i) any Company Alternative Proposal or any indication, proposal or inquiry by a Third Party that would reasonably be expected to lead to a Company Alternative Proposal is received by the Company, (ii) any non-public information is requested by any Person and such request would reasonably be expected to lead to a Company Alternative Proposal or (iii) any discussions or negotiations are sought to be initiated or continued with, the Company, its Subsidiaries or their respective Representatives with respect to a possible Company Alternative Proposal. Each such notice shall be provided in writing and shall identify the Third Party making, and, to the extent applicable, the material terms and conditions (including price) of, any such Company Alternative Proposal, indication, inquiry, proposal or request (including any changes thereto and, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Following such initial notice, the Company shall keep Parent reasonably informed, on a current basis, of any changes in the status and details of any such Company Alternative Proposal, indication, inquiry, proposal or request (including any changes thereto, other than changes that only have a de minimis effect), including the status of any such discussions or negotiations and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to Parent copies of all material correspondence and written materials (including draft documentation) sent or provided by or to the Company or any of its Subsidiaries (or any of its or their respective Representatives) that describes any terms or conditions of any Company Alternative Proposal (as well as written summaries of any material oral communications addressing such matters). Neither the Company nor any of its Subsidiaries will enter into any agreement with any Person which prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.2.

(d)            Fiduciary Exception to Company Board Change of Recommendation Provision. Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.2(e), prior to the Company Approval Time (and in no event after the Company Approval Time), the Company Board may (A) make a Company Board Change of Recommendation or (B) terminate this Agreement in accordance with Section 9.1(a)(ii) in order to substantially concurrently enter into a definitive agreement providing for a Company Superior Proposal if, with respect to clause (A) and clause (B), (x) in the case of such an action taken in connection with a Company Alternative Proposal, the Company Alternative Proposal has not been withdrawn and the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor(s), that such Company Alternative Proposal constitutes a Company Superior Proposal or (y) in the case of a Company Board Change of Recommendation contemplated by clause (A) above involving or relating to a Company Intervening Event (and not involving any Company Alternative Proposal), the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor(s), that the failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary duties under applicable Law.

(e)            Last Look. The Company Board and the Company, as applicable, shall not take any of the actions contemplated by Section 5.2(d) unless prior to taking such action (i) the Company has notified Parent, in writing at least five (5) Business Days before taking such action, that the Company intends to take such action, which notice attaches, in the case of a Company Board Change of Recommendation pursuant to Section 5.2(d)(A) in response to a Company Superior Proposal or the termination of this Agreement pursuant to Section 5.2(d)(B) and Section 9.1(a)(ii)(B), the most current version of each proposed Contract providing for or related to such Company Superior Proposal (including any Contract relating to financing or expense reimbursement) and the identity of the Third Party(ies) making the Company Superior Proposal or, in the case of a Company Intervening Event, a reasonably detailed description of the facts giving rise to the Company Board Change of Recommendation, (ii) if requested by Parent, during such five (5)-Business Day period, the Company and its Representatives shall have discussed and negotiated in good faith with Parent (to the extent that Parent desires to so discuss or negotiate) regarding any proposal by Parent to amend the terms of this Agreement in response to such Company Superior Proposal or other potential Company Board Change of Recommendation and (iii) after such five (5)-Business Day period, the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel and taking into account any proposal by Parent to amend the terms of this Agreement, that (A) in the case of any such action in connection with a Company Alternative Proposal, such Company Alternative Proposal continues to constitute a Company Superior Proposal and (B) the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal, a new written notification from the Company consistent with that described in clause (i) of this Section 5.2(e) shall be required, and a new notice period under clause (i) of this Section 5.2(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 5.2(e) anew, except that such new notice period shall be for three (3) Business Days (as opposed to five (5) Business Days)). After delivery of such written notice pursuant to this Section 5.2(e), the Company shall promptly inform Parent of all material developments affecting the material terms of any such Company Superior Proposal and shall promptly provide Parent with copies of any additional written materials received or sent that are material to such Company Superior Proposal.

Article VI

REPRESENTATIONS AND WARRANTIES

Section 6.1            Company Representations and Warranties.

(A) Subject to Section 10.8 and except as disclosed (i) in any publicly available Company SEC Document filed on or after the Lookback Date, and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature) or (ii) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent as follows:

(a)            Qualification, Organization, Subsidiaries, etc. The Company is duly incorporated and validly existing under the Laws of Ireland. The Company has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the Memorandum and Articles of Association of the Company, as in effect as of the date hereof (the “Company Memorandum and Articles of Association”).

(b)            Subsidiaries.

(i)            Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing (except to the extent such concept is not applicable under applicable Law of such Subsidiary’s jurisdiction of incorporation or organization, as applicable) under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 6.1(A)(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company, including their respective jurisdiction of incorporation or organization. The Company has made available true and correct copies of the Organizational Documents of all Subsidiaries of the Company that, in each case, are in full force and effect as of the date hereof.

(ii)           All of the outstanding Equity Securities of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under applicable Law of such Subsidiary’s jurisdiction of incorporation or organization, as applicable) and are owned by the Company or one of its wholly-owned Subsidiaries, directly or indirectly, free and clear of any Lien (other than Permitted Liens or any restrictions imposed by applicable Law) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and transfer restrictions (other than transfer restrictions under applicable Law or under the Organizational Documents of such Subsidiary). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of the Company. Except for the Equity Securities of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other Equity Securities of any Person.

(c)            Capitalization.

(i)            The authorized capital of the Company consists of 500,000,000 Company Shares nominal value $0.01 per share and 50,000,000 Company Preferred Shares nominal value $0.01 per share. As of October 20, 2025 (the “Company Capitalization Date”), there were outstanding (A) (x) 97,403,364 Company Shares (145,300 of which were subject to outstanding Company Restricted Stock Awards), (y) zero (0) Company Preferred Shares, (B) 816,109 Company Shares available under the Company ESPP, (C) Company Options to purchase an aggregate of 12,369,710 Company Shares, (D) Company Performance Options to purchase an aggregate of 466,000 Company Shares, (E) 218,900 Company Shares were subject to outstanding Company RSU Awards and (F) 17,030,075 additional Company Shares were reserved for issuance pursuant to the Company Share Plans. Except as set forth in this Section 6.1(A)(c)(i) and for changes since the Company Capitalization Date resulting from (x) the exercise or vesting and settlement of Company Equity Awards outstanding on such date (in accordance with their existing terms in effect as of the date hereof) or issued on or after such date pursuant to the Company ESPP to the extent permitted by Section 5.1 or (y) the issuance of Equity Securities of the Company on or after the date hereof to the extent permitted by Section 5.1, there are no issued, reserved for issuance or outstanding Equity Securities of the Company.

(ii)           All outstanding Equity Securities of the Company have been, and all Equity Securities that may be issued pursuant to the Company ESPP or any other employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any Equity Securities of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company have the right to vote. As of the date of this Agreement, other than obligations arising in the ordinary course under the Company Share Plans or Company Benefit Plans, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Equity Securities of the Company.

(iii)          As of the date hereof, the Company has made available to Parent a true and complete list, as of the Company Capitalization Date, of all outstanding Company Equity Awards, including, the date of grant, the type of the award, the vesting schedule, whether subject to performance conditions and, for Company Performance Options, a description of such performance conditions, the number of Company Shares subject to such type of award (based on the aggregate number of shares granted on the grant date and vesting on the applicable vesting date), and, for Company Options and Company Performance Options, the applicable exercise price. As of the Company Capitalization Date, the aggregate amount of any accrued but unpaid dividend equivalent rights relating to outstanding Company Equity Awards was $0.

(d)            Corporate Authority Relative to this Agreement; No Violation.

(i)            The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby, including the Acquisition. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Acquisition) have been duly and validly authorized by the Company Board and, except for (A) the Company Shareholder Approval and (B) the filing of the required documents and other actions in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, and the filing of the Court Order with the Registrar of Companies, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby (including the Acquisition). On or prior to the date hereof, the Company Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of the Company and the Company Shareholders and adopted a resolution to make, subject to Section 5.2 and to the obligations of the Company Board under the Takeover Rules, the Scheme Recommendation and the recommendation contemplated by Section 3.6(c) in the Proxy Statement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to Equitable Exceptions.

(ii)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Acquisition) require no action by or in respect of, Clearances of, or Filings with, any Governmental Entity other than (A) compliance with the provisions of the Act, including the sanction of the Scheme by the High Court, (B) compliance with the Takeover Panel Act and the Takeover Rules, (C) compliance with any applicable requirements of the HSR Act, (D) compliance with and Filings under any applicable Antitrust Laws of any non-U.S. jurisdictions, (E) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the Nasdaq and (F) any other actions, Clearances or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)          Assuming compliance with the Scheme, the Act and any directions or orders of the High Court, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including the Acquisition) do not and will not (A) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Company, (B) assuming compliance with the matters referred to in Section 6.1(A)(d)(ii) and receipt of the Company Shareholder Approval, contravene, conflict with or result in any violation or breach of any provision of any applicable Law, (C) assuming compliance with the matters referred to in Section 6.1(A)(d)(ii) and receipt of the Company Shareholder Approval, require any Clearance or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Company Permit or any Contract binding upon the Company or any of its Subsidiaries or any Clearance (including Clearances required by Contract) affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (D) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of each of clauses (B) through (D), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)            Reports.

(i)            The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since the Lookback Date (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(ii)           As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), the Company SEC Documents filed or furnished prior to the date of this Agreement complied, and each Company SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement, that the representation and warranty set forth in Section 6.2(A)(d) is true and correct) will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be.

(iii)          As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed or furnished prior to the date of this Agreement did not, and each Company SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement, that the representation and warranty set forth in Section 6.2(A)(d) is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(iv)          The Company is, and since the Lookback Date, has been, in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) all current listing and corporate governance requirements of Nasdaq.

(v)           The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, including during the periods in which the periodic reports required under the Exchange Act are being prepared. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(vi)          The Company and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee since the Lookback Date.

(vii)         Since the Lookback Date, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are true and complete.

(f)             Financial Statements.

(i)            The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared in all material respects from the books and records of the Company and its Subsidiaries.

(ii)           Since the Lookback Date, the Company has not received written notice from the SEC or any other Governmental Entity indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Entity.

(g)            No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on the consolidated balance sheet of the Company and its Subsidiaries, other than (i) liabilities or obligations disclosed and provided for in the Company’s consolidated balance sheet (or the notes thereto) as of June 30, 2025 (the “Company Balance Sheet”), (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (iii) liabilities arising in connection with the transactions contemplated hereby and (iv) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a material effect on the Company Group. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents.

(h)            Compliance with Law; Permits.

(i)            The Company and each of its Subsidiaries are, and since the Lookback Date have been, in compliance with all applicable Laws, except for failures to be in compliance as have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.

(ii)           Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, the Company and each of its Subsidiaries hold all consents, clearances, permits, approvals, permissions, licenses, variances, exemptions, authorizations, acknowledgements, approvals and orders of any Governmental Entity necessary for the operation of its respective businesses, other than Company Regulatory Permits (the “Company Permits”). The Company and each of its Subsidiaries are, and since the Lookback Date, have been, in compliance with the terms of the Company Permits, except for failures to be in compliance as have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole. There is no Action pending, or, to the knowledge of the Company, threatened, that seeks or would reasonably be expected to result in (nor is there, to the knowledge of the Company, any existing condition, situation or set of circumstances that would reasonably be expected to result in) the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit, except where such revocation, cancellation, termination, non-renewal or adverse modification has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.

(i)           Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no claim, action, suit, proceeding or investigation is pending or, to the knowledge of the Company, threatened by any Governmental Entity or other Person relating to the Company or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;

(ii)           the Company and its Subsidiaries are, and since the Lookback Date, have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and

(iii)           to the Company’s knowledge, as of the date hereof, there is no existing condition, situation or set of circumstances that would reasonably be expected to result in Parent or any of its Subsidiaries incurring any liability or obligation pursuant to any applicable Environmental Laws.

(j)           Employee Benefit Plans.

(i)           Section 6.1(A)(j)(i) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Company Benefit Plan.

(ii)           Except with respect to a Company Benefit Plan listed on Section 6.1(A)(j)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains or contributes to (or has any obligation to contribute to), or has any current or contingent liability or obligation under or with respect to any multiemployer plan, as defined in Section 3(37) of ERISA, any plan that is or was subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA (each, a “Title IV Plan”), or any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar welfare benefits (whether insured or self-insured) to any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries or any of their respective survivors, dependents or beneficiaries or any other Person (other than coverage mandated by applicable Law for which the covered Person pays the full cost of coverage). Except as specifically described in Section 6.1(A)(j)(ii) of the Company Disclosure Schedule, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect with respect to each Title IV Plan: (A) no reportable event (within the meaning of Section 4043 of ERISA) has occurred within the last three (3) years, or, to the knowledge of the Company, is expected to occur whether as a result of the transactions contemplated by this Agreement or otherwise; (B) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted; (C) all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (D) all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid; (E) with respect to each Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with; (F) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full; (G) there has been no event described in Section 4062(e) of ERISA, and the transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA; (H) to the knowledge of the Company, no event has occurred or circumstances exist that could result in a liability under or with respect to Section 4069 of ERISA; and (I) no notice of intent to terminate any Title IV Plan has been filed and no amendment to treat a Title IV Plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any Title IV Plan.

(iii)           Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination from the Internal Revenue Service or may rely upon a current opinion or advisory letter from the Internal Revenue Service and, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued.

(iv)           Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole: (1) each Company Benefit Plan has been established, maintained, funded, and administered in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code; (2) no Action (other than routine claims for benefits) is pending or, to the Company’s knowledge, is threatened against, with respect to any Company Benefit Plan; (3) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Benefit Plan; (4) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Benefit Plan and the requirements of applicable Law; (5) all Company Benefit Plans that are required to be funded are fully funded, and amounts have been accrued for any unfunded Company Benefit Plans to the extent required under applicable international accounting standards; (6) no events have occurred with respect to any Company Benefit Plan that would reasonably be expected to result in the assessment of any excise Taxes or penalties against the Company or any of its Subsidiaries; and (7) neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(v)           Except as described in Section 6.1(A)(j)(v) of the Company Disclosure Schedule, with respect to each Covered Individual, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or together with any other event), directly or indirectly: (A) result in any payment or benefit or increased payment or benefit (including any bonus, retention, severance, retirement or job security payment or benefit or otherwise) or (B) accelerate the time of payment or vesting or trigger any payment or obligation to fund (through a grantor trust or otherwise) or otherwise set aside assets to secure to any extent any compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Benefit Plan or otherwise.

(vi)          Except as described in Section 6.1(A)(j)(vi) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any amount paid or payable by the Company or any of its Subsidiaries that could, individually or with any other such payment, be classified as an “excess parachute payment” within the meaning of Section 280G of the Code not deductible by the Company or any of its Subsidiaries under Section 280G of the Code or result in any excise Tax on any Covered Individual under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person, including under Section 409A or 4999 of the Code.

(vii)         Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained, in form and operation, in all material respects in accordance with all applicable requirements of Section 409A of the Code and all applicable guidance of the Department of Treasury and Internal Revenue Service. No amount under any Company Benefit Plan is subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

(k)           Absence of Certain Changes or Events.

(i)            Since December 31, 2024, through the date hereof, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice.

(ii)           Since December 31, 2024, there has not been any event, effect, development, occurrence or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l)           Investigations; Litigation.

(i)            As of the date hereof, there is no Action pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of the Company or any of its Subsidiaries, before (or, in the case of threatened Actions, that would be before) any Governmental Entity (i) that has been or would reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole or (ii) that would reasonably be expected to materially impair or delay the Company’s ability to perform its obligations under this Agreement or consummate any of the transactions contemplated hereby. As of the date hereof, there is no Order outstanding or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of any of the Company or any of its Subsidiaries, that has been or would reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole or that would reasonably be expected to materially impair or delay the Company’s ability to perform its obligations under this Agreement or consummate any of the transactions contemplated hereby.

(ii)           Except as described in Section 6.1(A)(l)(ii) of the Company Disclosure Schedule, there are no fees, costs and expenses (including attorneys’ fees and expenses) incurred or accrued, whether before or after the date hereof, by the Company and its Affiliates in prosecuting, defending and settling any and all claims, counterclaims and defenses asserted (whether on or after the date hereof) in Avadel CNS Pharmaceuticals, LLC v. Jazz Pharmaceuticals, Inc., No. 1:22-cv-00941 (D. Del.) (including defending against any claims brought by Jazz Pharmaceuticals, Inc. or its Affiliates), including amounts paid or payable in settlement or in judgment of any such claims against the Company.

(m)           Information Supplied. The information relating to the Company and its Subsidiaries to be contained in the Scheme Document, the Proxy Statement and any other documents filed or furnished with or to the High Court, the SEC, the Panel or pursuant to the Act and the Takeover Rules in each case in connection with the Acquisition will not, on the date the Scheme Document and the Proxy Statement (and any amendment or supplement thereto) is first proposed to Company Shareholders and at the time of the Court Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document and any related documents for which the Company Directors are responsible under the Takeover Rules and any related filings for which the Company Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Section 6.1(A)(m), no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Scheme Document or the Proxy Statement which were not supplied by or on behalf of the Company.

(n)           Regulatory Matters.

(i)            Each Company Product is being, and since the Lookback Date has been, manufactured and commercialized, as applicable, and each member of the Company Group is, and since the Lookback Date has been, in material compliance with all applicable Laws governing the Company Group, as such Laws pertain to the Company Group, including any and all Healthcare Laws. Neither Company nor any of its Subsidiaries has received written notice of any pending or threatened Action, and there is not pending any allegation or investigation by any Governmental Entity that any operation or activity of Company or any of its Subsidiaries is in violation of any Healthcare Laws, except where such violation has not been, and would not reasonable be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole. Neither the Company nor any of its Subsidiaries is party to any material corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders, corrective action plans, or similar agreements, obligations, or Orders with or imposed by any Governmental Entity and, to Company’s knowledge, no such agreement, decree or order is currently contemplated, proposed, or pending.

(ii)           Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, each Company Product is being or since the Lookback Date has been developed, manufactured, stored, distributed or marketed, where applicable, in compliance with all applicable Laws administered, issued, or enforced by the applicable Company Regulatory Agencies, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security. There is no Action pending or, to the knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Company Product by the Company or any of its Subsidiaries of any applicable regulatory Law, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.

(iii)           Since the Lookback Date, Company has filed, maintained or furnished all material applications, reports (including adverse experience reports and annual reports), documents, claims, Governmental Authorizations, amendments, modifications and notices required to be filed, maintained or furnished to the FDA, DEA or any other Company Regulatory Agency in connection with the Company Products or the Company. All such applications, reports, documents, claims, Company Regulatory Permits, amendments, modifications and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Any material updates, changes, corrections or modifications to such documents required under applicable Law or Order have been submitted in a timely and complete manner. The Company holds all Company Regulatory Permits required for the Company business as currently conducted, and each such Company Regulatory Permit is valid and in full force and effect.

(iv)           To Company’s knowledge, all nonclinical studies and clinical trials, and other studies and tests, with respect to any Company Product have been conducted in material compliance with all applicable protocols, procedures, Company Regulatory Permits and Laws, including the FDCA, CSA, and other Healthcare Laws. To Company’s knowledge, no clinical trial with respect to any Company Product has been terminated or suspended prior to completion, and neither the FDA nor any other applicable Governmental Entity, clinical investigator or contract research organization that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial with respect to any Company Product has commenced, or threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any proposed or ongoing clinical trial, or alleged any material violation of any Healthcare Laws in connection with any such clinical trial. To the extent required by applicable Laws, the clinical studies conducted by or on behalf of the Company have been registered on, and trial results have been reported on, the United States National Institutes of Health Website, www.clinicaltrials.gov, in accordance with 42 U.S.C. § 282(j), or in accordance with any other applicable Healthcare Laws.

(v)           Company has made available to Parent all internal and third party audits and audits by a Company Regulatory Agency related to compliance with applicable requirements by Company with respect to the Company Products in the possession, custody or control of Company or any of its Subsidiaries that report material non-compliance of any such applicable requirements. Company has made available to Parent accurate and complete copies of all material correspondence, minutes of meetings, memoranda of meetings, or material regulatory contacts with a Governmental Entity that concerns any Company Product or the Company business in the possession, custody or control of Company. To Company’s knowledge, all information, reports, statistics, and other data, if any, submitted in connection with each investigational new drug application (“IND”), new drug application (“NDA”) or similar regulatory submission or Company Regulatory Permit were true, complete and correct in all material respects as of the date of submission, and no material updates, changes, corrections, supplements, amendments or modifications necessary to such IND, NDA or such submission or Company Regulatory Permit have failed to be submitted to the FDA or applicable Governmental Entity since the Lookback Date.

(vi)           Since the Lookback Date, neither Company nor any of its subsidiaries has been convicted of, charged with, or is subject to any investigation that is pending and of which Company Group has been notified in writing or, to Company’s knowledge, which has been threatened, in each case by (i) any Governmental Entity or (ii) the U.S. Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to any Healthcare Law, including the U.S. Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or the U.S. Federal False Claims Act (31 U.S.C. §3729) or comparable non-U.S. statute with respect to the Company.

(vii)           Since the Lookback Date, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Company Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Company Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.

(viii)         To Company’s knowledge, neither Company nor any Subsidiary has been, or is, or is employing or utilizing the services of any individual who has been (i) debarred or excluded from participating in any federal or state healthcare programs or is listed on the U.S. General Services Administration/System for Award Management or the Department of Health and Human Services Office of Inspector General excluded individuals and entities listings or on any FDA debarment list; or (ii) convicted under any criminal Laws or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. §335a or any similar state or foreign applicable Law or (B) exclusion under 42 U.S.C. §1320a–7 or any similar state or foreign applicable Law; nor has Company received written notice of an impending or potential exclusion, debarment or listing. Company and its Subsidiaries have in place current agreements for the marketed Company Products to participate in federal healthcare programs in the U.S. and similar programs under the Laws in any other country or jurisdiction in where Company Products are commercialized and is in compliance with all such agreements.

(ix)           Except as set forth on Section 6.1(A)(n)(ix) of the Company Disclosure Schedule, since the Lookback Date, Company has not received any FDA Form 483 or other notice of inspectional observations or adverse findings, Warning Letter, Untitled Letter, Letter of Admonition, Order to Show Cause, or similar written correspondence or notice from the FDA, DEA, or other Company Regulatory Agency alleging or asserting material noncompliance with any applicable Healthcare Law or Company Regulatory Permits.

(x)            Except as set forth on Section 6.1(A)(n)(x), since the Lookback Date, neither the Company nor any of its Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field correction, market withdrawal or replacement, safety alert, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, including any facilities where any such products are produced, processed, packaged or stored, other than notices or actions that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(xi)           To the knowledge of the Company, and since the Lookback Date, there are no facts as of the date hereof which are reasonably likely to cause, and neither the Company nor any of its Subsidiaries has received any written notice from the FDA, any other Company Regulatory Agency, or any third party that provides or supports healthcare-related coverage (including, but not limited to, any health insurer, public or private payor, third-party administrator, pharmacy benefit manager, broker or agent) regarding, (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company or its Subsidiaries (other than recalls, withdrawals or replacements that are not material to the Company or its Subsidiaries, taken as a whole), (ii) a material change in the marketing classification or a material change in the labeling of any such Company Products, (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Company Products, or (iv) a material negative change in reimbursement or coverage status of a Company Product.

(xii)           Since the Lookback Date, the Company and its Subsidiaries have been in compliance in all material respects with all applicable Healthcare Laws. The Company and its Subsidiaries maintain a compliance program having the elements of an effective corporate compliance and ethics program identified in U.S.S.G. § 8B2.1 in all material respects that (i) governs all employees and contractors; (ii) is consistent with the current guidance from the United States Department of Justice on Evaluation of Corporate Compliance Programs, and General Compliance Program Guidance issued by the U.S. Department of Health and Human Services Office of Inspector General; (iii) is consistent with the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals; and (iv) includes reasonably appropriate policies, procedures, and trainings, designed to promote compliance with applicable Healthcare Laws and industry codes and standards. Company and its subsidiaries operate in material compliance with such healthcare compliance program. There are no outstanding compliance complaints or reports, ongoing internal compliance investigations, or outstanding compliance corrective actions, except where such complaints, reports, investigations, or corrective actions have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.

(xiii)          Except as set forth on Section 6.1(A)(n)(xiii) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has received from DEA any notice of material noncompliance with the federal CSA, adverse findings with respect to any Company Product, including any Order to Show Cause, inspectional observations, notices of violations, letters of admonition, Memorandum of Agreements, civil complaints or notice of demand for civil penalties, criminal proceeding notices pursuant to the CSA or regulations promulgated by DEA or any other similar communication from any Company Regulatory Agency.

(xiv)         As of the Effective Date, the following documents, reports, filings, data, information, audits, regulatory documentation and correspondence will be available, accessible and downloadable by Parent from IT Assets in the possession, custody or control of the Company:

(A)           each annual report and each other material report and filing submitted by Company or its Subsidiaries to the FDA or any similar state or non-U.S. Governmental Entity with respect to each Company Product or the Company business;

(B)           in an accurate and complete manner, all clinical data from completed clinical trials (including all adverse events, patient complaints, and medical incident reports) regarding the Company Products in the possession, custody or control of Company or its Subsidiaries;

(C)           all internal and third party audits and audits by a Company Regulatory Agency related to compliance with applicable requirements by Company with respect to the Company Products in the possession, custody or control of Company or its Subsidiaries; and

(D)           accurate and complete copies of (A) each IND and each similar non-U.S. regulatory submission, including all related supplements and amendments, (B) each NDA and each similar non-U.S. regulatory submission, including all related supplements and amendments and (C) each Company Regulatory Permit which, in each case of clauses (A)-(C), concerns any Company Product or the Company in the possession, custody or control of Company or its Subsidiaries.

(o)           Tax Matters.

(i)            All income and other material Tax Returns that are required to be filed by, or on behalf of the Company and its Subsidiaries have been timely filed with the appropriate Tax Authority on or before the applicable due date (taking into account any valid extensions of such due date), and all such Tax Returns are true, accurate and complete in all material respects.

(ii)           The Company and its Subsidiaries have, within the time and manner prescribed by applicable Law, paid all material Taxes required to be paid by them, including all material Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown on any Tax Return).

(iii)          All material Taxes of the Company and its Subsidiaries due and payable (whether or not shown on any Tax Return) have been timely paid by the Company and its Subsidiaries, as applicable.

(iv)          The Company and its Subsidiaries have made provision for all material Taxes payable by the Company and its Subsidiaries for which no Tax Return has yet been filed.

(v)           There are no Liens for Taxes (other than Permitted Liens) upon any property or assets of the Company or any of its Subsidiaries.

(vi)          No material deficiency for any Tax has been asserted, threatened in writing or assessed by a Tax Authority against the Company or any of its Subsidiaries which deficiency has not been paid when due, settled or withdrawn.

(vii)         Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than (x) an agreement or arrangement solely between or among the Company or one or more of its Subsidiaries or (y) customary Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes), or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.

(viii)        No claim has been made in writing by a Tax Authority against the Company or any of its Subsidiaries in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that such Person is or may be subject to any material Tax by such jurisdiction.

(ix)           Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or any similar provision of state, local or non-U.S. Law.

(x)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income (including any Company or Subsidiary item that may be included in the computation of the Taxable income of Parent or any of its Affiliates) for any period (or portion thereof) ending after the Completion Date as a result of (A) a change in method of accounting pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) made prior to the Completion Date, (B) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or other binding written agreement with any Tax Authority or any Tax sharing, allocation or similar agreement executed prior to the Completion Date, (C) an installment sale or open transaction disposition made prior to the Completion Date or (D) any prepaid amount received prior to the Completion Date.

(xi)           Neither the Company nor any of its Subsidiaries has been a member of any consolidated, combined, affiliated, unitary or similar group of companies for any Tax purposes (other than a group the common parent of which was the Company).

(xii)          Within the past two (2) years, neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(l)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(xiii)         Except to the extent otherwise listed on Section 6.1(A)(o)(xiii) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is, and at all times since its formation has been, properly treated as a foreign corporation for U.S. federal income Tax purposes.

(xiv)         Neither the Company nor any of its Subsidiaries has a permanent establishment in any country other than its jurisdiction of formation.

(xv)         Neither the Company nor any of its Subsidiaries is subject to any material private letter ruling of the IRS or comparable rulings of any Tax Authority.

(xvi)         As of the date of this Agreement, neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed (other than extensions requested in the ordinary course of business).

(xvii)        Neither the Company nor any of its Subsidiaries is the beneficiary Tax exemption, Tax holiday or other Tax reduction agreement or order of any Tax Authority.

(xviii)       Neither the Company nor any of its non-U.S. subsidiaries are treated as domestic corporations or surrogate foreign corporations under Section 7874 of the Code.

(xix)          As used in this Agreement, (A) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means any and all taxes (including customs duties or fines), fees, levies, imposts, duties or other similar assessments in the nature of a tax, imposed by or payable to any federal, state, provincial, local or non-U.S. Tax Authority, and includes all U.S. federal, state, local and non-U.S. gross or net income, gain, profits, windfall profits, franchise, gross receipts, estimated, capital, documentary, transfer, ad valorem, premium, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment compensation, social security, disability, use, property, unclaimed property, withholding or backup withholding, excise, production, value added and occupancy taxes, together with all interest, penalties and additions imposed with respect thereto, (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, notices, notifications, forms, certificates, estimates, claims for refunds and information returns) filed or required to be filed with a Tax Authority relating to Taxes, including all attachments thereto and any amendments or supplements thereof and (C) the term “Tax Authority” means any Governmental Entity responsible for the assessment, collection or enforcement of Laws relating to Taxes (including the United States Internal Revenue Service (the “IRS”) and the Irish Revenue Commissioners and any similar state, local, or non-U.S. revenue agency).

(p)           Labor Matters.

(i)           No member of the Company Group is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or binding understanding with a labor union, labor organization, works council, or similar employee representative. No member of the Company Group is or, since the Lookback Date, has been subject to a labor dispute, strike or work stoppage except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there are and, since the Lookback Date, there have been no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened to be made involving employees of the Company Group, except for those the formation of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)           The Company has made available to Parent a schedule listing each of the employees of the Company Group as of the date hereof, together with each such employee’s (1) name (to the extent permitted by applicable Law) or anonymous identifier, (2) employer, (3) base salary or hourly wage, (4) title, (5) start date, (6) location, (7) whether full- or part-time, (8) whether active or on leave (and, if on leave, the nature of the leave and the expected return date), and (9) whether exempt from the Fair Labor Standards Act, which schedule will be updated within ten (10) Business Days prior to the Effective Time.

(iii)           The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to any employees of the Company Group, except for where the failure to obtain any such consent or make any such advance notifications (A) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would not materially delay or frustrate the consummation of the transactions contemplated hereby (including the Acquisition).

(iv)           Each member of the Company Group is and, since the Lookback Date, has been in compliance, in all material respects, with all Laws relating to labor and employment, including all such Laws relating to wages and hours (including minimum wage and overtime wages), human rights, discrimination, harassment, retaliation, pay equity, employment equity, paid sick days/leave entitlements and benefits, family and medical leave and other leaves of absence (including the federal Emergency Family and Medical Leave Expansion Act), workers’ compensation, safety and health, immigration and work authorization (including with respect to the completion of Forms I-9 for all employees and the proper confirmation of employee visas), worker classification (including with respect to employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), plant closures and layoffs (including the Worker Adjustment and Retraining Notification of 1988, as amended, and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Laws (“WARN”)), terms and conditions of employment, whistleblowing, disability rights or benefits, employee trainings and notices, labor relations, employee leave issues, and unemployment insurance.

(v)           There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to the Company or its Subsidiaries between the Lookback Date, and the date of this Agreement.

(vi)           All employees employed in the United States are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any material amounts being owed to such individual other than with respect to wages accrued before termination, other amounts ordinarily due on termination, and severance under Company Benefits Plans disclosed on Section 6.1(A)(j)(i) of the Company Disclosure Schedule or amounts required by applicable Law. The relationships with all individuals engaged directly by the Company who act on their own as contractors or as other service providers can be terminated for any reason with no greater than sixty (60) days’ prior written notice, without any material amounts being owed to such individuals, other than with respect to payments earned before the notice of termination. As of the date hereof, no employee is on disability or other leave of absence, other than short-term absences of less than three (3) weeks. Except as disclosed on Section 6.1(A)(j)(vi) of the Company Disclosure Schedule, no member of the Company Group sponsors any employee for, or otherwise knowingly engages any employee working pursuant to, a visa.

(vii)         Since the Lookback Date, each member of the Company Group has reasonably investigated all sexual harassment and other discrimination, retaliation or material policy violation allegations relating to its employees, of which it is aware. With respect to each such allegation with potential merit, each of the Company and its Subsidiaries have taken prompt corrective action that the Company or such Subsidiary has determined is reasonably calculated to prevent further improper action. No member of the Company Group reasonably expects any material liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors or agents of the Company Group, that, if known to the public, would bring the Company Group into material disrepute.

(q)           Intellectual Property.

(i)            Section 6.1(A)(q)(i) of the Company Disclosure Schedule contains a complete and accurate list of all registrations (including for patents, trademarks, copyrights and domain names) and applications for registration for Owned Intellectual Property or for material Licensed Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries (the “Company Registered IP”).

(ii)           Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole: (1) none of the Company Registered IP has lapsed, expired, or been cancelled or abandoned and (2) the Company Intellectual Property has not been adjudged invalid or unenforceable, and, to the knowledge of the Company, is valid and enforceable.

(iii)          Except for such failures of each of the following clauses (1) through (3) to be true and correct as have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, (1) members of the Company Group solely and exclusively own all right, title and interest in and to the Owned Intellectual Property and hold all of their right, title and interest in and to all of the Owned Intellectual Property free and clear of all Liens (other than non-exclusive licenses granted by Company or one of its Subsidiaries in the ordinary course of business and other Permitted Liens), (2) the Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property necessary to conduct the respective businesses of the Company Group as currently conducted, and as currently contemplated to be conducted in the ordinary course of business (it being understood that this clause (2) does not constitute a representation as to absence of infringement which is addressed in Section 6.1(A)(q)(iv) below), and (3) there exist no material restrictions on the use of any of the Owned Intellectual Property.

(iv)           Except for such failures of each of the following clauses (1) through (3) to be true and correct as have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole, (1) neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses nor any Company Product has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party, (2) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and, since the Lookback Date, no member of the Company Group has received any written notice of such a claim, action, suit, investigation, proceeding or threat (A) alleging that the Company or any of its Subsidiaries or any Company Product has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party or (B) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any Company Intellectual Property (including any challenges to the validity, enforceability, registrability, ownership or use of any Company Intellectual Property) and (3) to the knowledge of the Company, no Third Party has infringed, misappropriated, diluted or otherwise violated any Company Intellectual Property.

(v)           The Company Group has taken commercially reasonable measures to maintain the confidentiality of the Trade Secrets included in the Owned Intellectual Property. To the knowledge of the Company, such Trade Secrets included in the Owned Intellectual Property that are material have not been disclosed to any Person except pursuant to written non-disclosure agreements or in forms that have previously been disclosed to Parent.

(vi)          The Company Group has obtained from all parties (including current or former employees, officers, directors, consultants and contractors) who have created or developed (or are creating or developing) Intellectual Property for or on behalf of the Company Group, written, valid and enforceable non-disclosure and assignment-of-rights agreements for the benefit of the Company Group pursuant to which each such party presently assigns to the Company or one of its Subsidiaries all rights, including Intellectual Property rights, in work product created by such party in connection with such party’s employment, engagement or other affiliation with the Company Group, except with respect to any Intellectual Property that is not material to the conduct of the Company Group’s business as currently conducted (including research of products in development).

(vii)         Each member of the Company Group has complied in all material respects with any and all obligations to the extent applicable pursuant to the Bayh-Dole Act, 35 U.S.C. § 200-212, or other similar obligations under the Laws of any jurisdiction, including with respect to any patents that are part of the Company Intellectual Property. Except as identified on Section 6.1(A)(q)(vii) of the Company Disclosure Schedule, no funding, facilities, personnel or other resources of any Governmental Entity, university, college, educational institution, research institution or center or other private funding agency were used in the development of any material owned or exclusively licensed Company Intellectual Property, and no Governmental Entity, university, college, educational institution, research institute or center or other private funding agency has any right in or to such Intellectual Property.

(viii)        Each member of the Company Group complies and, since the Lookback Date, has at all times complied with the Data Privacy Requirements in all material respects, and since the Lookback Date, no member of the Company Group (or, to the knowledge of the Company, any Person Processing or that has Processed Personal Data on behalf of any member of the Company Group) has: (1) been subject to any breach, loss, destruction or damage of, unlawful or unauthorized disclosure, use or access to, Personal Data that has given rise to a legal obligation to notify any Person or Governmental Entity; or (2) received or been subject to any written claim, action, suit, investigation, proceeding complaint, notice or dispute with or by any Person (including any Governmental Entity) in relation to its compliance with the Data Privacy Requirements, and, to the knowledge of the Company, there are no circumstances likely to give rise to any such event.

(ix)           The Company and its Subsidiaries, where required by the Data Privacy Requirements, provide reasonable notice of their Personal Data Processing on their websites and, to the knowledge of the Company, other customer and public communications and during the past three years, the Company and its Subsidiaries have complied in material respects with such policies. Neither this Agreement nor the consummation of the transactions contemplated hereby (including the Acquisition) will violate any Data Privacy Requirements in any material respect; and the Company and its Subsidiaries have taken commercially reasonable steps consistent with commercially reasonable industry practice designed to protect the Personal Data that they process against loss and unauthorized access, use, modification, disclosure or other misuse.

(x)            Except as has not been, and would not reasonably be expected to be material to the Company Group, taken as a whole, (1) the IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits the Company Group to conduct its business as currently conducted, (2) each member of the Company Group takes commercially reasonable actions, consistent with current industry standards, designed to protect the confidentiality, integrity and security of the IT Assets (and all data and other information and transactions stored or contained therein or processed or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, (3) (x) there has been no unauthorized use or access or security breaches, or interruption, modification, loss or corruption of any of the IT Assets (or any data or other information or transactions stored or contained therein or processed or transmitted thereby) (y) the IT Assets have not malfunctioned or failed (except for malfunctions or failures that have been fully remediated and did not give rise to material liability to the Company) and (z) the IT Assets are free from bugs and other defects and do not contain any “virus,” “worm,” “spyware,” “ransomware,” or other malicious Software.

(r)           Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is, subject to the Equitable Exceptions, a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Leases that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by the Company or any of its Subsidiaries of any of the provisions thereof), (ii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease and (iii) neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under any Lease.

(s)           Required Vote of Company Shareholders. The Company Shareholder Approval is the only vote of holders of Equity Securities of the Company which is required to consummate the transactions contemplated hereby.

(t)           Material Contracts.

(i)           Section 6.1(A)(t)(i) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each Contract to which the Company or any of its Subsidiaries is a party or by which it is bound (each such Contract, and each of the following types of Contracts (other than any Company Benefit Plan) described below to which the Company or any of its Subsidiaries becomes a party or by which it otherwise becomes bound after the date of this Agreement, a “Company Material Contract”):

(A)           each acquisition or divestiture Contract (including any Contracts pursuant to which any member of the Company Group has transferred or agreed to transfer ownership of any Intellectual Property) that (x) has a maximum potential value (or which otherwise requires the receipt or making of payments) in excess of $250,000 (including pursuant to any “earn-out”, contingent value rights, milestone payments, license fees, royalty payments, development costs or other contingent payment or value obligations) and pursuant to which the Company or its Subsidiaries has any current or future obligations, (y) involves the issuance of any Equity Securities of the Company or any of its Subsidiaries to a Third Party following the date of this Agreement or (z) grants to any Person (other than any member of the Company Group) any right of first refusal, right of first negotiation, right of first offer, option to purchase, option to license, or any other similar rights with respect to any Company Product or any owned or exclusively licensed Company Intellectual Property;

(B)           any Contract with any Governmental Entity that is material to the Company and its Subsidiaries, taken as a whole, and involving or that would reasonably be expected to involve payments to or from any Governmental Entity in an amount having a maximum potential value in excess of $250,000;

(C)           any Contract that (x) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Parent or any of its Affiliates to take such actions after the Effective Time, (y) contains exclusivity or “most favored nation” obligations or (z) contains any other provisions materially restricting or purporting to materially restrict the ability of the Company or any of its Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, test or research any Company Products through Third Parties, or to solicit any potential customer, supplier or other business relation in any material respect or that would so limit or purport to limit Parent or any of its Affiliates after the Effective Time;

(D)           any Contract relating to third-party indebtedness for borrowed money in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any of its Subsidiaries;

(E)           any Contract restricting the Company or any of its Subsidiaries from (x) the payment of dividends (y) the making of distributions to shareholders or (z) the ability to repurchase or redeem Equity Securities;

(F)           any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research, development or other similar agreement, which is material to the Company Group, taken as a whole;

(G)           any collective bargaining agreements or other agreements with any labor organization, labor union, or works council;

(H)           any Contracts or other transactions with any (A) executive officer or director of the Company or (B) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner;

(I)            any Contracts pursuant to which the Company or any of its Subsidiaries (A) receives any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property (other than non-exclusive licenses for generally commercially available off-the-shelf Software with annual payments of less than $250,000), (B) grants a Third Party any license (including any sublicense) to, or covenant not to sue under, any Intellectual Property or (C) has transferred or agreed to transfer ownership of any Owned Intellectual Property;

(J)            any Contract involving the settlement of any Action or threatened Action (or series of related Actions) (A) which (x) will involve payments by the Company or any of its Subsidiaries after the date hereof, or involved such payments, in excess of $250,000 or (y) will impose, or imposed, materially burdensome monitoring or reporting obligations by the Company or any of its Subsidiaries outside the ordinary course of business or material restrictions on the Company or any Subsidiary of the Company (or, following the Completion, on Parent or any Subsidiary of Parent) or (B) which impose material restrictions on the use of any material Intellectual Property;

(K)           any stockholders, investors rights, registration rights or similar agreements or arrangements with respect to the Company or any of its Subsidiaries; and

(L)           any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K.

(ii)           All of the Company Material Contracts are, subject to the Equitable Exceptions, (A) valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto and (B) in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, in the case of (A), except for such Company Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by the Company or any of its Subsidiaries of any of the provisions thereof, and except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, an effect that is material to the Company Group, taken as a whole. To the knowledge of the Company, as of the date hereof, no Person is seeking to terminate or challenging the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, an effect that is material to the Company Group, taken as a whole. Neither the Company nor any of its Subsidiaries, nor, as of the date hereof, to the knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a material default under any provision of, and as of the date hereof neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, an effect that is material to the Company Group, taken as a whole. The Company has made available to Parent true and complete copies of each Company Material Contract as in effect as of the date hereof.

(u)           Insurance. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks reasonably adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies for which the Company or any of its Subsidiaries is a policyholder or which cover the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries as of the date hereof (the “Company Insurance Policies”) are in full force and effect and (A) are sufficient for compliance by the Company and its Subsidiaries with all Company Material Contracts and (B) will not terminate or lapse by their terms (other than any change of control provisions in claims-made policies) by reason of the consummation of the transactions contemplated hereby (including the Acquisition) and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Acquisition) do not and will not constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of the Company Insurance Policies.

(v)           Opinions of Financial Advisors.

(i)            The Company Board has received the oral opinion, to be confirmed in writing by delivery of a written opinion, of Goldman Sachs & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Scheme Consideration to be paid to the Company Shareholders (other than Parent and any Concert Parties of Parent and their respective affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. A written copy of such opinion will be delivered promptly to Parent after the date hereof for informational purposes only.

(ii)           The Company Board has received the oral opinion, to be confirmed in writing by delivery of a written opinion, of Morgan Stanley & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Scheme Consideration to be paid to the Company Shareholders (other than Parent and any Concert Parties of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. A written copy of such opinion will be delivered promptly to Parent after the date hereof for informational purposes only.

(w)           Finders or Brokers. Except for Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, there is no investment banker, broker or finder who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. Correct and complete copies of all agreements between the Company and Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, have been delivered to Parent.

(x)           FCPA and Anti-Corruption.

(i)            Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, neither the Company nor any of its Subsidiaries, nor any director, manager or employee of the Company or any of its Subsidiary has, in the past five (5) years in connection with the business of the Company or any of its Subsidiaries, itself or, to the Company’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, while acting on behalf of the Company or any Subsidiary of the Company, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable).

(ii)           Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, manager or employee of the Company or any its Subsidiaries (in each case, while acting on behalf of the Company or any of its Subsidiaries), are, or in the past five (5) years have been, subject to any actual or pending or, to the knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to applicable Bribery Legislation, including the FCPA.

(iii)          In the past five (5) years, the Company and each of its Subsidiaries has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and each of its Subsidiaries as required by the FCPA.

(iv)          The Company and each of its Subsidiaries has instituted policies and procedures reasonably designed to promote compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.

(v)           To the knowledge of the Company, no officer, director, or employee of the Company or any of its Subsidiaries is a Government Official.

(vi)           Except for such failures of each of the following clauses (A) through (C) to be true and correct as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, none of the Company or any of its Subsidiaries, nor any of their respective directors, managers or employees (A) is a Sanctioned Person, (B) has, since April 24, 2019, engaged in direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries in violation of any Sanctions Law or (C) has, since April 24, 2019, violated, or engaged in any conduct in violation of any Sanctions Law, nor to the knowledge of the Company, been the subject of an investigation or allegation of such a violation or sanctionable conduct or any voluntary or involuntary disclosure to any Governmental Entity regarding any such actual or potential violation of Sanctions Laws.

(y)           Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Memorandum and Articles of Association is, or at the Effective Time will be, applicable to Parent or any of its Subsidiaries, the CVR Agreement, the Acquisition or the Scheme.

(z)           Transactions with Affiliates. To the knowledge of the Company and as of the date of this Agreement, since the Lookback Date, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

(B)           No Other Representations. Except for the representations and warranties made by the Company in Section 6.1(A) (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 10.8 and the introduction to this Section 6.1), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, Parent acknowledges that it has conducted its own independent investigation of the Company and the Company Group and, in making its determination to proceed with the transactions contemplated by this Agreement, Parent has relied on the results of its own independent investigation and on the representations and warranties of the Company expressly set forth in Section 6.1(A). Nothing in this Section 6.1(B) shall be construed as a waiver (or an admission of non-reliance with respect to) any claims based on fraud.

Section 6.2            Parent Representations and Warranties.

(A) Subject to Section 10.8, and except as disclosed in any publicly available report, schedule, form, statement, prospectus, registration statement or other document required to be filed with or furnished to the SEC by Parent on or after the Lookback Date (collectively, together with any exhibits and schedules thereto and other information therein, the “Parent SEC Documents”), and prior to the date hereof Parent represents and warrants to the Company as follows:

(a)           Qualification, Organization etc. Parent is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Parent has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Corporate Authority Relative to this Agreement; No Violation.

(i)            Parent has all requisite corporate power and authority to enter into this Agreement and the CVR Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the CVR Agreement and the consummation of the transactions contemplated hereby (including the Acquisition) and thereby has been duly and validly authorized by the Parent Board and, except for the filing of the required documents in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Parent are necessary to authorize the consummation of the transactions contemplated hereby (including the Acquisition). This Agreement has been and, at the Completion, the CVR Agreement will be, duly and validly executed and delivered by Parent and, assuming this Agreement and the CVR Agreement constitute the valid and binding agreement of the Company and the Rights Agent (solely with respect to the CVR Agreement), constitute and will constitute valid and binding agreements of Parent, enforceable against Parent in accordance with their terms, subject to the Equitable Exceptions.

(ii)           The execution, delivery and performance by Parent of this Agreement and the CVR Agreement (and the consummation by Parent of the transactions contemplated hereby (including the Acquisition)) require no action by or in respect of, Clearances of, or Filings with, any Governmental Entity other than (A) compliance with the provisions of the Act, (B) compliance with the Takeover Panel Act and the Takeover Rules, (C) compliance with any applicable requirements of the HSR Act, (D) compliance with and Filings under any applicable Antitrust Laws of any non-U.S. jurisdictions, (E) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the Nasdaq Global Select Market and (F) any other actions, Clearances or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii)          Assuming compliance with the Scheme, the Act and any directions or orders of the High Court, the execution, delivery and performance by Parent of this Agreement, the CVR Agreement and the consummation of the transactions contemplated hereby and thereby (including the Acquisition) do not and will not (A) contravene, conflict with, or result in any material violation or material breach of any provision of the Organizational Documents of Parent, (B) assuming compliance with the matters referred to in Section 6.1(A)(d)(ii) contravene, conflict with or result in any violation or breach of any provision of any applicable Law, (C) assuming compliance with the matters referred to in Section 6.1(A)(d)(ii), require any Clearance or other action by any Person, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Parent permit or any Contract binding upon Parent or any of its Subsidiaries or any Clearance (including Clearances required by Contract) affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries, except, in the case of each of clauses (B) and (C), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           Investigations; Litigation. As of the date hereof, (i) there is no Action or Order pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries or any of the respective properties or assets of Parent or any of its Subsidiaries, before (or, in the case of threatened Actions or Orders, that would be before) any Governmental Entity and (ii) to the knowledge of Parent there is no Action pending or threatened against any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, in the case clause (i), that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)           Information Supplied. The information provided by and relating to Parent and its Subsidiaries to be contained in the Scheme Document, the Proxy Statement and any other documents filed or furnished with or to the High Court, the SEC, the Panel or pursuant to the Act and the Takeover Rules in each case in connection with the Acquisition will not, on the date the Scheme Document and the Proxy Statement (and any amendment or supplement thereto) is first proposed to Company Shareholders and at the time of the Court Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.

(e)           Financing.

(i)            At the Effective Time, Parent will have sufficient cash, available lines of credit or other sources of immediately available and cleared funds to enable Parent to make all required payments payable at the Effective Time in connection with the transactions contemplated under this Agreement (such amounts collectively, the “Financing Amounts”). If the Milestone (as defined in the CVR Agreement) is achieved, on the date the Milestone Payment (as defined in the CVR Agreement) is made, Parent will have cash resources in immediately available funds and in an amount sufficient to satisfy Parent’s cash payment obligations under the CVR Agreement.

(ii)           As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies, dated as of the date of this Agreement, of the fully executed Debt Agreement, together with all attached exhibits, schedules and annexes, and the fee letters (which may be redacted solely to the extent described below) associated therewith (but excluding any side letters or other similar agreements which do not impact the amount or availability of the Financing at the Effective Time or amend or, waive any of the terms of the Debt Agreement or impose any additional conditions or expand the conditions to obtaining the Financing on or before the occurrence of Completion), to provide to Parent the amount of financing set forth in the Debt Agreement, in order to consummate the Acquisition. As of the date of this Agreement, a true, correct and complete copy of each fee letter related to the Debt Agreement as in effect on the date of this Agreement has been provided to the Company, except that the fees and other customary “flex” terms (including provisions in such fee letter related to fees and economic terms) may have been redacted; provided, however, that no redacted term provides that the aggregate amount or net cash proceeds of the Financing set forth in the unredacted portion of the Debt Agreement could be reduced or adds or modifies any conditions or contingencies that affect the availability of all or any portion of the Financing at the Effective Time. Parent has fully paid (or caused to be paid) all commitment and other fees, if any, required by the Debt Agreement that are due and payable on or before the date of this Agreement. As of the date of this Agreement and other than as set forth in the Debt Agreement and assuming the satisfaction or waiver of each of the Conditions, there are no conditions precedent to the funding of the full amount of the Financing as necessary to consummate the transactions contemplated by this Agreement and to satisfy all of the payment and other obligations of Parent under this Agreement, and there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the Acquisition to which Parent or any of its respective Affiliates is a party that would permit the Financing Sources to reduce the total amount of the Financing or impose any additional conditions precedent to the availability of the Financing or that could affect the timing, termination or availability of the Financing necessary to consummate the Acquisition.

(iii)           As of the date of this Agreement, the Debt Agreement is a valid and binding obligation of Parent and, to the knowledge of Parent, each other party thereto, and is enforceable in accordance with its terms, subject, in each case, to Equitable Exceptions, and in full force and effect, and has not been amended, modified, withdrawn, terminated or rescinded in any respect. No such amendment, modification, withdrawal termination, or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto (other than with respect to “flex” rights and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Agreement as of the date of this Agreement). Other than customary engagement letters, the redacted fee letters provided in accordance with clause (ii) above or nondisclosure or non-reliance agreements which do not impact the conditionality, aggregate amount or availability at the Effective Time of the Financing, as of the date of this Agreement, there are no other contracts or side letters, or arrangements to which Parent or any of its Affiliates is a party related to the Financing, other than as expressly contained in the Debt Agreement or otherwise delivered to the Company.

(f)           Ownership of Shares. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, beneficially or otherwise, any Company Share or any securities, contracts or obligations convertible into or exercisable or exchangeable for Company Share.

(B)           No Other Representations. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Section 6.2(A), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries. The Company acknowledge that it has conducted its own independent investigation of Parent and, in making its determination to proceed with the transactions contemplated by this Agreement, the Company has relied on the results of its own independent investigation and on the representations and warranties of Parent expressly set forth in Section 6.2(A). Nothing in this Section 6.2(B) shall be construed as a waiver (or an admission of non-reliance with respect to) any claims based on fraud.

Article VII

ADDITIONAL AGREEMENTS

Section 7.1            Access to Information; Confidentiality; Notices of Certain Events.

(a)           Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to Parent, its Subsidiaries and its and their respective Representatives and Financing Sources, reasonable access during normal business hours, during the period from the date of this Agreement to the earlier of Completion and the date, if any, on which the Agreement is validly terminated pursuant to and in accordance with Article IX, to (i) its and its Subsidiaries’ properties, employees, contracts, commitments and books and records and financial and operating data and (ii) all other information not made available pursuant to clause (i) of this Section 7.1(a) concerning its and its Subsidiaries’ businesses, properties and personnel as Parent may reasonably request (in the case of each of clause (i) and (ii), in a manner so as to not unreasonably interfere with the normal business operations of the Company or any of its Subsidiaries). During such period described in the immediately preceding sentence, upon reasonable notice and subject to applicable Law and during normal business hours, the Company shall instruct its pertinent Representatives to reasonably cooperate with Parent in its review of any such information provided or made available pursuant to the immediately preceding sentence. Any such access shall be conducted at Parent’s expense and shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. No information or knowledge obtained in any review or investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty made by the Company pursuant to this Agreement.

(b)           Without limiting the generality of Section 7.1(a), during the period from the date of this Agreement to the earlier of Completion and the date, if any, on which the Agreement is validly terminated pursuant to and in accordance with Article IX, the Company agrees to, and to cause its Subsidiaries to, subject to applicable Law, (i) reasonably assist and cooperate with Parent and its Subsidiaries to facilitate the post-Completion integration of the Company and its Subsidiaries with Parent and its Subsidiaries (including, at the request of Parent from time to time, reasonably assisting and cooperating with Parent and its Subsidiaries in the planning and development of a post-Completion integration plan) and (ii) provide reasonable access to key personnel identified by Parent to facilitate Parent’s efforts with respect to the post-Completion retention of such key personnel.

(c)           Notwithstanding anything to the contrary in this Section 7.1 or Section 7.2, neither the Company nor any of its respective Subsidiaries shall be required to provide access to, disclose information to or assist or cooperate with Parent, in each case if and to the extent such access, disclosure, assistance or cooperation (i) would, as reasonably determined based on the advice of outside counsel, jeopardize any attorney-client privilege or other privileges and immunities with respect to such information or (ii) would contravene any applicable Law to which the Company or any of its Subsidiaries is subject, including the Protective Orders in the Actions set forth on Section 7.1(f) of the Company Disclosure Schedule; provided, that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (A) as necessary to comply with applicable Law and (B) as necessary to address reasonable attorney-client, work product or other privilege concerns, or entering into a joint defense or other arrangement) and to provide such information as to the applicable matter as can be conveyed. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate, and the other Party shall treat, any competitively sensitive material provided to the other under this Section 7.1 or Section 7.2 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the Parties may mutually propose and enter into, will not be disclosed by such outside counsel to employees, officers, directors, other advisors or representatives of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

(d)           The Company shall promptly notify and, if applicable, provide copies to Parent of:

(i)            any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Scheme, the Acquisition or the other transactions contemplated hereby; and

(ii)           any Action (other than any investigation), or to the knowledge of the Company, investigation, commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of the Company’s representations or warranties, as the case may be, or that relate to the consummation of the Scheme, the Acquisition or the other transactions contemplated hereby. A failure by the Company to provide information pursuant to this Section 7.1(d) shall not constitute a breach of this Agreement for the purpose of any Condition.

(e)           Each Party shall promptly notify and, if applicable, provide copies to the other Party of the occurrence of any event which would or would reasonably be expected to (A) prevent or materially delay the consummation of the Scheme, the Acquisition or the other transactions contemplated hereby or (B) result in the failure of any Condition; provided, that the delivery of any notice pursuant to Section 7.1(d) or this Section 7.1(e) shall not in and of itself (i) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (ii) update any section of the Company Disclosure Schedule. A failure by either Party to provide information pursuant to this Section 7.1(e) shall not constitute a breach of this Agreement for the purpose of any Condition.

(f)           To the fullest extent permitted by applicable Law and without limiting the Company’s obligations pursuant to any other provision of this Agreement, with respect to the Actions set forth on Section 7.1(f) of the Company Disclosure Schedule, the Company shall (i) keep Parent reasonably informed (on a timely basis) regarding the status of and any developments with respect to such Actions following the date hereof and provide such additional information with respect to such Actions as Parent may reasonably request and (ii) consult and cooperate with Parent, and consider in good faith Parent’s views, as to the strategy, defense and settlement discussions with respect to such Actions. The Company and Parent will operate under this Section 7.1(f) pursuant to a common interest agreement, whereby any information shared pursuant to the foregoing sentence remains subject to the protection of the attorney-client privilege, attorney work product doctrine, common interest privilege, joint defense privilege and any and all other applicable rights, privileges, protections or immunities.

(g)           Until the earlier of Completion and the date, if any, on which the Agreement is validly terminated pursuant to and in accordance with Article IX, the Company shall, to the extent permitted by applicable Law, (i) promptly provide Parent with a copy of all material written correspondence received after the date hereof from the FDA, DEA, or any similar Governmental Entity and inform Parent of any material oral communications with the FDA, DEA, or any other Governmental Entity with respect to (x) any allegations of violations or infractions involving any Company Products, (y) the recall, removal or market withdrawal of any Company Products sold in the U.S. by the Company or its Subsidiaries or (z) any warning letter issued to the Company or any of its Subsidiaries by the FDA or any other Governmental Entity with respect to Company Products, in the case of each of clauses (x), (y) and (z), if the applicable Company Products are material to the Company and its Subsidiaries, taken as a whole and (ii) promptly provide Parent with such information as Parent may reasonably request on any side effects, adverse effects, or the results of any pre-clinical testing with request to any Company Product.

(h)           The Parties hereby agree that all information provided to them or their respective Representatives pursuant to this Agreement shall be subject to the Confidentiality Agreement.

Section 7.2            Consents and Regulatory Approvals.

(a)           The terms of the Acquisition at the date of publication of the Scheme Document shall be set out in the Rule 2.7 Announcement and the Scheme Document, to the extent required by applicable Law.

(b)           Subject to the terms and conditions of this Agreement, including Section 7.2(c), each Party shall, and each shall cause its Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by applicable Law, to achieve satisfaction of the Conditions and to consummate the Acquisition and the other transactions contemplated hereby as promptly as reasonably practicable and in any event on or before the End Date, including using reasonable best efforts to (x) prepare and file as promptly as reasonably practicable with any Governmental Entity or other third party all documentation to effect all Filings (and thereafter make any other required or appropriate submissions) as are necessary, proper or advisable to consummate the Acquisition and the other transactions contemplated hereby, including the Company and Parent as applicable each making (A) as promptly as reasonably practicable, but in no event later than twenty (20) Business Days after the date hereof (unless the Parties mutually agree otherwise), an appropriate Filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Acquisition and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act and (B) as promptly as reasonably practicable, but in no event later than twenty (20) Business Days after the date hereof (unless the Parties mutually agree otherwise), any other Filing, either finally or in draft as is appropriate in the relevant jurisdiction, that is required and advisable under any other Antitrust Law or foreign investment Law, including making all required Filings under the Antitrust Laws in the jurisdictions listed on Section 7.2(b) of the Company Disclosure Schedule and (y) obtain prior to the End Date, and thereafter maintain, all Clearances required to be obtained from any Governmental Entity in connection with any Filing or submission to any Governmental Entity and any investigation or other inquiry (including any litigation) by or before any Governmental Entity that are necessary and advisable to consummate the Acquisition or other transactions contemplated hereby, and complying with the terms and conditions of each Clearance. Each Party shall promptly provide any supplemental information or documentation requested by any Governmental Entity (including, but not limited to, supplying as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or other applicable Antitrust Law or foreign investment Law). The Company will provide all information reasonably required to enable Parent to make such Filings and to achieve the fulfilment of the conditions precedent and cooperate with Parent in its efforts to comply with its obligations under this Agreement, including in seeking to obtain any required Clearances, including defending (but without any obligation to commence) any Action commenced by any Governmental Entity in connection with the transactions contemplated hereby.

(c)           Notwithstanding Section 7.2(b) or anything else in this Agreement to the contrary, nothing in this Agreement or otherwise shall obligate or otherwise require Parent nor any of its Subsidiaries or Affiliates to propose, agree to, commit to or effect any action (or refrain or cause to refrain from taking any action) (including, in each case, any divestiture, hold separate arrangement, licensing of rights, or termination, assignment, novation or modification of Contracts (or portions thereof) or other business relationships), restriction, commitment, condition, contingency, contribution, cost, expense, liability, limitation, loss, obligation, payment, requirement or term, with respect to any asset, operation, division, business, product line or business relationship of Parent, the Company or any of their respective Subsidiaries, in each case as a condition to, or in connection with, (i) the expiration or termination of any applicable waiting period relating to the Acquisition under the HSR Act, (ii) obtaining any Clearance under any other applicable Antitrust Laws or foreign investment Laws or (iii) obtaining any other Clearance from a Governmental Entity or otherwise. In addition, the Company shall not offer or commit to take any of such actions without Parent’s prior written consent, which includes taking or committing to take actions that limit Parent or any of its Subsidiaries (including the Company following the Effective Time), as applicable, freedom of action with respect to, or their ability to retain, any of the businesses, employees, or assets of the Company, and Parent and its Affiliates shall not be required to commit to any provision (in any consent decree or otherwise) requiring the prior approval of a Governmental Entity to engage, or agree not to engage in any present or future transaction involving Parent or any of its Affiliates; provided, however, notwithstanding the foregoing, Parent shall defend through litigation on the merits any claim asserted in court or through administrative tribunal by any Governmental Entity under any applicable Antitrust Law that would prevent Completion from occurring prior to the End Date, it being understood that, notwithstanding Section 7.2(d) below, Parent shall have the right to direct, devise and control such litigation.

(d)           Parent and Company shall jointly (i) direct, devise and implement the strategy for obtaining any necessary approval of and submitting filings to, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and shall have the right to co-lead all meetings and communications (including any negotiations) with, any Governmental Entity that has authority to enforce any Antitrust Law, and (ii) control the defense and settlement of any Action brought by or before any Governmental Entity that has authority to enforce any Antitrust Law.

(e)           To the extent permitted by applicable Law, the Company and Parent shall, as promptly as reasonably practicable, (i) upon request from a Governmental Entity, furnish to such Governmental Entity, any information or documentation concerning themselves, their Subsidiaries, directors, officers and shareholders information or documentation concerning the Acquisition, the Scheme and the other transactions contemplated hereby and such other matters as may be requested and (ii) make available their respective Representatives to, upon reasonable request, any Governmental Entity, in the case of each of clauses (i) and (ii), in connection with (A) the preparation of any Filing made by or on their behalf to any Governmental Entity in connection with the Acquisition, the Scheme or any of the other transactions contemplated hereby or (B) any Governmental Entity investigation, review or approval process.

(f)           Subject to Section 7.2(d), applicable Laws relating to the sharing of information and the terms and conditions of the Confidentiality Agreement and all other agreements entered into by the Parties, and subject to the proviso at the end of this Section 7.2(f), Parent and the Company shall, and shall cause their respective Subsidiaries to: (i) (A) as far in advance as reasonably practicable, notify the other of, and provide the other party with an opportunity to consult with respect to, any Filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Agreement, (B) prior to submitting any such Filing or making any such communication or inquiry, provide the other Party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other Party’s Representatives in connection with any such Filing, communication or inquiry (except HSR filings), and (C) promptly following the submission of such Filing (except HSR filings) or making of such communication or inquiry, provide the other party with a copy of any such Filing or, if in written form, a summary of any communication or inquiry; (ii) as promptly as reasonably practicable following receipt, furnish the other party with a copy of any Filing (except HSR filings) or, if in written form, material or substantive communication or inquiry, it or any of its Subsidiaries receives from any Governmental Entity relating to matters that are the subject of this Agreement; and (iii) coordinate and reasonably cooperate with the other Party in sharing such information and provide such other assistance as the other Party may reasonably request in connection with this Section 7.2. Subject to Section 7.2(c), none of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any Filing, Action (including the settlement of any investigation) or other inquiry regarding the Acquisition or the Scheme unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, allows the other party to participate. Any such disclosures or provision of copies by one Party to the other may be designated as “outside counsel only” basis, if appropriate and, if so designated, shall be given only to the outside legal counsel of the recipient and shall not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(g)           In the event that the latest date on which the High Court or the Panel would permit Completion to occur is prior to the End Date, the Parties shall use their respective reasonable best efforts to obtain consent of the High Court or the Panel, as applicable, to an extension of such latest date (but not beyond the End Date). If (i) the High Court or the Panel require the lapsing of the Scheme prior to the End Date or (ii) Condition 1 fails to be satisfied, the Parties shall (unless and until this Agreement is validly terminated pursuant to and in accordance with Article IX) take all reasonable actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in subclause (i) or (ii) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).

(h)           From the date of this Agreement through the earlier of the termination of this Agreement or Completion, Parent shall not, and shall cause its Subsidiaries and Affiliates not to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity interests in, or by any other manner outside the ordinary course of business, any Person that has an asset or program in clinical development or approved for narcolepsy or idiopathic hypersomnia and that would reasonably be expected to (i) materially delay or materially impede the receipt of any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to close the Acquisition and the other transactions contemplated by this Agreement or (ii) materially delay the closing of the Acquisition and the other transactions contemplated by this Agreement.

Section 7.3           Directors’ and Officers’ Indemnification and Insurance.

(a)           For a period of not less than six (6) years from the Effective Date, Parent shall cause the Company or any applicable Subsidiary thereof (collectively, the “D&O Indemnifying Parties”), to the fullest extent each such D&O Indemnifying Party is so authorized or permitted by applicable Law, as now or hereafter in effect, to fulfill and honor in all respects the obligations of the Company to each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Effective Time, serving as a director or officer of the Company or any of its Subsidiaries, or at the request or for the benefit of the Company or any of its Subsidiaries as a director, trustee or officer of any other entity or any benefit plan maintained by the Company or any of its Subsidiaries (collectively, the “D&O Indemnified Parties”) pursuant to (i) each indemnification agreement in effect between the Company and/or any of its Subsidiaries and any D&O Indemnified Party as of the date thereof and set forth on Section 7.3(a) of the Company Disclosure Schedule and (ii) all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions contained in the Organizational Documents of the Company (as in effect on the date of this Agreement).

(b)           For a period of not less than six (6) years from the Effective Date, Parent shall cause the Organizational Documents of the Company to contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Organizational Documents of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of at least six (6) years from the Effective Date in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party, unless any modification or amendment is required by applicable Law (but then only to the extent required by applicable Law). At the Company’s option and expense, prior to the Effective Time, the Company may purchase (and pay in full the aggregate premium for) a six (6)-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Acquisition) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of the Company or any of its Subsidiaries as the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time for claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time; provided, that the premium for such tail policy shall not exceed two hundred and fifty percent (250%) of the annual amount currently paid by the Company and its Subsidiaries for such insurance.

(c)           If Parent or the Company or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other Person of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as applicable, assume the obligations set forth in this Section 7.3.

(d)           The provisions of this Section 7.3 are intended to be for the express benefit of, and shall be enforceable by, each D&O Indemnified Party (who are intended to be third party beneficiaries of this Section 7.3), his or her heirs and his or her personal Representatives, shall be binding on all successors and assigns of Parent, and following the Effective Time, the Company. The exculpation and indemnification provided for by this Section 7.3 shall not be deemed to be exclusive of any other rights to which a D&O Indemnified Party is entitled, pursuant to applicable Law or Contract made available to Parent prior to the date hereof.

Section 7.4            Employment and Benefit Matters.

(a)            From the date of Completion through the earlier of (x) the first (1st) anniversary of the Effective Time, and (y) the termination of the relevant Company Employee (the “Benefits Continuation Period”), Parent shall provide(or cause its Subsidiaries to provide), to each Company Employee (i) an annual base salary or base wage rate (as applicable) and target annual cash bonus opportunity or target cash commissions opportunity that are no less favorable, in the aggregate, than the annual base salary or base wage rate applicable, and target annual cash bonus opportunity or target cash commissions opportunity in effect immediately prior to the Effective Time (provided that each Company Employee’s annual base salary or base wage rate (as applicable) shall also independently be no less than 95% of the annual base salary or base wage rate (as applicable) in effect immediately prior to the Effective Time) and (ii) employee pension and welfare benefits that are, in the aggregate, no less favorable than the employee pension and welfare benefits provided to similarly situated employees of Parent; provided, that for purposes of determining whether such employee benefits are no less favorable in the aggregate, any defined benefit pension plan benefits, nonqualified deferred compensation, subsidized retiree health or welfare benefits, post-termination health or welfare benefits, and retention or change in control payments or awards shall not be taken into account.

(b)           For purposes of vesting, eligibility to participate and determining level of benefits under the employee benefit plans of Parent providing benefits to any Company Employees (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company Group and its predecessors before the Effective Time, to the same extent and for the same purpose as such Company Employee was entitled, before the Effective Time, to credit for such service under the corresponding Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply with respect to (i) any defined benefit pension plan or any retiree or post-termination health or welfare benefits, (ii) any benefit plan that is frozen or for which participation is limited to a grandfathered population, (iii) any equity-based compensation arrangements or (iv) to the extent that its application would result in a duplication of benefits or compensation with respect to the same period of service, and provided, further, that such service shall only be credited to the extent service with Parent is credited for similarly situated employees of the Parent Group under the New Plans. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee had already satisfied any such waiting period and participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or disability benefits to any Company Employee, Parent shall use its reasonable best efforts to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)           Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of any Company Benefit Plan will occur at or prior to the Effective Time, as applicable.

(d)           The Company shall use commercially reasonably efforts to coordinate in advance with Parent between the date of this Agreement and the Effective Time regarding any communication with any Company Employee relating to compensation or benefits to be provided subsequent to the Effective Time, and any such communication shall be subject to Parent’s prior reasonable review and comment.

(e)           Nothing contained in this Section 7.4 (whether express or implied) shall (i) create or confer any rights, remedies or claims upon any employee of the Company or any of its Affiliates or any right of employment or engagement or continued employment or engagement or any particular term or condition of employment or engagement for any Company Employee or any other Person, (ii) be considered or deemed to establish, amend, or modify any Company Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement or Contract, (iii) prohibit or limit the ability of Parent or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement, or contract at any time assumed, established, sponsored or maintained by any of them or (iv) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties.

Section 7.5            Stock Exchange Delisting. Prior to the Effective Time, each of the Parties shall cooperate with the other Party in taking, or causing to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing of Company Shares from Nasdaq and the deregistration of Company Shares and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time; provided, that such delisting and deregistration shall not be effective until after the Effective Time.

Section 7.6           Financing.

(a)           From and after the date hereof until the earlier of the Completion or the termination of this Agreement pursuant to and in accordance with Article IX, in a timely manner so as not to delay the Completion, Parent shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate, no later than the date the Completion is required to occur pursuant to this Agreement, the Financing on the terms set forth in the Debt Agreement and (ii) satisfy or cause to be satisfied (or waived) on a timely basis all conditions to funding described in the Debt Agreement. Parent shall not, without the prior written consent of the Company, agree to, or permit, any amendment, restatement, amendment and restatement, replacement, supplement, or other modification of, or waiver or consent under, any provision of the Debt Agreement that would (i) reasonably be expected to adversely affect the occurrence of Completion, (ii) reduce the aggregate amount of the Financing below the amount required at Completion, (iii) impose new or additional conditions precedent to the funding of the Financing or expand upon any existing conditions precedent to the funding of the Financing described in the Debt Agreement that would make the funding of the Financing less likely to occur in any material respect or (iv) affect the ability of Parent to enforce its rights against the other parties to the Debt Agreement. Upon the Company’s written request, Parent shall deliver to the Company copies of any amendment, restatement, amendment and restatement, replacement, supplement, modification, waiver or consent with respect to the Debt Agreement promptly following the effectiveness thereof.

(b)           In the event any portion of the Financing contemplated by the Debt Agreement becomes unavailable regardless of the reason therefor (as determined by Parent in its reasonable discretion), (i) Parent shall notify the Company in writing of such unavailability and the reason therefor and (ii) Parent shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use their reasonable best efforts, to obtain as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with cash of Parent and its Subsidiaries and the other sources of funds immediately available to Parent at the Completion to pay the Financing Amounts and on terms and conditions that, in respect of certainty of funding, either (x) are equivalent to (or more favorable to Parent than) the conditions set forth in the Debt Agreement or (y) would not be expected to prevent, delay or impede Completion. Upon the Company’s written request, Parent shall deliver to the Company true, correct and complete copies of all contracts pursuant to which any alternative financing source shall have committed to provide any portion of the Alternative Financing promptly following the effectiveness thereof (with any fee letters or “flex” rights redacted in a customary manner as described in Section 6.2(A)(e)(ii)). In addition to the foregoing, the Parent may also obtain Alternative Financing at its sole discretion which replaces the Financing, so long as the Parent is able to give the representations set forth in Section 6.2(A)(e) with respect to such Alternative Financing as at the date such Alternative Financing becomes effective (with references to “date hereof,” the “Financing,” “Financing Sources” and “Debt Agreement” (and other like terms) in that section deemed to have been replaced with references to the date such Alternative Financing, the commitments thereunder and the agreements with respect thereto becomes effective).

(c)           Parent shall provide the Company prompt written notice (i) of any expiration or termination of, or any material breach, default or violation by any party to, the Debt Agreement and (ii) of the receipt by Parent of any notice or other communication, in each case from any Financing Source with respect to any (x) material breach, default, violation, termination or repudiation by any party to the Debt Agreement or (y) material dispute or disagreement between or among Parent, on the one hand, and the Financing Sources, on the other hand, including any dispute or disagreement with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Completion. To the extent requested in writing by the Company from time to time, Parent shall promptly provide the Company with updates on a reasonably current basis on the status of the Financing. Parent shall, to the extent not publicly filed, provide copies of all executed credit agreements and indentures and any amendments, modifications, replacements or waivers relating to the Financing or any Indebtedness that is a takeout to the Financing (or notice that such documents have been publicly filed).

(d)           Notwithstanding anything contained in this Agreement to the contrary, Parent expressly acknowledges and agrees that its obligations under this Agreement, including its obligations to consummate the Completion, are not conditioned in any manner upon Parent obtaining the Financing or any other financing. To the extent Parent obtains Alternative Financing pursuant to Section 7.6(b) or amends, replaces, supplements, modifies or waives any of the Financing, references to the “Financing,” “Financing Sources” and “Debt Agreement” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, modified or waived.

Section 7.7            Financing Cooperation.

(a)           Until the earlier of the Completion and the termination of this Agreement pursuant to and in accordance with Article IX, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and shall use its reasonable best efforts to cause its and their respective officers, employees and advisors and other Representatives, including legal and accounting advisors, to provide to Parent and its Subsidiaries such assistance as may be reasonably requested by Parent that is customary in connection with the offering, arranging, obtaining, syndication, consummation, issuance or sale of the Financing, including with respect to:

(i)           participating in and assisting with the due diligence, syndication or other marketing of the Financing, including with respect to (A) the participation by members of management of the Company with appropriate seniority in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and rating agencies, at times and at locations reasonably acceptable to the Company and upon reasonable notice, (B) assisting with Parent’s preparation of customary materials for registration statements, offering documents, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations, syndication documents and other syndication materials, including information memoranda, lender and investor presentations, bank books and other marketing documents and similar documents required in connection with any portion of the Financing (collectively, “Marketing Material”) and due diligence sessions related thereto, (C) delivering and consenting to the inclusion or incorporation in any SEC filing related to the Financing of the historical audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference into the Company SEC Documents (the “Historical Financial Statements”) and (D) delivering customary authorization letters, management representation letters, confirmations, and undertakings in connection with the Marketing Material (in each case, as applicable, subject to customary confidentiality provisions and disclaimers);

(ii)           timely furnishing Parent and its Financing Sources with historical financial and other customary information (collectively, the “Financing Information”) with respect to the Company and its Subsidiaries as is reasonably requested by Parent or its Financing Sources and customarily required in Marketing Material for Financings of the applicable type, including all Historical Financial Statements and other customary information with respect to the Company and its Subsidiaries (A) of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act if the Financing were incurred by Parent and registered on Form S-3 under the Securities Act, including audit reports of annual financial statements to the extent so required (which audit reports shall not be subject to any “going concern” qualifications), or (B) reasonably necessary to permit Parent to prepare pro forma financial statements in accordance with Regulation S-X in order to comply with Parent’s obligations under the Exchange Act and the rules and regulations thereunder or as customary for Financings of the applicable type;

(iii)           providing to Parent’s legal counsel and its independent auditors such customary documents and other customary information relating to the Company and its Subsidiaries as may be reasonably requested in connection with their delivery of any customary negative assurance opinions and customary comfort letters relating to the Financing;

(iv)           causing the Company’s independent auditors to provide customary cooperation with respect to the Financing, including by using reasonable best efforts to cause the Company’s independent auditors to provide customary comfort letters (including “negative assurance” comfort, if customary and appropriate) in connection with any capital markets transaction comprising a part of the Financing or contemplated as part of any refinancing of the Financing, including at the time of pricing and closing, to the applicable Financing Sources, and by providing customary representation letters to the extent required by such independent auditor in connection with the foregoing;

(v)           obtaining the consents of the Company’s independent auditors to use their audit reports on the audited Historical Financial Statements of the Company and to references to such independent auditors as experts in any Marketing Material and registration statements and related government filings filed or used in connection with the Financing;

(vi)          obtaining the Company’s independent auditors’ customary assistance with the due diligence activities of the Financing Sources;

(vii)         causing the Financing to benefit from the existing lender relationships of the Company and its Subsidiaries;

(viii)        cooperating with internal and external counsel of Parent in connection with providing customary back-up certificates and factual information regarding any legal opinion that such counsel may be required to deliver in connection with the Financing;

(ix)           providing documents reasonably requested by Parent or the Financing Sources relating to the repayment or refinancing of any indebtedness for borrowed money of the Company or any of its Subsidiaries to be repaid or refinanced on the Completion Date and the release of related Liens or guarantees (if any) effected thereby, including customary payoff letters delivered to Parent in draft form at least four (4) Business Days prior to the Completion Date and in executed form at least one (1) Business Day prior to the Completion Date and (to the extent required) evidence that notice of any such repayment has been timely delivered to the holders of such indebtedness or waived by the requisite holders, in each case in accordance with the terms of the definitive documents governing such indebtedness (provided that any such notice or payoff letter may be expressly conditioned on the Completion);

(x)           procuring consents to the reasonable use of all of the Company’s logos in connection with the Financing (provided, that such logos are used solely in a manner that is not intended to and is not reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries);

(xi)           providing at least four (4) Business Days in advance of the Completion Date such documentation and other information about the Company and its Subsidiaries as is reasonably requested in writing by Parent at least nine (9) Business Days in advance of the Completion Date in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT ACT; and

(xii)           assisting with the preparation of and entry into (as of the Completion Date) definitive Financing agreements (including review of any disclosure schedules related thereto for completeness and accuracy) including credit agreements, note purchase agreements, indentures, schedules, exhibits, guarantees, pledge and security documents, perfection certificates, customary officers’ certificates and corporate resolutions, as applicable.

In addition, in connection with any marketing efforts of the Parent Parties’ Financing, the Parent may reasonably request the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to any member of the Company Group, which Parent, in consultation with the Financing Sources and upon the advice of outside counsel, reasonably determines is necessary to include in a registration statement, customary offering memorandum or other offering document for the Financing (each an “Offering Document”) in order to (i) correct any untrue statement of a material fact or an omission of a material fact necessary in order to make the statements therein not misleading or (ii) to cause such Offering Document to comply with the requirements of the Securities Act. The Company shall consider such request promptly, and if the Company approves of such request (such approval not be unreasonably withheld), then the Company shall promptly file such Current Report on Form 8-K in a form reasonably satisfactory to the Company. Notwithstanding anything to the contrary in this Section 7.7, the Company shall not be obligated to effect any such filing of a Current Report on Form 8-K pursuant to this Section 7.7 if in the good faith judgment of the Company Board it would be detrimental to the Company and its shareholders for such Current Report on Form 8-K to be filed at such time or in the near future, in which case the Company shall not be obligated to file such Current Report on Form 8-K.

Notwithstanding anything to the contrary in this Section 7.7(a), (A) none of the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 7.7(a) to (i) pay any commitment or other fee or incur any liability (other than third-party costs and expenses that are to be promptly reimbursed by Parent upon request by the Company pursuant to Section 7.7(b)), (ii) execute or deliver any definitive financing documents or any other agreement, certificate, document or instrument, or agree to any change to or modification of any existing agreement, certificate, document or instrument, in each case that would be effective prior to the Completion Date or would be effective if the Completion does not occur (except (x) customary officers’ certificates relating to the execution thereof that would not conflict with applicable Law and would be accurate in light of the facts and circumstances at the time delivered and (y) the authorization letters and management representation letters delivered pursuant to the clause (i)(D) above), (iii) provide access to or disclose information that the Company or any of its Subsidiaries reasonably determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries (provided, that the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to cause any such information to be disclosed in a manner that would not result in the loss of any such privilege), (iv) deliver or cause its Representatives to deliver any legal opinion, (v) be an issuer or other obligor with respect to the Financing that is effective prior to the Completion or (vi) prepare any pro forma financial information or projections, (B) none of the Company Board, officers of the Company, or directors and officers of the Subsidiaries of the Company shall be required to adopt resolutions or consents approving the agreements, documents or instruments pursuant to which the Financing is obtained, and (C) neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action that would (i) interfere unreasonably with the business or operations of the Company or its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries (unless waived by Parent), (iii) cause any director, officer or employee or shareholder of the Company or any of its Subsidiaries to incur any personal liability, (iv) result in a material violation or breach of, or a default under, any material Contract to which the Company or any of its Subsidiaries is a party, the Organizational Documents of the Company or its Subsidiaries or any material applicable Law, (v) cause any covenant, representation or warranty in this Agreement to be breached or condition to this Agreement to fail to be satisfied or (vi) deliver any certificate that it reasonably believes in good faith contains any untrue certifications. Parent shall cause all non-public or other confidential information provided by or on behalf of the Company or any of its Subsidiaries or Representatives pursuant to this Section 7.7 to be kept confidential in accordance with the Confidentiality Agreement; provided, that the Company acknowledges and agrees that the confidentiality undertakings that will be obtained in connection with syndication of the Financing will be in a form customary for use in the syndication of acquisition-related debt during a takeover offer period in compliance with the requirements of the Panel and the Takeover Rules.

(b)           If the Completion does not occur and following the valid termination of this Agreement in accordance with its terms, Parent shall reimburse the Company promptly upon written demand for all reasonable and documented third-party out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the Company Group in connection with its obligations under this Section 7.7 (and, for the avoidance of doubt, if Completion does occur, such costs and expenses may be paid by the Company or Parent at or following Completion) provided that the Company Group (and not Parent) shall be responsible for any amounts that would otherwise have been incurred in the absence of the financing cooperation contemplated by this Section 7.7, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, expenses (including attorneys’ fees), interest, judgments and penalties suffered or incurred by them, in connection with this Section 7.7 (other than to the extent resulting from (x) information provided by the Company or its Subsidiaries in writing in accordance with the terms hereof to the extent such information, as provided, is inaccurate or misleading or (y) the Company’s or its Subsidiaries’ or Representatives’ willful misconduct or gross negligence, as determined by a final non-appealable judgment of a court of competent jurisdiction), in each case whether or not the Completion is consummated or this Agreement is terminated.

Section 7.8            Transaction Litigation. Subject to the last sentence of this Section 7.8, the Company shall promptly notify Parent of any stockholder Actions (including class actions or derivative claims) commenced against it, its Subsidiaries or its or its Subsidiaries’ respective directors, officers or Representatives relating to this Agreement or any of the transactions contemplated hereby or any matters relating hereto (collectively, “Transaction Litigation”) and shall keep Parent informed regarding any Transaction Litigation. Other than with respect to any Transaction Litigation where the Parties are adverse to each other, the Company shall reasonably cooperate with Parent in the defense or settlement of any Transaction Litigation, and shall give Parent the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation and the Company shall give Parent the opportunity to participate in, at Parent’s expense, the defense and settlement of such Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected). Prior to the Effective Time, other than with respect to Transaction Litigation where the Parties are adverse to each other, neither the Company nor any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall notify Parent promptly of the commencement or written threat of any Transaction Litigation of which it has received notice or become aware and shall keep Parent reasonably informed regarding any such Transaction Litigation. Notwithstanding anything to the contrary in this Section 7.8, in the event of any conflict with any other covenant or agreement contained in Section 7.2 that expressly addresses the subject matter of this Section 7.8, Section 7.2 shall govern and control.

Section 7.9            State Takeover Statutes. Each of Parent and the Company shall (a) take all action necessary so that no “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transaction” or “business combination” statute or regulation or other similar state anti-takeover Law, or any similar provision of the Organizational Documents of the Company or the Organizational Documents of Parent, as applicable, is or becomes applicable to the Scheme, the Acquisition or any of the other transactions contemplated hereby and (b) if any such Law or provision is or becomes applicable to the CVR Agreement, the Scheme, the Acquisition or any other transactions contemplated hereby, cooperate and grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Law on the CVR Agreement, the Scheme, the Acquisition or the other transactions contemplated hereby.

Section 7.10            CVR Agreement. At or prior to the Effective Time, Parent shall authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent; provided, that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR. Parent and the Company shall reasonably cooperate, including by making any changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws or any applicable foreign securities laws.

Article VIII

COMPLETION OF ACQUISITION AND MERGER

Section 8.1            Completion.

(a)           Completion Date. Completion shall take place at 9:00 a.m., New York City time, on a date to be selected by Parent in consultation with the Company as promptly as reasonably practicable following, but not later than the third (3rd) Business Day (or such shorter period of time as remains before 5:00 p.m., New York City time, on the End Date) after, the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) (other than those Conditions that by their nature are to be satisfied at the Completion Date, but subject to the satisfaction or waiver of such Conditions at the Completion Date) with the exception of Condition 2.4 (but subject (where applicable) to the satisfaction or waiver (where applicable) of such Condition) or at such other date or time as may be mutually agreed to by Parent and the Company in writing, it being agreed that, only if reasonably practicable, Completion shall take place on the date that Condition 2.3 is satisfied. Completion shall take place at such place as may be mutually agreed to by Parent and the Company.

(b)           On or prior to Completion, the Company shall cause a meeting of the Company Board (or a duly authorized committee thereof) to be held at which resolutions are passed (conditional on registration of the Court Order with the Registrar of Companies occurring and effective as of the Effective Time) approving:

(i)            the removal of the directors of the Company as Parent shall determine;

(ii)           the appointment of such persons as Parent may nominate as the directors of the Company; and

(iii)          the registration of the transfer to Parent (or its nominee(s)) in accordance with the Scheme of the relevant Company Shares.

(c)           On or substantially concurrently with the Completion and subject to and in accordance with the terms and conditions of the Scheme:

(i)            in respect of each Company Share subject to the Scheme (for the avoidance of doubt, excluding any Company Shares held by Parent or any Concert Parties of Parent), Parent shall pay, or cause to be paid (or deliver, or cause to be delivered in the case of the CVR Consideration), the Scheme Consideration, net of applicable withholding Taxes and without interest, on the terms and subject to the conditions set forth in this Agreement and the CVR Agreement;

(ii)           the Company shall deliver to Parent:

(A)           a certified copy of the resolutions referred to in Section 8.1(b); and

(B)           letters of resignation from the directors that are removed from the Company in accordance with Section 8.1(b)(i) (each such letter to contain an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against the Company or the Company Group or any of their officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the removal); and

(iii)           the Company shall cause an office copy of the Court Order to be delivered to the Companies Registration Office and use all reasonable endeavors to obtain from the Registrar of Companies a receipt in respect of the delivery of such Court Order and shall cause a copy of such receipt to be provided to Parent immediately following the Company’s receipt thereof.

Section 8.2            Payment of Consideration.

(a)           Payment. Within fourteen (14) days following the Effective Date, in respect of each Company Share subject to the Scheme (excluding Company Shares held by current or former employees of the Company Group that are subject to unvested Company Restricted Stock Awards as of immediately prior to the Effective Time), Parent shall pay, or cause to be paid, in respect of each holder of Company Shares at the Scheme Record Time, the Scheme Consideration in accordance with the terms and conditions of the Scheme.

(b)           Payroll. As soon as reasonably practicable after the Completion (but no later than ten (10) Business Days after the Effective Time), Parent shall, or shall cause its Subsidiaries or the Company to, pay through payroll the aggregate Option Cash Consideration, Performance Option Cash Consideration, and Cash Consideration payable with respect to Company Equity Awards held by current or former employees of any member of the Company Group (net of withholding Taxes required to be deducted and withheld by applicable Laws); provided, however, that to the extent the holder of a Company Equity Award is not, and was not at any time during the vesting period of the Company Equity Award, an employee of the Company Group for employment tax purposes, Parent shall pay, or cause to be paid, the Option Cash Consideration and Cash Consideration payable pursuant to Section 4.1 with respect to such Company Equity Award in the manner described in Section 8.2(a).

(c)           Withholding. Notwithstanding anything herein to the contrary, each of Parent, the Company and their respective Affiliates shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person such amounts as Parent, the Company or such Affiliate is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Tax Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article IX

TERMINATION

Section 9.1            Termination.

(a)           This Agreement may be terminated and the Acquisition and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, in the case of:

(i)           by either the Company or Parent:

(A)           if the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the Required EGM Resolutions, as applicable, shall not have been approved by the requisite majorities (a “Non-Approval Termination”);

(B)           if the Effective Time shall not have occurred by 5:00 p.m., New York City time, on the End Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(a)(i)(B) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of the failure of the Effective Time to have occurred by such time;

(C)           if the Acquisition is implemented by way of the Scheme, the High Court shall decline or refuse to sanction the Scheme, unless both Parties agree in writing within thirty (30) days of such decision that the decision of the High Court shall be appealed (it being agreed that the Company shall make such an appeal if requested to do so in writing by Parent and the respective counsels appointed by Parent and by the Company agree that doing so is a reasonable course of action); or

(D)           if there shall be in effect any applicable Law or final and non-appealable Order issued, promulgated, made, rendered or entered into by any Governmental Entity of competent jurisdiction, that permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Acquisition; provided that such right to terminate this Agreement shall not be available to any Party whose material breach of any provision of this Agreement shall have been the primary cause of such Law, order, writ, decree, judgment or injunction;

(ii)           by the Company:

(A)           if Parent shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of Condition 5.2 or 5.3 as applicable and (2) is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) thirty (30) days following written notice by the Company thereof (a “Parent Breach Termination”); or

(B)           prior to obtaining the Company Shareholder Approval, if (1) in accordance with Section 5.2, the Company Board shall have authorized the Company to terminate this Agreement under this Section 9.1(a)(ii)(B) in response to a Company Superior Proposal and (2) substantially concurrently with such termination, a definitive agreement providing for the consummation of the transactions contemplated by such Company Superior Proposal is duly executed and delivered by all parties thereto and, prior to or substantially concurrently with such termination, the Company pays Parent the applicable Reimbursement Amounts in accordance with this Agreement (it being understood that, without limiting the Company’s obligations under Section 9.2(a) of this Agreement, only such costs and expenses accrued prior to such termination and for which Parent submits to the Company in writing a request for such amounts and written invoices or written documentation supporting such request in accordance with the provisions of Section 9.2 of the Agreement shall be due substantially concurrently with such termination (with respect to such written requests submitted prior to the termination) or within seven (7) Business Days following the submission of such amounts by Parent to the Company (with respect to such written requests submitted after the termination), subject at all times to the Cap) (a “Superior Proposal Termination”);

(iii)           by Parent:

(A)           if the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its representations or warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of Condition 4.2 or 4.3 as applicable and (2) is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) thirty (30) days following written notice by Parent thereof (a “Company Breach Termination”); or

(B)           if, prior to the receipt of the Company Shareholder Approval, a Company Board Change of Recommendation shall have occurred (a “Change of Recommendation Termination”); and

(iv)           by mutual written consent of the Company and Parent, subject to the consent of the Panel (if required).

(b)           The valid termination of this Agreement pursuant to and in accordance with Section 9.1(a) (1) shall not give rise to any liability of the Parties except as provided in the proviso to Section 9.1(c) and in Section 9.2 and (2) the provisions set forth in this Article IX (other than Section 9.1(a)) and Article X (other than Section 10.1 and Section 10.2) of this Agreement shall survive, and continue in full force and effect, notwithstanding its termination.

(c)           Subject to the proviso in this Section 9.1(c), upon valid termination of this Agreement pursuant to and in accordance with this Article IX, neither Party nor any of its Affiliates or its and their Representatives or shareholders shall have any liability in connection with this Agreement or the transactions contemplated hereby (including the Acquisition), other than the obligation of the Company (if applicable) to reimburse Parent for the Reimbursement Amount, subject to the Cap; provided, however, that nothing herein shall release any Party from liability (including any monetary damages or other appropriate remedy) for Willful Breach or for fraud or as provided for in the Confidentiality Agreement.

Section 9.2            Certain Effects of Termination.

(a)           In the event of a Parent Payment Event, the Company shall reimburse Parent for the Reimbursement Amount, subject to the Cap (the “Reimbursement Payment”), in immediately available funds within seven (7) Business Days following the Company’s receipt of invoices or written documentation supporting Parent’s request for a Reimbursement Payment. The Reimbursement Amount will be exclusive of any VAT but shall include any Irrecoverable VAT incurred by Parent or its Subsidiaries.

(b)           “Parent Payment Event” means where the Parties have issued the Rule 2.7 Announcement and this Agreement is terminated in accordance with Section 9.1(a):

(i)           by Parent pursuant to a Change of Recommendation Termination;

(ii)          by the Company pursuant to a Superior Proposal Termination; or

(iii)         all of the following occur:

(A)           this Agreement is terminated (x) by Parent pursuant to a Company Breach Termination as a result of a material breach or failure to perform any covenant or agreement in this Agreement described in Section 9.1(a)(iii)(A) that (except with respect to a breach of Section 5.2) first occurred following the making of a Company Alternative Proposal referenced in the following clause (B) or (y) by Parent or the Company pursuant to a Non-Approval Termination pursuant to Section 9.1(a)(i)(A), but if such termination is by the Company at such time Parent would be permitted to terminate this Agreement;

(B)           prior to the date of such termination, a Company Alternative Proposal was publicly disclosed or announced and not withdrawn (or, in the case of a Company Breach Termination as a result of a material breach or failure to perform any covenant or agreement in this Agreement, was made publicly or privately to the Company Board), or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Alternative Proposal that has not been withdrawn at least three (3) Business Days prior to the EGM; and

(C)           (x) a Company Alternative Proposal is consummated within twelve (12) months after such termination or (y) a definitive agreement providing for a Company Alternative Proposal is entered into within twelve (12) months after such termination and is subsequently consummated (it being understood that, for purposes of this Section 9.2(b)(iii)(C) references to “20%” in the definition of Company Alternative Proposal shall be deemed to refer to “50%”).

(c)           VAT.

(i)           VAT on the Reimbursement Payment. Parent and the Company consider that any amounts payable under this Section 9.2 do not represent consideration for a taxable supply for VAT purposes and agree to use all reasonable efforts to secure that any Reimbursement Payment should not represent consideration for a taxable supply for VAT purposes (including not taking any contrary position in any Tax filing or return or in any correspondence with any Tax Authority). If and to the extent that any relevant Tax Authority determines that any Reimbursement Payment is consideration for a taxable supply made to the Company and that the Company (or any member of a VAT Group of which the Company is a member) of Parent is liable to account to a Tax Authority for VAT in respect of such supply, then:

(A)          the Reimbursement Payment shall be deemed to be exclusive of any such applicable VAT and any such VAT shall be due and payable by the Company (or any member of a VAT Group of which the Company is a member) in addition to the Reimbursement Payment to Parent (where Parent is liable to account to a Tax Authority for the VAT) immediately upon receipt of a valid VAT invoice;

(B)           to the extent that the VAT is Irrecoverable VAT for the Company (or any member of a VAT Group of which the Company is a member) the sum of the total amount payable by the Company by way of any Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the Reimbursement Payment is consideration (“Company Irrecoverable VAT”), shall not exceed the Cap and the total amount of the Reimbursement Payment shall be reduced to ensure such;

(C)           to the extent that the Company has already paid amounts in respect of any Reimbursement Payment the sum of which, when combined with any Company Irrecoverable VAT, exceeds the Cap, Parent shall repay to the Company, by way of a reduction in the amount of the Reimbursement Payment, an amount necessary to ensure that the sum of the total remaining Reimbursement Payment combined with any Company Irrecoverable VAT arising in connection with such does not exceed the Cap; and

(D)           the Company shall (and shall procure that any applicable member of the Company Group shall) accommodate any reasonable action that Parent requests, in writing and without delay, to avoid, dispute, defend, resist, appeal or compromise any determination of a Tax Authority that any Reimbursement Payment is consideration for a taxable supply for VAT purposes or that all or any part of such VAT is Irrecoverable VAT.

(d)           Recovered VAT. If the Reimbursement Payment is reduced in accordance with Section 9.2(c)(i)(B) or (C) and the Company (or any member of a VAT Group of which the Company is a member) subsequently becomes entitled to recover all, or any part, of the Company Irrecoverable VAT amount as originally applied to the calculation in accordance with Section 9.2(c)(i)(B) or (C) whether by way of credit or refund from the relevant Tax Authority, the Company shall notify Parent without delay and the Reimbursement Payment shall be increased to reflect the correct amount of Company Irrecoverable VAT subject to a maximum of the original Reimbursement Payment. However, the increase of the Reimbursement Payment shall be subject to a maximum to ensure at all times that the sum of the total increased Reimbursement Payment combined with any remaining Company Irrecoverable VAT arising in connection with such does not exceed the Cap. Where there is an increase in the Reimbursement Payment in accordance with this Section 9.2(d), as soon as practicable (and, in any event, within five (5) Business Days of recovering whether by way of credit or refund any such VAT from the relevant Tax Authority), the Company (or the relevant member of a VAT Group of which the Company is a member) shall pay to Parent the appropriate amount by way of an increase in the Reimbursement Payment.

Article X

GENERAL

Section 10.1         Announcements. Subject to the requirements of applicable Law or the applicable rules of any securities exchange or Governmental Entity (including the Panel), the Parties shall consult with each other as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Acquisition, the Scheme or this Agreement. Parent and the Company shall each give the other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law or the applicable rules of any securities exchange or Governmental Entity (including the Panel). For clarity, the provisions of this Section 10.1 do not apply to any announcement, document or publication in connection with a Company Alternative Proposal, Company Superior Proposal or a Company Board Change of Recommendation or any amendment to the terms of the Scheme proposed by Parent that would effect an increase in the Scheme Consideration whether before or after an Company Board Change of Recommendation. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to any officer or other employee, or individual who is an individual independent contractor, consultant or director, of or to any of the Company Group and make disclosures in Company SEC Documents, so long as such statements are consistent in tone and substance with previous press releases, public disclosures, public statements or statements to such Persons made jointly by the Parties (or individually, if approved by the other Party); and (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by applicable Laws.

Section 10.2         Notices.

(a)           Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent in writing (including email transmission), to the Party to be served as follows:

(i)           if to Parent, to:

Alkermes plc
Connaught House
1 Burlington Road
Dublin 4, Ireland, D04 C5Y6
Attention:	Secretary
Email:	[***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:	James E. Langston; Chelsea N. Darnell
Email:	[***]
[***]

with a copy (which shall not constitute notice) to:

McCann FitzGerald
Riverside One, Sir John Rogerson’s Quay
Dublin 2, D02 X576, Ireland
Attention:	Stephen FitzSimons; Jack Kelly
Email:	[***]
[***]

(ii)           if to the Company, to:

Avadel Pharmaceuticals plc
Ten Earlsfort Terrace
Dublin 2, D02 T380, Ireland
Attention:	Greg Divis
Email:	[***]

with copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:	Robert Puopolo; Blake Liggio; Caitlin Tompkins;
Stephanie Isaia
Email:	[***]
[***]
[***]
[***]

with copy (which shall not constitute notice) to:

Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2, D02 T380, Ireland
Attention:	Christopher McLaughlin; David Vos
Email:	[***]
[***]

or such other postal or email address as it may have notified to the other Party in writing in accordance with the provisions of this Section 10.2.

(iii)           All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (addressee’s local time) on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 10.3         Assignment. Neither Party shall assign all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, that Parent may assign any or all of its rights and obligations hereunder, in whole or from time to time in part, to one or more of its Subsidiaries (provided, that the prior consent in writing has been obtained from the Panel in respect of each such assignment), but no such assignment shall relieve Parent of its obligations hereunder.

Section 10.4         Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, e-mail or otherwise).

Section 10.5         Amendment. No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that, following approval by the Company Shareholders, there shall be no amendment to the provisions hereof which by applicable Law would require further approval by the Company Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law. Notwithstanding anything to the contrary herein, this Section 10.5, Section 10.13(c), Section 10.13(d), Section 10.14 and Section 10.15 (and any provision of this Agreement and definitions of defined terms used herein (including the definition of “Financing Source”) to the extent a modification, waiver, or termination of such provision would modify the substance of this Section 10.5, Section 10.13(c), Section 10.13(d), Section 10.14 or Section 10.15) may not be amended, supplemented, waived or otherwise modified in any manner adverse to the Financing Sources without the prior written consent of such Financing Sources party to any definitive agreement relating to the Financing (it being expressly agreed that the Financing Sources in their capacities as such shall be third-party beneficiaries of this Section 10.5 and shall be entitled to the protections of the provisions contained in this Section 10.5 as if they were a party to this Agreement).

Section 10.6         Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Rule 2.7 Announcement, the CVR Agreement and any documents delivered by Parent and the Company in connection herewith (including the Company Disclosure Schedule), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Parent and the Company with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

Section 10.7         Inadequacy of Damages. The Parties acknowledge and agree that irreparable harm would occur and that the Parties would not have any adequate remedy at Law (i) for any breach of any of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is validly terminated in accordance with Section 9.1, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Subject to Section 9.1(c), the Parties further agree that (x) by seeking the remedies provided for in this Section 10.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (y) nothing contained in this Section 10.7 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.7 before exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any action pursuant to this Section 10.7 or anything contained in this Section 10.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 10.8         Disclosure Schedule References and SEC Document References.

(a)           The Parties agree that each section or subsection of the Company Disclosure Schedule shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule. The Parties further agree that (other than with respect to any items disclosed in Section 6.1(A)(k) of the Company Disclosure Schedule, for which an explicit reference in any other section shall be required in order to apply to such other section) disclosure of any item, matter or event in any particular section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule to which the relevance of such disclosure would be reasonably apparent on its face, notwithstanding the omission of a cross-reference to such other section or subsections.

(b)           The Parties agree that in no event shall any disclosure contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors”, “Forward-Looking Statements”, “Cautionary Statement Regarding Forward-Looking Statements”, “Special Note Regarding Forward Looking Statements” or “Note Regarding Forward Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of or otherwise qualify) any representations and warranties of any Party contained in this Agreement.

Section 10.9         Remedies and Waivers. No delay or omission by either Party in exercising any right, power or remedy provided by Law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it. The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

Section 10.10      Severability.

(a)           If any term, provision, covenant or condition of this Agreement or the Acquisition is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement or, as appropriate, the terms and conditions of this Agreement and the Acquisition, so as to effect the original intent of the Parties as closely as possible in an equitable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible in accordance with applicable Law.

(b)           If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair (i) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or (ii) the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

Section 10.11      No Partnership and No Agency.

(a)           Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

(b)           Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of the other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of the other Party to this Agreement.

Section 10.12       Costs and Expenses. Except as otherwise provided in this Agreement (including Section 7.7(b) hereof), all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, except that (a) the Panel’s document review fees shall be borne by Parent, (b) the costs associated with the filing, printing, publication and proposing of the Rule 2.7 Announcement shall be borne one hundred percent (100%) by Parent, (c) the costs associated with the filing, printing, publication and proposing of the Scheme Document, Proxy Statement and any other materials required to be proposed to Company Shareholders pursuant to SEC rules, the Act or the Takeover Rules shall be borne one hundred percent (100%) by the Company, (d) the filing fees incurred in connection with notifications with any Governmental Entities under any Antitrust Laws, shall be borne one hundred percent (100%) by Parent and (e) the cost incurred in connection with soliciting proxies in connection with the Court Meeting and the EGM shall be borne one hundred percent (100%) by the Company.

Section 10.13       Governing Law and Jurisdiction.

(a)           This Agreement and all Actions based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware; provided, however, that the Acquisition and the Scheme and matters related thereto (including matters related to the Takeover Rules) shall, to the extent required by the Laws of Ireland, and the interpretation of the duties of directors of the Company shall, be governed by, and construed in accordance with, the Laws of Ireland.

(b)           Each of the Parties irrevocably agrees that the state and federal courts sitting in the State of Delaware, and any appellate courts therefrom, are to have exclusive jurisdiction to settle any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts and waives, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall therefore be brought in the state and federal courts sitting in the State of Delaware, and any appellate courts therefrom. Notwithstanding the foregoing, the Scheme and matters related to the sanction thereof shall be subject to the jurisdiction of the High Court and any appellate courts therefrom.

(c)           Notwithstanding anything in this Agreement to the contrary, each of the Parties, on behalf of itself, its Subsidiaries and its Affiliates, acknowledges and irrevocably agrees (i) that any Action (whether at Law, in equity, in contract, in tort or otherwise) arising out of, or in any way relating to, the Financing or the performance of services thereunder or related thereto against or by any Financing Source in its capacity as such shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court therefrom, and each Party hereto irrevocably submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such courts, (ii) not to bring or support anyone else in bringing, or permit any of its Affiliates to bring or support anyone else in bringing, any such Action against or involving any of the Financing Sources in any other court, (iii) to irrevocably, knowingly, intentionally and voluntarily waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (iv) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (v) that any such Action shall be governed by, and construed in accordance with, the Laws of the State of New York, (vi) that service of process in any such Action shall be effective if notice is given in accordance with Section 10.2 and (vii) that no Financing Sources shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature (it being expressly agreed that the Financing Sources in their capacities as such shall be third-party beneficiaries of this Section 10.13(c) and shall be entitled to enforce the provisions contained in this Section 10.13(c) as if they were a party to this Agreement).

(d)           EACH PARTY HERETO, ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS AFFILIATES, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE FINANCING, OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM), INCLUDING IN ANY ACTION AGAINST OR BY ANY FINANCING SOURCE IN ITS CAPACITY AS SUCH, INCLUDING ANY ACTION DESCRIBED IN SECTION 10.13(C)(I) IN ANY SUCH COURT DESCRIBED IN SECTION 10.13(C) (IT BEING EXPRESSLY AGREED THAT THE FINANCING SOURCES IN THEIR CAPACITIES AS SUCH SHALL BE THIRD-PARTY BENEFICIARIES OF THIS SECTION 10.13(D) AND SHALL BE ENTITLED TO ENFORCE THE PROVISIONS CONTAINED IN THIS SECTION 10.13(D) AS IF THEY WERE A PARTY TO THIS AGREEMENT).

Section 10.14       Third-Party Beneficiaries.

Except to the extent:

(a)           As expressly provided in Section 7.3;

(b)           as expressly provided in Section 7.7(b);

(c)           as expressly provided in Section 10.5;

(d)           as expressly provided in Section 10.13(c);

(e)           as expressly provided in Section 10.13(d);

(f)           as expressly provided in this Section 10.14;

(g)           as expressly provided in Section 10.15;

(h)           following the Effective Time, the rights of holders of CVRs solely to the extent necessary to receive payment in accordance with the CVR Agreement; and

(i)           following the Effective Time, the provisions of Section 8.2 shall be enforceable by holders of Company Shares solely to the extent necessary to receive the Cash Consideration and the provisions of Section 4.1 shall be enforceable by holders of awards under Company Stock Plans to the extent necessary to receive the amounts to which such holders are entitled thereunder, this Agreement is not intended to confer upon any person other than the Company and Parent any rights or remedies under or by reason of this Agreement.

Section 10.15       Waiver of Claims Against Financing Sources. Notwithstanding anything in this Agreement to the contrary and without limiting in any respect the liabilities of the Financing Sources to Parent or its Affiliates, or the remedies of Parent or its Affiliates against the Financing Sources under any other agreement to which they are both parties, none of the Financing Sources shall have any liability to the Parties or their Affiliates relating to or arising out of this Agreement or the Financing, whether at Law or equity, in contract, in tort or otherwise, and neither the Parties nor any of their Affiliates will have any rights or claims against the Financing Sources under this Agreement or the Financing. Notwithstanding anything herein to the contrary, in no event shall the Company or its Affiliates be entitled to seek the remedy of specific performance of this Agreement or any of the agreements entered into in connection with the Financing against any of the Financing Sources (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Section 10.15 and shall be entitled to enforce the provisions contained in this Section 10.15 as if they were a party to this Agreement).

Section 10.16       Non Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the valid termination of this Agreement pursuant to and in accordance with Article IX, except that (i) Section 7.3 and Article VIII shall survive the Effective Time and (ii) Section 7.7(b), Section 9.2(b)-(d) and this Article X shall survive the valid termination of this Agreement pursuant to and in accordance with Article IX.

IN WITNESS whereof, the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of
AVADEL PHARMACEUTICALS PLC by its authorized signatory:

By:	/s/ Declan O’Connor
	Name:	Declan O’Connor
	Title:	Board Authorized Signatory

[Signature Page to Transaction Agreement]

IN WITNESS whereof, the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of
ALKERMES PLC by its authorized signatory:

By:	/s/ Gregory J. Divis
	Name:	Gregory J. Divis
	Title:	CEO

[Signature Page to Transaction Agreement]

Exhibit A

Form of CVR Agreement

EXHIBIT A

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2025 (this “Agreement”), is entered into by and among Alkermes plc, an Irish public limited company with registered number 498284 having its registered office at Connaught House, 1 Burlington Road, Dublin 4, Ireland D04 C5Y6 (“Parent”) and [RIGHTS AGENT] as the Rights Agent (as defined herein). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Transaction Agreement (as defined herein).

RECITALS

WHEREAS, Parent and Avadel Pharmaceuticals plc, an Irish public limited company with registered number 572535 having its registered office at 10 Earslfort Terrace, Dublin 2, Ireland (the “Company”), have entered into a Transaction Agreement, dated as of October 22, 2025 (as it may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Transaction Agreement”), relating to a recommended offer (the “Offer”) to be made by Parent for the entire issued and to be issued ordinary shares, nominal value $0.01 per share, of the Company (“Company Shares”) to be implemented by the Scheme or, at the election of Parent and subject to the terms of the Transaction Agreement, by means of a takeover offer (the “Acquisition”); and

WHEREAS, as an integral part of the consideration of the Offer and the Acquisition, pursuant to and subject to the terms and conditions of the Transaction Agreement and the Rule 2.7 Announcement, (a) holders of Company Shares (other than any Company Shares beneficially owned by Parent or any member of the Parent Group (if any) and any Company Shares held by any member of the Company Group) (i) as of the Scheme Record Time or (ii) issued after the Scheme Record Time but prior to Completion and transferred to Parent on Completion pursuant to the Company Amended Articles, and (b) holders of Company Restricted Stock Awards, holders of Company Cash-Out Options, holders of Company Cash-Out Performance Options and holders of Company RSU Awards, at the Effective Time (any such holders in sub-paragraphs (a) and/or (b), the “Initial Holders”), will become entitled to receive one contingent cash payment, such payment being contingent upon, and subject to, the achievement of the Milestone (as defined below) prior to the earlier of the Milestone Expiration (as defined below) and the Termination (as defined below), subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1      Definitions. As used in this Agreement, the following terms will have the following meanings:

“Acquisition” has the meaning set forth in the preamble hereto.

“Act” means the Companies Act 2014 of Ireland, all enactments which are to be read as one with, or construed or read together as one with, the Act and every statutory modification and reenactment thereof for the time being in force.

“Acting Holders” means, at the time of determination, Holders of not less than forty percent (40%) of outstanding CVRs as set forth in the CVR Register.

“Agreement” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 6.3(a).

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving or continuing entity but in which the shareholders of Parent immediately prior to such transaction (as shareholders of Parent) own less than 50% of Parent’s voting power immediately after the transaction.

“Claims” means all claims, counterclaims and defenses asserted (whether on or after the date hereof) in the following cases: Jazz Pharmaceuticals, Inc. v. Avadel CNS Pharmaceuticals, LLC, C.A. No. 21-00691; Jazz Pharmaceuticals, Inc. et al v. Avadel CNS Pharmaceuticals, LLC, C.A. No. 21-01138; Jazz Pharmaceuticals, Inc. et al v. Avadel CNS Pharmaceuticals, LLC, C.A. No. 21-01594; Avadel CNS Pharmaceuticals, LLC et al v. Jazz Pharmaceuticals, Inc. et al, C.A. No. 22-00487; Avadel CNS Pharmaceuticals, LLC v. Jazz Pharmaceuticals, Inc., C.A. No. 22-00941; Avadel CNS Pharmaceuticals, LLC et al v. Jazz Pharmaceuticals, Inc., et al, C.A. No. 25-00009; Avadel CNS Pharmaceuticals, LLC et al v. Jazz Pharmaceuticals, Inc. et al, C.A. No. 25-00057; Avadel CNS Pharmaceuticals, LLC et al v. Jazz Pharmaceuticals, Inc., et al, C.A. No. 25-00221; and Avadel CNS Pharmaceuticals, LLC et al v. Jazz Pharmaceuticals, Inc. et al, C.A. No. 25-00435, each brought in the United States District Court for the District of Delaware.

“Commercially Reasonable Efforts” means, with respect to a particular task, activity or obligation, those commercially reasonable efforts that are at least commensurate with the level of efforts that a pharmaceutical company of comparable size and resources as those of Parent and its Affiliates would devote to the development and seeking of regulatory approval for pharmaceutical products, which are of similar market potential at a similar stage in their development or product life (“Relevant Products”), taking into account issues of safety, tolerability and efficacy, product profile, the competitiveness of other products in development and in the marketplace, market exclusivity, supply chain management considerations, the proprietary position of the Relevant Products (including with respect to patent or regulatory exclusivity), and the regulatory structure involved, the projected cost, the profitability or expected profitability of the Relevant Products (including pricing and reimbursement status achieved or expected to be achieved), such pharmaceutical company’s product portfolio at the time of consideration, and, in each case, other relevant technical, commercial, strategic, legal, scientific or medical factors. For clarity, “Commercially Reasonable Efforts” shall be determined on an indication-by-indication, product-by-product and country-by-country basis, and it is anticipated that the level of efforts for different indications, products and countries may differ or change over time, reflecting changes in the status of the products, indications and country(ies) involved.

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“Company” has the meaning set forth in the recitals hereto.

“Company Amended Articles” means the Articles of Association of the Company, as amended or adopted pursuant to the EGM.

“Company Shares” has the meaning set forth in the recitals hereto.

“CVR Product” means the Company’s proprietary formulation of sodium oxybate known as LUMRYZ® (sodium oxybate) for extended-release oral suspension approved for the treatment of cataplexy or excessive daytime sleepiness (EDS) in patients 7 years of age or older with narcolepsy, pursuant to New Drug Application (“NDA”) No. 214755, including amendments and supplements thereto.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the rights of Holders hereunder (granted to Initial Holders as part of the consideration of the Acquisition pursuant to the terms of the Transaction Agreement and the Rule 2.7 Announcement) to receive a contingent cash payment on the terms and subject to the conditions of this Agreement, the Transaction Agreement and the Rule 2.7 Announcement.

“Depositary” means [●].

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR received by an Initial Holder in respect of Company Cash-Out Options, Company Cash-Out Performance Options, Company Restricted Stock Awards (excluding a CVR received in respect of a Company Restricted Stock Award to which an election under Section 83(b) of the Code has been timely made and provided to Parent), or Company RSU Awards.

“Final Determination” means with respect to (a) U.S. federal income Taxes, a “determination” within the meaning of Section 1313(a) of the Code or execution of an IRS Form 870-AD and (b) Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

“Funds” has the meaning set forth in Section 2.6.

“Holder” means a Person in whose name a CVR is registered in the CVR Register as of the applicable date and time of determination.

“Indication” means the treatment of idiopathic hypersomnia in adults.

“Initial Holders” has the meaning set forth in the recitals hereto.

“IRS” means the Internal Revenue Service.

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“Legal Event” means the dismissal of the Claims with prejudice by the United States District Court for the District of Delaware pursuant to the Settlement and License Agreement, by and between the Jazz Pharmaceuticals, Inc. and Jazz Pharmaceuticals Ireland Limited, on the one hand, and Avadel CNS Pharmaceuticals LLC and Flamel Ireland Limited, on the other hand, dated October 21, 2025.

“LUMRYZ Approval” means approval by the United States Food and Drug Administration (the “FDA”) of an application submitted to the FDA for the commercial marketing and sale of the CVR Product in the United States for the Indication; provided, that, “LUMRYZ Approval” shall be deemed achieved upon receipt of written notice from the FDA that the CVR Product has been approved for the Indication in the United States and which is not blocked by any third party orphan-drug exclusivity, regardless of whether any risk evaluation and mitigation strategies or other conditions are imposed by the FDA, provided that such approval permits commercial marketing and sale of the CVR Product for the Indication in the United States.

“Milestone” means the occurrence of (a) LUMRYZ Approval and (b) the Legal Event.

“Milestone Expiration” means 11:59 p.m., Eastern Time on December 31, 2028.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means (a) if the Milestone is achieved before both (i) the Milestone Expiration and (ii) the Termination, an amount equal to $1.50, in cash, without interest, per CVR, and (b) if the Milestone is achieved at or after (i) the Milestone Expiration or (ii) the Termination, $0 per CVR.

“Milestone Payment Amount” means, for a given Holder, with respect to the achievement of the Milestone, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Offer” has the meaning set forth in the recitals hereto.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the preamble hereto.

“Permitted CVR Transfer” means: a transfer of CVRs (a) by will or intestacy upon death of a Holder; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger of the Holder) or if effectuated without consideration in connection with the dissolution, liquidation or termination of any Holder that is a corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, and if applicable, through an intermediary; (f) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution or transfer does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended); or (g) as provided in Section 2.7.

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“Qualified Pharmaceutical Company” means a company that, together with its Affiliates, in the good faith determination of Parent, has sufficient capabilities and experience in the development, manufacture, distribution and commercialization of pharmaceutical products as well as the financial resources to achieve the Milestone.

“Rights Agent Account” has the meaning set forth in Section 2.4(a).

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent is appointed pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Scheme Record Time” shall have the meaning given to it in the Scheme.

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act to effect the Acquisition pursuant to the Transaction Agreement.

“Termination” has the meaning set forth in Section 6.8.

“Transaction Agreement” has the meaning set forth in the recitals hereto.

Section 1.2      Rules of Construction. When reference is made in this Agreement to an Article, Section or Exhibit, such reference will refer to Articles and Sections of, and Exhibits to, this Agreement unless otherwise indicated. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless otherwise indicated, the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. Any reference to any Person shall be construed to include such Person’s successors and assigns. The words “ordinary course of business” shall mean the ordinary course of business consistent with past practice. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

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ARTICLE II
CONTINGENT VALUE RIGHTS

Section 2.1      CVRs. Each CVR represents the contractual right of a Holder (granted to each Initial Holder as part of the consideration of the Offer and the Scheme pursuant to the terms of the Transaction Agreement and the Rule 2.7 Announcement) to receive the Milestone Payment pursuant to, and subject to the terms and conditions of, this Agreement.

Section 2.2      Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer; the foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3      No Certificate; Registration; Registration of Transfer; Change of Address.

(a)       The CVRs will be issued in book entry form only and will not be evidenced by a certificate or other instrument.

(b)       The Rights Agent will create and maintain a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs in book-entry position and Permitted CVR Transfers thereof. The CVR Register shall set forth (x) with respect to holders of Company Shares that hold such shares in book-entry form through DTC as of the Scheme Record Time or, in respect of Company Shares issued following the Scheme Record Time but prior to Completion and transferred to Parent (or its nominee) on Completion pursuant to the Company Amended Articles, such holders as of immediately prior to Completion, one (1) position for Cede & Co. (as nominee of DTC) representing all such Company Shares that were subject of the Scheme or transferred to the Parent pursuant to the Company Amended Articles, and (y) with respect to (A) holders of Company Shares that hold such shares in certificated form as of the Scheme Record Time or, in respect of Company Shares issued following the Scheme Record Time but prior to Completion and transferred to Parent (or its nominee) on Completion pursuant to the Company Amended Articles, such holders as of immediately prior to Completion, upon delivery to the Depositary by each such holder of the applicable share certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Depositary, in accordance with the Scheme or the transfer pursuant to the Company Amended Articles (as applicable), (B) holders of Company Restricted Stock Awards, (C) holders of Company RSU Awards, and (D) holders of Company Cash-Out Options, (E) holders of Company Cash-Out Performance Options, in each case of clauses (A), (B), (C), (D) and (E), the applicable number of CVRs to which each such holder is entitled pursuant to the Transaction Agreement. The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (pursuant to any Permitted CVR Transfer), upon the written receipt of such information by the Rights Agent.

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(c)        Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the requested transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and the Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Entity any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All CVRs duly transferred in accordance with Section 2.2 that are registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement, and any transfer not duly registered in the CVR Register shall be null and void ab initio.

(d)        A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4      Payment Procedures; Notices.

(a)        If the Milestone is achieved prior to the Milestone Expiration and before the Termination (it being understood that, if the FDA has issued one or more orders that impose a clinical hold on the investigation of the CVR Product for the Indication, the Milestone shall not be deemed achieved unless or until no such order is in effect), then on or prior to the date that is fifteen (15) Business Days following the achievement of the Milestone (such date, the “Milestone Payment Date”), Parent shall (A) deliver to the Rights Agent (x) a written notice indicating that the Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive the Milestone Payment and (y) any letter of instruction reasonably required by the Rights Agent, which shall set forth the Milestone Payment in respect of the Milestone as of the date of the Milestone Notice and (B) deliver to Rights Agent for payment to the Holders who are not Holders of Equity Award CVRs, the aggregate amount in immediately available funds necessary to pay the Milestone Payment Amount to each Holder who is not a Holder of an Equity Award CVR to the account set forth on Annex I hereto, which account information may be updated from time to time by the Rights Agent by prior written notice to Parent (the “Rights Agent Account”). For the avoidance of doubt, the Milestone Payment shall only be due once, if at all, subject to the conditions set forth herein.

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(b)       The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of the Milestone Notice, any letter of instruction reasonably required by the Rights Agent and the Milestone Payment as set forth in Section 2.4(a), send each Holder at its registered address a copy of the Milestone Notice and pay the Milestone Payment Amount to each Holder (other than a Holder of an Equity Award CVR) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the Milestone Notice, or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instruction. Parent will, or will cause its Affiliates to, pay the applicable Milestone Payment Amount to each Holder of an Equity Award CVR within ten (10) Business Days of delivery of the Milestone Notice to the Rights Agent, subject to Section 2.4(c) of this Agreement, through the Company’s or the applicable Affiliate’s payroll.

(c)        Notwithstanding anything herein to the contrary, each of Parent, the Company, the Rights Agent and their respective Affiliates shall be entitled to deduct and withhold from the Milestone Payment Amount or any other amount payable pursuant to this Agreement to any Person such amounts as Parent, the Company, the Rights Agent or such Affiliate is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax Law. With respect to Initial Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through its Affiliates’ payroll system or any successor payroll system. Prior to paying the Milestone Payment Amount to the Holders, the Rights Agent shall provide the opportunity for each Holder to provide a copy of a duly executed IRS Form W-9 or appropriate IRS Form W-8, as applicable, or any other forms or information that the Rights Agent may reasonably request in order to avoid or reduce any applicable withholding amount. Unless otherwise directed by Parent, the Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Entity. To the extent that any amounts are so deducted and withheld and properly timely paid over to the appropriate Tax Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code.

(d)        It is intended that each payment provided under this Agreement with respect to an Equity Award CVR is a separate “payment” for purposes of Section 1.409A-2(b)(2)(i) of the U.S. Treasury Regulations. The parties intend that each payment in respect of an Equity Award CVR is exempt from or in compliance with Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement shall be interpreted and administered in accordance therewith and, to the extent not so exempt, that the payments with respect to Equity Award CVRs comply, and this Agreement be interpreted to the greatest extent possible, as consistent with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) – that is, as “transaction-based compensation.” Therefore, payments under this Agreement may be earned or paid after the fifth (5th) anniversary of the Completion Date. The parties intend to treat each Milestone as a valid performance condition and each respective Milestone Payment as subject to a substantial risk of forfeiture as defined under Section 409A. None of the parties to this Agreement nor any of their employees, directors or representatives make any representation or warranty and shall have no liability to a Holder or transferee or other Person in respect of Section 409A.

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(e)        Any portion of a Milestone Payment Amount delivered to the Rights Agent that remains undistributed twelve (12) months after the date of the delivery of the Milestone Notice will be returned by the Rights Agent to Parent, upon demand, and any Holder will thereafter be entitled to receive, subject to Section 2.4(f), payment of the applicable Milestone Payment Amount, only from Parent, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(f)         None of Parent, any of its Affiliates or the Rights Agent will be liable to any person in respect of any Milestone Payment Amount or portion thereof delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite efforts by the Rights Agent to deliver the Milestone Payment Amount to the applicable Holder pursuant to the Rights Agent’s customary unclaimed funds procedures, such Milestone Payment Amount has not been paid prior to the date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Entity, such Milestone Payment Amount will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(g)        The Rights Agent shall be responsible for information reporting required under applicable Law with respect to the CVRs to the extent required under applicable Law. Parent shall use commercially reasonable efforts to cooperate with the Rights Agent to provide any information in Parent’s possession and not otherwise available to the Rights Agent as is reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(g).

Section 2.5      No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a)       The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)       The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Transaction Agreement or any of their respective Affiliates or Subsidiaries. The rights of the Holders and the obligations of Parent are contract rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property hereunder is the right to receive cash from Parent, if any, through the Rights Agent in accordance with the terms hereof. It is hereby acknowledged and agreed that the CVRs shall not constitute securities of Parent.

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(c)        No fiduciary or similar duties are owed by Parent, its Affiliates, or their respective officers, directors, employees, or agents to any Holder by virtue of this Agreement or the CVRs.

Section 2.6      Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this Section 2.6, including any losses resulting from a default by any bank or financial institution; provided, that in the event the Funds are diminished below the level required for the Rights Agent to make the Milestone Payment Amount (to the extent remaining due) to Holders that are not Holders of Equity Award CVRs, as required under this Agreement, including any such diminishment as a result of investment losses, Parent shall promptly pay additional cash to the Rights Agent in an amount equal to the deficiency in the amount required to make such payments. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, any Holder or any other Person.

Section 2.7      Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its or their sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding or entitled to any Milestone Payment or to count for the purpose of any vote or determination of Acting Holders for purposes of this Agreement.

Section 2.8      Tax Treatment. For U.S. federal, and applicable state and local, income Tax purposes, except to the extent that any portion of any Milestone Payment Amount is required to be treated as imputed interest under applicable Tax Law, the parties hereto intend to treat the Milestone Payments made in respect of the CVRs (other than the Equity Award CVRs) issued in exchange for Company Shares as additional consideration for, or in respect of, such Company Shares pursuant to the Transaction Agreement (and not to treat the issuance of such CVRs to holders of Company Shares as a payment itself), and none of the parties hereto will take any position to the contrary on any Tax Return, or any other filing with a Governmental Entity related to Taxes or for other Tax purposes, except as otherwise required by a Final Determination. The parties hereto intend to treat the Milestone Payments made in respect of Equity Award CVRs as additional compensation for or in respect of the applicable Company Equity Awards (and not to treat the issuance of the CVR to holders of Company Equity Awards as a payment itself). The parties hereto will report imputed interest on such CVRs to the extent required by applicable Law.

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ARTICLE III
THE RIGHTS AGENT

Section 3.1      No Liability. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of its willful or intentional misconduct, bad faith or gross negligence (in each case as determined by a final non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, other than in the case of willful or intentional misconduct, bad faith, fraud or gross negligence (in each case as determined by a final non-appealable judgment of a court of competent jurisdiction), any liability of the Rights Agent under this Agreement will be limited to two (2) times the amount of fees paid (but not including reimbursable expenses) in the twelve (12) months preceding the event for which recovery is sought in connection with this Agreement. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

Section 3.2      Certain Duties and Responsibilities. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent; provided that this Section 3.2 shall not affect the Rights Agent’s obligation to make payments in accordance with and subject to Section 2.4.

Section 3.3      Certain Rights of the Rights Agent.

(a)            The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(i)            the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(ii)           whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

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(iii)          the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any written opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon and that does not constitute gross negligence or willful or intentional misconduct;

(iv)          the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(v)           the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(vi)          the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(vii)         the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(viii)        Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s performance of its duties under this Agreement (excluding any Taxes, interest, penalties or other costs or expenses imposed on the payment of fees hereunder), including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss arising out of or in connection with the execution, administration, exercise and performance of its duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, unless such loss has been determined by a court of competent jurisdiction to have resulted from the Rights Agent’s willful or intentional misconduct, bad faith or gross negligence;

(ix)          Parent agrees (x) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as agreed upon in writing in a fee schedule by the Rights Agent and Parent on or prior to the date hereof, which shall include reimbursement from Parent, for all reasonable, documented and necessary out-of-pocket expenses and disbursements paid or incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance by the Rights Agent of its duties hereunder and (y) to reimburse the Rights Agent for all Taxes and governmental charges (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)); provided that if the Rights Agent determines in good faith that it has received a refund of any Tax or governmental charge borne by Parent pursuant to this clause (y), the Rights Agent shall promptly repay such refund to Parent;

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(x)            no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it reasonably believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(xi)           in the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide written notice to Parent describing in detail the ambiguity or uncertainty it believes exists, and the Rights Agent shall seek clarification. Parent will respond to such request for clarification as promptly as reasonably practicable, and in any event within ten (10) Business Days. If such clarification is not provided within ten (10) Business Days, the Rights Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Parent or any Holder or any other Person for refraining from taking such action, unless and until the Rights Agent receives written instructions from Parent which reasonably eliminate such ambiguity or uncertainty;

(xii)         the Rights Agent shall not be deemed to have knowledge of any event of which it was entitled to receive notice pursuant to the terms of this Agreement, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection with such event, in each case, unless and until such notice has been given in accordance with Section 6.1;

(xiii)        subject to Section 6.3, the Rights Agent may perform any of its duties hereunder either directly or, with the prior written consent of Parent, by or through nominees, correspondents, designees, or subagents; provided, however, that in the event the Rights Agent performs any of its duties hereunder by or through any nominee, correspondent, designee, or subagent, the Rights Agent shall not be liable hereunder for any act, omission, default, neglect or misconduct of such nominee, correspondent, designee, or subagent, as applicable, to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful or intentional misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) in the selection or continued employment thereof;

(xiv)        the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of the Transaction Agreement, nor shall the Rights Agent be required to determine if any Person has complied with the Transaction Agreement, nor shall any additional obligations of the Rights Agent be inferred from the terms of the Transaction Agreement even though reference thereto may be made in this Agreement.

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(xv)         the Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs; and

(xvi)        the recitals or statements of fact contained herein shall be taken as statements of Parent (other than the Rights Agent’s representations, warranties and statements under this Agreement), and the Rights Agent assumes no responsibility for their correctness nor shall it be required to verify the same (other than the Rights Agent’s representations, warranties and statements under this Agreement). The Rights Agent shall be under no responsibility for the validity or sufficiency of this Agreement with respect to any other party hereto or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of the CVRs, nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement or any CVR.

(b)            The obligations of Parent and the rights of the Rights Agent under this Section 3.3, Section 3.1 and Section 3.2 shall survive the Milestone Expiration and the Termination and the resignation, replacement or removal of the Rights Agent.

Section 3.4      Resignation and Removal; Appointment of Successor.

(a)            The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified and such resignation will become effective on the date so specified. Parent has the right to remove Rights Agent at any time by specifying a date when such removal will take effect and such removal will become effective on the date so specified. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)            If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.4(a) or becomes incapable of acting, Parent will as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.5, become the successor Rights Agent.

(c)            Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.5, the successor Rights Agent will cause the notice to be mailed at the expense of Parent; provided that failure to give any notice provided for in this Section 3.4(a), shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be, in each case, in accordance with this Section 3.4.

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(d)            The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure without compensation or reimbursement by Parent or assume any additional liability in connection with the foregoing.

Section 3.5      Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.4(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent and all references to the “Rights Agent” herein shall be deemed to refer to such successor Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.

ARTICLE IV
COVENANTS

Section 4.1      List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the Company Shares, Company Performance Options, Company Restricted Stock Awards, Company RSU Awards or Company Options), the names and addresses of the Initial Holders of CVRs within fourteen (14) days after the Effective Time.

Section 4.2      Additional Covenants.

(a)            From the Effective Time through the earlier of the Milestone Expiration and achievement of the Milestone (the “Milestone Efforts Period”), Parent (i) shall, and shall cause its Subsidiaries, licensees and rights transferees to, use Commercially Reasonable Efforts to achieve the Milestone and (ii) shall not take any action with the sole purpose of preventing or materially delaying the achievement of the Milestone; provided that use of Commercially Reasonable Efforts does not guarantee that Parent will achieve the Milestone by a specific date or at all.

(b)            In the event that the Milestone has not yet been achieved and Parent desires to consummate a Change of Control prior to the Milestone Expiration, solely in the event that the obligations set forth in this Agreement would not continue to be obligations of Parent, Parent will reconfirm its obligations, duties and covenants under this Agreement and, if applicable, will cause the Person acquiring Parent to assume Parent’s obligations, duties and covenants under this Agreement.

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(c)            Subject to the other provisions of this Section 4.2, Parent and its Affiliates shall have the right, in their sole and absolute discretion, to direct and control the research, development (including the clinical trial process), commercialization and other exploitation of the CVR Product and all of the Company’s other pharmaceutical products in all respects, including any determination to test, develop, pursue, market, make any regulatory filings or seek regulatory approval with respect to, commence or continue any sale of, or make any other strategic decisions affecting, the CVR Product and all of the Company’s other pharmaceutical products.

(d)            Notwithstanding anything in this Agreement or otherwise to the contrary (including in any agreement between any of Parent, the Company, any subsidiaries or Affiliates thereof, any shareholder, equity holder or any other counterparty) but without prejudice to the application of the Takeover Rules (to the extent applicable), the only rights and interests of the Holders (or any person seeking the benefit of any CVR) in respect of a CVR shall be those set forth in this Agreement and no Holder (or any person acting on their behalf or for their benefit) may enforce any other right or interest against any person in respect of a CVR.

ARTICLE V
AMENDMENTS

Section 5.1      Amendments without Consent of Holders.

(a)            Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, without the consent of any Holders, for any of the following purposes:

(i)            to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 4.2(b) or Section 6.3;

(ii)           to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)          to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)          as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside of the United States; provided that, in each case, such provisions do not change the Milestone, the Milestone Expiration or the Milestone Payment;

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(v)           to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.4 and Section 3.5;

(vi)         any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, provided that such amendments do not adversely affect the interests of the Holders; or

(vii)         if required, to reduce the number of CVRs in the event any Holder agrees to abandon or renounce such Holder’s rights under this Agreement in accordance with Section 2.7 or Section 6.4.

(b)            Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail at the expense of Parent) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth the terms of such amendment.

Section 5.2      Amendments with Consent of Holders.

(a)            Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)            Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth the terms of such amendment.

Section 5.3      Execution of Amendments. As a condition precedent to executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Notwithstanding anything to the contrary herein, the Rights Agent may, but is not obligated to, enter into any such amendment that materially and adversely affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. Each amendment to this Agreement shall be evidenced by a writing signed by each of the Rights Agent and Parent.

Section 5.4      Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

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ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1      Notices. Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent in writing (including email transmission, to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), to the party to be served as follows:

If to the Rights Agent, to it at:

[●]
[●]
[●]
Telephone:	[●]
Email:	[●]
Attention:	[●]

If to Parent, to it at:

Alkermes plc
Connaught House
1 Burlington Road
Dublin 4, Ireland, D04 C5Y6
Attention:	Secretary
Email:	[***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	James E. Langston; Chelsea N. Darnell
Email:	[***]
[***]

with a copy (which shall not constitute notice) to:

McCann FitzGerald
Riverside One, Sir John Rogerson’s Quay
Dublin 2, D02 X576, Ireland
Attention:	Stephen FitzSimons; Jack Kelly
Email:	[***]
[***]

or such other postal or email address as it may have notified to the other party in writing in accordance with the provisions of this Section 6.1. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (addressee’s local time) on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

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Section 6.2      Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3      Successors and Assigns.

(a)            Parent may assign any or all of its rights, interests and obligations under this Agreement in its sole discretion and without the consent of any other party, (i) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (ii) to any purchaser, transferee, licensee, or sublicensee that is a Qualified Pharmaceutical Company, of substantially all of the Intellectual Property and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and contracts, in each case, (A) held, owned or entered into by Parent or its Subsidiaries immediately after the Effective Time and (B) necessary for the production, development or sale of the CVR Product in the United States; (iii) in compliance with ; or (iv)  with the prior written consent of the Acting Holders, to any other Person (any permitted assignee under clause (i), (ii), (iii) or (iv), an “Assignee”), in each case, provided that the Assignee agrees in writing to assume and be bound by all of the terms of this Agreement and, in the case an assignment described in clause (i), Parent agrees to remain liable for the performance by each Assignee of all obligations of Parent hereunder with such Assignee substituted for Parent under this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee. Subject to compliance with the requirements set forth in with respect to a Change of Control, this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off any business unit or subsidiary. Each of Parent’s Assignees, shall expressly and unconditionally assume by execution of an assumption agreement, executed and delivered to the Rights Agent, all of Parent’s obligations under this Agreement (including the obligation to pay such unpaid Milestone Payment Amounts if and when due hereunder and the obligations of Parent pursuant to Section 4.2(a) with respect to the Milestone) and upon delivery of such assumption agreement in compliance with this Section 6.3 to the Rights Agent, Parent shall have no further obligations under this Agreement.

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(b)            The Rights Agent may not assign this Agreement without Parent’s written consent other than as permitted by this Section 6.3(b). Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3(b) shall be void and of no effect. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.4(b). The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.3(b).

Section 6.4      Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights and immunities of the Rights Agent set forth herein, the Acting Holders are intended to be third-party beneficiaries hereof, and will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights (provided that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 2.4 solely to the extent such payment amount has been finally determined in accordance with this Agreement and has not been paid within the period contemplated by this Agreement). Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. The Acting Holders acting pursuant to this provision on behalf of all Holders shall have no liability to any of the Holders for such actions.

Section 6.5      Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)            In the event any dispute arises out of this Agreement or the transactions contemplated hereby, each of the parties hereto hereby expressly and irrevocably submits to arbitration under the Rules of Arbitration (“Rules”) of the International Chamber of Commerce by an arbitral tribunal consisting of three (3) arbitrators appointed in accordance with the Rules, except as otherwise modified herein. No award or procedural order made in the arbitration shall be published.

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(i)            Each arbitrator shall be a member in good standing of the Bar of the Supreme Court of Delaware for at least 10 years.

(ii)           The arbitration shall be held, and the award shall be rendered, in New York, New York, in the English language.

(iii)          For the avoidance of doubt, by submitting their dispute to arbitration under the Rules, the parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration, the jurisdiction of the arbitral tribunal (including the scope of this agreement to arbitrate and the extent to which a dispute is within that scope), and the procedural conditions for arbitration, shall be finally and solely determined by the arbitral tribunal.

(iv)         The arbitral tribunal shall have the power to grant any remedy or relief that is in accordance with the terms of this Agreement, provided, however, that the arbitral tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this, nor any right or power to award indirect, special, punitive, consequential, exemplary, enhanced or treble damages.

(v)          The parties shall share equally the arbitration administrative fees, the arbitral tribunal member fees and costs, and any other costs associated with the arbitration. Each party shall bear its own costs and attorneys’ fees. The arbitral tribunal shall have no authority to award damages in excess of any limitations set forth in this Agreement.

(c)            Arbitration under this Section 6.5 shall be the sole and exclusive remedy for any dispute, and any award rendered thereby shall be final and binding upon the parties as from the date rendered. Judgment on the award rendered by the arbitral tribunal may be entered in any state or federal court within the State of Delaware (which courts the parties hereby agree have jurisdiction over them to enforce any such award) and any other court having jurisdiction over the relevant party or its assets.

Section 6.6      Severability.

(a)            If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement or, as appropriate, the terms and conditions of this Agreement and the Acquisition, so as to effect the original intent of the parties as closely as possible in an equitable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible in accordance with applicable Law.

(b)            If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair (i) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or (ii) the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

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Section 6.7      Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each party may enter into this Agreement by executing a counterpart and delivering it to the other party (by hand delivery, facsimile process, e-mail or otherwise).

Section 6.8      Termination. This Agreement will automatically terminate and be of no force or effect, the parties hereto will have no liability or obligations hereunder (other than with respect to monies due and owing by Parent to the Rights Agent in respect of the Rights Agents’ services hereunder and any services to be performed by the Rights Agent under Section 2.4(g) hereof), and no payments will be required to be made, upon the earliest to occur of (such time, the “Termination”) (a) the failure to achieve the Milestone before the Milestone Expiration, (b) (i) the mailing by the Rights Agent to the address or (ii) the payment by the Rights Agent by wire transfer of immediately available funds to the account, of each Holder as reflected in the CVR Register the last of the Milestone Payment Amounts (if any) required to be paid under the terms of this Agreement, and (c) the delivery of a written notice of termination duly executed by Parent and the Acting Holders. For the avoidance of doubt, the right of any Holder to receive the Milestone Payment with respect to the Milestone, and any covenants and obligations of Parent (other than pursuant to Section 2.4(d)), shall be irrevocably terminated and extinguished if the Milestone is not achieved before the earlier of the Milestone Expiration and the Termination (it being understood for purposes of this Section 6.8 and solely with respect to the Milestone, that, if the FDA has issued one or more orders that impose a clinical hold on the investigation of the CVR Product for the Indication, the Milestone shall not be deemed achieved unless or until no such order is in effect). Notwithstanding the foregoing, no termination shall affect any rights or obligations accrued prior to the effective date of such termination (including the right of any Holder to receive the Milestone Payments under Section 2.4 to the extent earned prior to the earlier of the Milestone Expiration and the Termination) or Sections 6.4, 6.5, 6.6, 6.7, 6.9, 6.12 or this Section 6.8, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

Section 6.9      Entire Agreement. This Agreement and the Transaction Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Transaction Agreement, then solely with respect to the Rights Agent, this Agreement will govern and be controlling.

Section 6.10      Further Assurances. Subject to the provisions of this Agreement, Parent and the Rights Agent will, from time to time, do all commercially reasonable acts and things and execute and deliver all such further documents and instruments, as Parent and the Rights Agent may reasonably require for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

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Section 6.11      Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics, epidemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor disputes, strikes, or shortages, war or civil unrest, it being understood that such parties shall use commercially reasonable efforts to resume performance as soon as reasonably practicable under the circumstances.

Section 6.12      Legal Holiday. In the event that the Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Milestone Payment Date.

Section 6.13      Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by a valid order of a Governmental Entity of competent jurisdiction or is otherwise required by law or regulation.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ALKERMES PLC

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]